UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________________

AMENDMENT NO. 1

TO

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934
____________________

ACCOUNTABILITIES, INC.
(Exact Name of Registrant as specified in its charter)

Delaware	11-3255619
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification)

195 Route 9 South, Suite 109
Manalapan, New Jersey 07726
 (Address of principal executive offices, including zip code)

(732) 333-3622
(Registrant’s telephone number, including area code)

____________________

Securities to be registered pursuant to Section 12(b) of the Act:

None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $.0001 per share

____________________

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.  BUSINESS

Overview

We are a national provider of diversified staffing, recruiting and consulting services across a variety of industries and sizes of business.  The following summarizes our corporate history and general development:

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Accountabilities, Inc., was originally incorporated as a Delaware corporation named Thermaltec International Corp. in November 1994 and its primary business from inception through July 2001 was the establishment and support of thermal spray coating shops in Latin America.

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In June 2000, Thermaltec acquired Tranventures Industries, Inc., a New York corporation formed to exploit various business opportunities in the transportation and logistics industries in exchange for shares of Thermaltec common stock.

•	In May 2001, Thermaltec changed its name to TTI Holdings of America Corp.

•	In July 2001, TTI Holdings of America divested the thermal spray coating business by way of a spin-off of a wholly owned subsidiary to its shareholders.

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In August 2002, TTI Holdings of America acquired Steam Cleaning USA, Inc., a corporation formed to acquire and expand a steam cleaning business in a reverse acquisition transaction pursuant to which Steam Cleaning USA, Inc. was merged into TTI Holdings of America, and TTI Holdings of America changed its name to Steam Cleaning USA, Inc.

•
On July 1, 2003, Steam Cleaning USA, Inc. acquired all of the outstanding capital stock of Humana Trans Services Holding Corp., a Delaware corporation which, through its subsidiaries, provided employee leasing and benefits processing services and temporary staffing placement solutions to the trucking industry.

•	In August 2003, Steam Cleaning USA, Inc. changed its name to Humana Trans Services Holding Corp.

•	In December 2004, Humana sold its employee leasing and benefits processing business to a third party.

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In June 2005, Humana acquired a business plan concept from Allan Hartley related to the staffing and recruitment of professional employees and, at the same time formed a new subsidiary named Accountabilities Inc. to develop the new business plan and named Mr. Hartley as president of the subsidiary.

•	In July 2005, Humana sold the segment of its staffing business devoted to the trucking industry to an entity controlled by its management team (excluding Mr. Hartley).

•	In October 2005, Accountabilities Inc., the subsidiary of Humana, was merged into Humana and the surviving corporation changed its name to Accountabilities, Inc.

•
In November 2005, Accountabilities acquired the operations of three offices from Stratus Services Group, Inc., a staffing company, in exchange for its agreement to pay to Stratus a percentage of revenues of the acquired business for a period of 36 months.

•	In March 2006, Accountabilities acquired the operations of five offices from US Temp Services, Inc., a staffing company, for a purchase price of $1,723,000.

•	In February 2007, Accountabilities acquired substantially all of the business and assets of ReStaff Services, Inc., a staffing company, for a total purchase price of $4,710,000.

We maintain our headquarters at 195 Route 9 South, Manalapan, New Jersey 07726 and our phone number is (732) 333-3622.

Services Offerings and Markets

Our service offerings are as follows:

•	CPA Partner on Premise Program
In June 2005 we acquired the business model and concept of Allan Hartley (who later was appointed our President) which was to become our CPA Partner on Premise Program. Through our Partner on Premise Program, we have agreements with leading regional public accounting firms to function as our sales and marketing presence in pre-defined markets.  These public accounting firms offer to provide our non-attest related finance and accounting services to their current client base as well as any other client in the pre-defined market area.  This relationship provides us with the ability to provide our professional accounting and finance services immediately to an established client base in that market, and to co-brand, utilizing the recognized name of the public accounting firm as well as our name in the solicitation of new clients, while the public accounting firm derives both an additional source of revenue as well as the ability to provide these additional services to its clients.  As of December 31, 2007 we had agreements with nine different regional public accounting firms, which through December 31, 2007 have historically generated less than 10% of our total revenues.  We believe that the benefits we derive from these agreements include:

•	the use of a recognized and trusted CPA brand, which we believe is a significant market differentiator versus competitors;
•	accelerated market presence through the immediate access to the CPA firm clients; and
•	a significant reduction in start-up costs associated with developing new offices and markets.

While the CPA Firm acts as a marketing and sales arm for us and provides us access to its client base, we retain control of the clients, employees, systems and processes.  We provide, among other things, industry expertise, business plans, market analysis, management and technical services, back office support, including enterprise-wide financial, accounting and human resources systems, personnel and assistance in training to our CPA Partners.  As compensation, the CPA firm receives a commission equal to the profits calculated by us, less 10% of the revenues which is retained by us.

•	Direct Professional Services
Our Direct Professional Services include Staff Augmentation and Consulting Services.  Staff Augmentation services include executive search, interim contract and project management in the areas of Accounting and Finance, IT/Technology, Engineering, Biotechnology and Biopharmaceutical.  Consulting services include accounting and finance consulting services in the areas of Sarbanes-Oxley compliance, mergers and acquisitions, corporate reorganizations, information systems and tax related matters.  We provide these services directly through the operations of our two wholly owned offices and national network of consultants and through our CPA Partner on Premise Program whereby our services are marketed and sold through our network of affiliated CPA firms.  Management’s intention is to continue to expand on the provision of direct professional services which generally produce gross margins averaging between 30% to 50% at the job level versus those of general temporary staffing, such as in our Staffing Abilities service offering, which typically average between 10% to 20% at the job level.  Direct professional services to be emphasized include those in the fields of accounting and information technology, which we have begun marketing through our CPA Partner on Premise Program affiliated CPA firms, as well as marketing directly to clients.  Additionally, we intend to explore cross-selling opportunities with our Staffing Abilities clients.  Through September 30, 2007 direct professional services have historically constituted less than 20% of our revenues.

•	Staffing Abilities
We provide general temporary staffing in the areas of light industrial services and administrative support to a diverse range of clients ranging from sole proprietorships to Fortune 500 companies. Light industrial includes assignments for warehouse work, manufacturing work, general factory and distribution. Administrative support services include placements satisfying a range of general business needs including data entry processors, customer service representatives, receptionists and general office personnel.

Services are offered through the operation of branch offices located in key markets across the country, under the oversight of branch and district managers and regional vice presidents. We believe that a physical presence in the relevant market is key to understanding the needs of our clients and to obtaining the necessary employees. Branch and regional managers enjoy a high degree of autonomy in the marketing of services at the local level, the hiring of employees and client relations.

The Staffing Abilities business has grown largely through the acquisition of established offices from general staffing companies, such as those acquired from Stratus Services Group, Inc., US Temp Services, Inc. and ReStaff Services, Inc. as explained in more detail in the section of this registration statement captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Mergers and Acquisitions.”  The Staffing Abilities service offerings have provided us with a predictable source of revenues to aid in supporting the growth of our CPA Partner on Premise Program and Direct Professional Service offerings, and functions as a potential client base for which to cross-sell higher margin professional services.  Although we currently intend to emphasize the growth of higher margin direct professional services, we intend to continue to provide the Staffing Abilities services for the foreseeable future, and to continue to explore ways to profitably grow our Staffing Abilities business.

We also augment revenues from the above lines of business with the following:

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National Recruiting Center – Through our national recruiting center, we receive and complete job orders for candidates for any market in the U.S.  Through this center, we also obtain overflow orders from our CPA firm affiliates and orders outside of their designated area, splitting the fees 50/50, thereby further capitalizing on our CPA relationships, but at higher margins than those derived through our Partner on Premise agreements.

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Job Board – Through our job board, AccountingEmployees.com, we are able to capitalize on what we believe is one of the fastest growing segments of the staffing industry.  CPA members post jobs for free while all other postings are fee based.

Organization

Management of our staffing and consulting services operations is coordinated from our headquarters in Manalapan, New Jersey, which provides support and centralized services to our offices in the administrative, marketing, public relations, accounting and training areas. As of December 31, 2007, we conducted our operations in 11 states, including, New Jersey, New York, Massachusetts, Connecticut, Pennsylvania, Maryland, Georgia, Florida, Mississippi, Colorado and California through 13 offices and nine different Partner on Premise Agreements covering 16 different locations.

Competition

Our professional staffing services face competition in attracting clients as well as skilled specialized employment candidates.  In providing professional staffing services, we operate in a competitive, fragmented market and compete for clients and associates with a variety of organizations that offer similar services.  Our principal competitors include:

•	consulting firms;

•	local, regional and national accounting firms;

•	independent contractors;

•	traditional and Internet-based staffing firms and their specialized divisions; and

•	the in-house resources of our clients.

We compete for clients on the basis of the quality of professionals, the timely availability of professionals with requisite skills, the scope and price of services, and the geographic reach of services. Although we believe we compete favorably with our competitors, many of our competitors have significantly greater financial resources, generate greater revenues and have greater name recognition than we do.

The general temporary staffing and professional services industries, including the services offered through our CPA Partner on Premise Program, are highly competitive with few barriers to entry.  We believe that the majority of companies offering these services are local, full-service or specialized operations with less than five offices.  Within local markets, typically no single company has a dominant share of the market.  We also compete for qualified candidates and customers with larger, national full-service and specialized competitors in local, regional, national and international markets.  Competitors offering general temporary staffing services nationally, similar to our Staffing Abilities services include companies such as Adecco SA, Spherion Corporation (commercial staffing segment), Kelly Services, Inc., Manpower Inc., Remedy Intelligent Staffing, Express Personnel Services, Inc., and Randstad North America.  Competitors offering professional services on a national level similar to our Direct Professional Services include Resources Connection, Inc., Robert Half International, Inc., KForce, Inc. and MPS Group, Inc.  Many of our principal competitors have greater financial, marketing and other resources than us.  In addition, there are a number of medium-sized firms which compete with us in certain markets where they may have a stronger presence, such as regional or specialized markets.

We believe that the competitive factors in obtaining and retaining customers include understanding customers’ specific job requirements, providing qualified temporary personnel and permanent placement candidates in a timely manner, monitoring quality of job performance and pricing of services.  We believe that the primary competitive factors in obtaining qualified candidates for temporary employment assignments are wages, benefits and flexibility and responsiveness of work schedules.

Employees

We have approximately 85 full-time staff employees.  We placed approximately 10,699 employees on temporary assignments with clients during fiscal year ended September 30, 2007.  All of the employees on temporary assignments and all but approximately 17 full time employees are provided to us under an employee leasing arrangement with Tri-State Employment Services, which is the statutory employer and which arranges for workers compensation insurance coverage for the employees.  This arrangement allows us to mitigate certain insurance risks and obtain employee benefits at more advantageous rates.  Employees are leased from Tri-State based upon agreed upon rates which are dependent upon the individual employee’s compensation structure.   The agreement had an initial term of one year which expired in January 2007.  We are responsible for the hiring, termination, compensation structure, management, supervision and otherwise overall performance and day to day duties of the leased employees.  We have continued the arrangement with Tri-State on the same terms contained in the original agreement.  Either party may terminate the agreement at any time.  As of March 2, 2008, Tri-State owned approximately 25.6% of our outstanding common stock.

ITEM 1A.  RISK FACTORS

The professional staffing and workforce solutions business conducted by us has a limited operating history, which limits the availability of information to evaluate the business.

We commenced our professional staffing and workforce solutions business in June 2005.  As a result, shareholders and prospective investors will have limited operating and financial information to evaluate our historical performance and future prospects.  We face the risks and difficulties of an early-stage company, including uncertainties of market acceptance, competition, cost increases and delays in achieving business objectives.  There can be no assurance that we will succeed in addressing any or all of these risks, and the failure to do so would have a material adverse effect on our business, financial condition and operating results.

If we fail to execute our acquisitions or investments, our business could suffer.

We have supplemented our internal growth through acquisitions and may do so in the future through acquisitions, investments or joint ventures.  We evaluate potential acquisitions, investments and joint ventures on an ongoing basis.  Our acquisitions and investments pose many risks, including:

•	We may not be able to compete successfully for available acquisition candidates, complete future acquisitions or investments or accurately estimate their financial effect on our business;

•	Future acquisitions, investments or joint ventures may require us to issue additional common stock, spend significant cash amounts or decrease our operating income;

•	We may have trouble integrating the acquired business and retaining its personnel;

•	Acquisitions, investments or joint ventures may disrupt business and distract management from other responsibilities; and

•	If our acquisitions or investments fail, our business could be harmed.

•
Completing such acquisitions will be limited by our ability to negotiate purchase terms and/or obtain third party financing on terms acceptable to us, given our current working capital deficit, as discussed below, and our current inability to finance such acquisitions through current cash flows.  There can be no assurance that we will be able to negotiate such acceptable purchase terms or third party financing.

We may acquire additional companies, which may result in adverse effects on our earnings.

We may at times become involved in discussions with potential acquisition candidates.  Any acquisition that we may consummate may have an adverse effect on our liquidity and earnings and may be dilutive to our earnings.  In the event that we consummate an acquisition or obtain additional capital through the sale of debt or equity to finance an acquisition, shareholders may experience dilution in their equity.  We previously obtained growth through acquisitions of other companies and businesses.  Under Statements of Financial Accounting Standards No.141, Business Combinations (SFAS No.141) and No. 142 Goodwill and Other Intangible Assets (SFAS No. 142) implemented in June 2001, we are required to periodically review goodwill and indefinite life intangible assets for possible impairment.  In the event that we are required to write down the value of any assets under these pronouncements, it may materially and adversely affect our earnings.

Our management may be unable to effectively integrate acquisitions and to manage growth, and may be unable to fully realize any anticipated benefits of these acquisitions.

Our business strategy includes growth through both acquisitions and internal development.  We are subject to various risks associated with our growth strategy, including the risk that we will be unable to identify and recruit suitable acquisition candidates in the future or to integrate and manage the acquired companies.  Acquired companies’ histories, geographical locations, business models and business cultures can be different from ours in many respects.  Senior management may face significant challenges in our efforts to integrate our businesses and the business of the acquired companies or assets, and to effectively manage continued growth.  There can be no assurance that efforts to integrate the operations of any acquired assets or companies acquired in the future will be successful, that we can manage its growth or that the anticipated benefits of these proposed acquisitions will be fully realized.  The dedication of management resources to these efforts may detract attention from day-to-day business.  There can be no assurance that there will not be substantial costs associated with these activities or of the success of the integration efforts, either of which could have a material adverse effect on our operating results.

We may be subject to successor liability as a result of acquisitions we have made.

The growth of our business has been partially a result of acquisitions we made in fiscal 2006 and 2007, including our acquisition of three general staffing offices from Stratus Services Group, Inc., five general staffing offices from U.S. Temp Services, Inc. and three general staffing offices of ReStaff Services, Inc.  Although we have endeavored to structure these transactions to minimize exposure to unassumed liabilities, it is possible that under common law and certain statutes that creditors of the entities that sold us these operations could attempt to assert that we have successor liability for obligations of the sellers.  Even if any such claim was unsuccessful, it could be costly to defend and have an adverse effect on our financial condition and results of operations.

Our ultimate liability for unremitted payroll taxes may materially exceed our currently recorded estimated liability.

We have been notified by the IRS and certain state taxing authorities that a subsidiary which ceased operating at the end of 2004 has accumulated liabilities for unremitted payroll taxes related to the calendar year 2004.  Consequently we have recorded a liability of $700,000 representing the amount management believes will ultimately be payable for this liability based upon our knowledge of current events and circumstances.  However, there can be no assurance that future events and circumstances will not result in an ultimate liability, including penalties and interest, materially in excess of our current estimate.

We may be exposed to employment-related claims and costs that could materially adversely affect our business.

Due to the nature of our business of placing workers in the workplace of other businesses on a temporary or permanent basis we are subject to a large number of laws and regulations relating to employment.  The risks related to engaging in such business include but are not limited to:

•	claims of discrimination and harassment,

•	violations of wage and hour laws,

•	criminal activity,

•	claims relating to actions by customers including property damage and personal injury, misuse of proprietary information and misappropriation of assets, and

•	immigration related claims.

In addition, some or all of these claims may give rise to litigation, which could be time-consuming to our management, and therefore, could have a negative effect on our business.  In some instances, we have agreed to indemnify our customers against some or all of these types of liabilities.  We have policies and guidelines in place to help reduce our exposure to these risks and have purchased insurance policies against certain risks in amounts that we currently believe to be adequate.  However, there can be no assurance that our insurance will be sufficient in amount or scope to cover these types of liabilities or that we will be able to secure insurance coverage for such risks on affordable terms.  Furthermore, there can be no assurance that we will not experience these issues in the future or that they will not have a material adverse effect on our business.

Should our arrangement with Tri-State terminate we cannot be assured that we would be able to secure a comparable employee leasing provider or workers compensation insurance on affordable terms.

We lease the majority of our workers from Tri-State Employment Services, Inc., a professional employment organization and major shareholder of our company.  We lease employees in order to mitigate certain insurance risks and obtain greater employee benefits at more advantages rates via Tri-State’s much larger scale.  Through this agreement with Tri-State, Tri-State is the statutory employer, whereas we are responsible for the hiring, termination, compensation structure, management, supervision and otherwise overall performance and day to day duties of all employees.  Employees are leased from Tri-State based upon agreed upon rates which are dependent upon the individual employee’s compensation structure, as agreed to between us and the employee.  Should our arrangement with Tri-State terminate we cannot be assured that we would be able to secure a comparable leasing provider at agreeable rates.  Should we be unsuccessful at finding a comparable employee leasing provider we cannot be assured that we would be able to secure required workers compensation insurance on affordable terms.  The failure to obtain a comparable employee leasing provider or workers compensation insurance at affordable rates would possibly require significant working capital requirements which are not currently necessary.  In addition, there can be no assurance that we will be successful at passing these increased costs to our clients which may reduce our profit margins.

We depend on the services of an outside consultant and our business could suffer if such services become unavailable.

We have relied upon the services of Pylon Management, Inc. in connection with identifying and completing acquisition transactions, as well as integrating the acquired operations into our company and other matters.  Our business could be adversely affected if Pylon Management, Inc terminated its consulting relationship with us.

We bear the risk of nonpayment from our clients and the possible effects of bankruptcy filings by clients.

To the extent that any particular client experiences financial difficulty, or is otherwise unable to meet its obligations as they become due, our financial condition and results of operations could be adversely affected.  For work performed prior to the termination of a client agreement, we are obligated to pay the agreed upon fees to our employees leasing provider Tri-State, whether or not our client pays us on a timely basis, or at all.  A significant increase in uncollected account receivables may have a material adverse effect on our earnings and financial condition.

Our failure to remain competitive could harm our business.

Our business is highly competitive.  We compete with larger companies that have greater name recognition, financial resources and larger staffs.  We also compete with smaller, more specialized entities who are able to concentrate their resources on particular areas. To remain competitive, we must provide superior service and performance on a cost-effective basis to customers.  Any failure to do so could have a material adverse effect on our business.

Any significant economic downturn could result in our customers using fewer staffing and consulting services, which could materially adversely affect our business.

Demand for staffing and consulting services is significantly affected by the general level of economic activity.  As economic activity slows, many customers reduce their utilization of temporary employees before undertaking layoffs of their regular full-time employees.  Further, demand for permanent placement services also slows as the labor pool directly available to our customers increases, making it easier for them to identify new employees directly.  Typically, we may experience increased pricing pressures from competitors during periods of economic downturn, which could have a material adverse effect on our financial condition.  Additionally, in geographic areas where we derive a significant amount of business, a regional or localized economic downturn could adversely affect our operating results and financial position.

The loss of any of key personnel could harm our business.

Our future financial performance is significantly impacted by our ability to attract, motivate and retain key management personnel.  Competition for qualified management personnel is very competitive and in the event that we experience turnover in senior management positions, we cannot assure you that we will be able to recruit suitable replacements on a timely basis.  We must also successfully integrate all new management and other key positions within our organization to achieve our operating objectives.  Even if we are successful, turnover in key management positions could temporarily harm financial performance and results of operations until the new management becomes familiar with our business.

Our success depends in large part on our ability to attract and retain qualified temporary and permanent personnel.

Our success depends on our ability to provide clients with highly qualified and experienced personnel who possess the skills and experience necessary to satisfy their needs.  Such individuals are in great demand, particularly in certain geographic areas, and are likely to remain a limited resource for the foreseeable future.  Consequently, we must continuously evaluate and upgrade our base of available qualified personnel to keep pace with changing customer needs and emerging technologies.  Furthermore, a substantial number of our temporary employees during any given year will terminate their employment with us and accept regular staff employment with our customers.   There can be no assurance that qualified candidates will continue to be available to us in sufficient numbers and on acceptable terms. The failure to identify, recruit, train and place candidates as well as retain qualified temporary employees over a long period of time could materially adversely affect our business.

Operating as a public company will increase costs, and our management will be required to devote substantial time to new compliance initiatives.

As a result of operating as a public company, we will incur significant legal, accounting and other expenses that we did not incur as a non-reporting company.  In addition, the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley, as well as rules subsequently implemented by the Securities and Exchange Commission, or the SEC, have imposed various new requirements on public companies, including requiring changes in corporate governance practices.  Our management and other personnel will need to devote a substantial amount of time to these new compliance initiatives.  Moreover, these rules and regulations will increase legal and financial compliance costs and will make some activities more time-consuming and costly.  For example, our management expects these new rules and regulations to make it more difficult and more expensive to obtain director and officer liability insurance, and our management may be required to accept reduced policy limits and coverage.  These rules and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, board committees or as executive officers.

In addition, Sarbanes-Oxley requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures.  In particular, beginning with our Annual Report for the fiscal year ended September 30, 2008, we expect to be required to furnish a report by our management on our internal control over financial reporting.  Further, we expect that our external auditors will be required to audit our internal control over financial reporting report and include their attestation on that report in our annual report on Form 10-K starting from the annual report for the 2009 fiscal year.  The process of fully documenting and testing internal control procedures in order to satisfy these requirements will result in increased general and administrative expenses and may shift management time and attention from profit-generating activities to compliance activities.  Furthermore, during the course of our internal control testing, we may identify deficiencies which we may not be able to remediate in time to meet the reporting deadline under Section 404.

In anticipation of becoming a fully reporting public company and in order to respond to additional regulations applicable to public companies, such as Section 404, our management anticipates hiring additional finance and accounting personnel in the future.  Some of these positions require candidates with public company experience, and we may be unable to locate and hire such individuals as quickly as needed, if at all.  In addition, new employees will require time and training to learn a new business and operating processes and procedures.  If the finance and accounting organization is unable for any reason to respond adequately to the increased demands that will result from being a public company, the quality and timeliness of financial reporting may suffer, which could result in identification of internal control weaknesses.  Any consequences resulting from inaccuracies or delays in our reported financial statements could have an adverse effect on the trading price of our common stock as well as an adverse effect on our business, operating results, and financial condition.

Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the NASD, the SEC or other regulatory authorities, which would require additional financial and management resources.

Securities and Exchange Commission rules concerning sales of low-priced securities may hinder re-sales of our common stock.

Our common stock is currently subject to the low-priced security or so-called penny stock rules that impose additional sales practice requirements on broker-dealers who sell such securities.  For any transaction involving a penny stock the rules require, among other things, the delivery, prior to the transaction, of a disclosure schedule required by the Commission relating to the penny stock market.  The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities.  Finally monthly statements must be sent disclosing recent price information for the penny stocks held in the customer’s account.  As a result, the market liquidity for our common stock could be severely affected and the regulations relating to penny stocks could limit the ability of broker-dealers to sell our common stock.

Our common stock has been thinly traded on the Over-the-Counter Pink Sheets, which may not provide liquidity for our shareholders.

There may be limited liquidity in our common stock and its price may be subject to fluctuation.  Our common stock is quoted on the Over-the-Counter Pink Sheets.  The Over-the-Counter Pink Sheets are an inter-dealer, over-the-counter market that provides significantly less liquidity than the stock market or national or regional exchanges.  Securities traded on the Over-the-Counter Pink Sheets are usually thinly traded, highly volatile, have fewer market makers and are not followed by analysts.  The Securities and Exchange Commission’s order handling rules, which apply to listed securities do not apply to securities quoted on the Over-the-Counter Pink Sheets.  Quotes for stocks included on the Over-the-Counter Pink Sheets are not listed in newspapers.  Therefore, prices for securities traded solely on the Over-the-Counter Pink Sheets may be difficult to obtain and holders of our securities may be unable to resell their securities at or near their original acquisition price, or at any time.

Investors must contact a broker-dealer to trade Over-the-Counter Pink Sheets securities.  As a result, shareholders may not be able to buy or sell our securities at the times that they may wish.

Even though our common stock is quoted on the Over-the-Counter Pink Sheets, the Over-the-Counter Pink Sheets may not permit our investors to sell securities when and in the manner that they wish.  Because there are no automated systems for negotiating trades on the Over-the-Counter Pink Sheets, they are conducted via telephone.  In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders.  Therefore, when investors place market orders to buy or sell a specific number of shares at the current market price it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and its execution.

We have significant working capital requirements and have historically been heavily reliant upon the issuance of debt, including debt from related parties, to meet these working capital requirements.

Historically, we have experienced negative working capital balances and as of December 31, 2007 had negative working capital of ($3,491,000).

We require significant amounts of working capital to operate our business and to pay expenses relating to employment of temporary employees.  Temporary personnel are generally paid on a weekly basis while payments from customers are generally received 30 to 60 days after billing.  As a result, we must maintain sufficient cash availability to pay temporary personnel prior to receiving payment from customers.  We finance our operations primarily through sales of our receivables to a financial institution, issuance of debt, including debt issued to related parties, and also through cash generated by operating activities.

Under the terms of our receivable sale agreement the maximum amount of trade receivables that can be sold is $8,000,000, for which the purchaser advances 90% of the assigned receivables’ value upon sale, and 10% upon final collection.  As collections reduce previously sold receivables, we may replenish these with new receivables.  The risk we bear from bad debt losses on trade receivables sold is retained by us and receivables sold which become greater than 90 days old can be charged back to us by the purchaser.  Any such increase in trade receivables older than 90 days and charged back would decrease amounts available for working capital purposes and could have an adverse effect on liquidity and financial condition.

As of September 30, 2007, we owed $576,000 under promissory notes that are past due or which are due upon demand, $402,000 of which is due to related parties.

We have, in the past, been required to aggressively manage our cash to ensure adequate funds to meet working capital requirements and to service debt. Such steps included working to improve collections and adjusting the timing of cash expenditures, reducing operating expenses where feasible and working to generate cash from a variety of other sources.

We have historically experienced periods of negative cash flow from operations and investment activities.  Any such increase or sustained negative cash flows would decrease amounts available for working capital purposes and could have an adverse effect on our liquidity and financial condition.

There is no assurance that we will generate the necessary net income or operating cash flows to meet the funding needs of our business in the future due to a variety of factors, including the cyclical nature of the staffing and professional services industry and the other factors discussed in this “Risk Factors” section.  If we are unable to do so, our liquidity would be adversely affected and we would consider taking a variety of actions, including: attempting to reduce  fixed costs (for example, reducing the size of our administrative work force), curtailing or reducing planned capital additions, raising additional equity, borrowing additional funds, refinancing existing indebtedness or taking other actions.   There can be no assurance, however, that we will be able to successfully take any of these actions, including adjusting expenses sufficiently or in a timely manner, or raising additional equity, increasing borrowings or completing refinancing on any terms or on terms that are acceptable to us.  Our inability to take these actions as and when necessary would materially adversely affect our liquidity, results of operations and financial condition.

We have historically been, and may continue to be, heavily reliant upon financing from related parties which presents potential conflicts of interest.

We have historically obtained financing from related parties including major shareholders, directors and officers, in the form of both debt and equity securities issued to finance working capital, growth and acquisitions.  These related parties have the ability to exercise significant control over the financing decisions of the Company, which may present conflicts of interest regarding the choice of parties to obtain financing from, as well as the terms of financing instruments that we enter into with them, and as a result, no assurance can be given that the terms of financing transactions with related parties are or will be as favorable as those that could be obtained in arms-length negotiations with third parties.

Stockholder's may experience future dilution in ownership due to possible future equity issuances, the exercise of outstanding warrants, the conversion of existing convertible debt securities, and the conversion of existing debt to equity in connection with certain restructuring activities.

As of February 29, 2008, we have existing convertible debt securities representing a maximum number of common shares issuable upon conversion of 822,154, and outstanding warrants to issue 165,786 shares of common stock.  We are also in negotiations to further reduce our debt through restructurings which may include further conversions of outstanding debt to equity, and are also in discussions to obtain further financing, which may include the issuance of additional equity.  Additional issuances of common stock will subject our stockholders to dilution and reduce their percentage interest in our company.

ITEM 2.  FINANCIAL INFORMATION

We are providing the following selected financial data, which has been derived from the unaudited financial statements for the three months ended December 31, 2007 and 2006, as well as the financial statements for the fiscal years ended September 30, 2007 and 2006, and the period from June 9, 2005 (Date of Inception) through September 30, 2005, which have been audited by Miller, Ellin & Company, LLP, independent public accountants.  The selected financial data for the three months ended December 31, 2007 and 2006, in the opinion of management, reflect all adjustments of a normal, recurring nature necessary for a fair presentation of financial position and results of operations.  The results of operations for the interim periods may not necessarily be indicative of the results of operations that can be anticipated for an entire year. The following information should be read in conjunction with  "Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included elsewhere in this registration statement.

Statements of Operations Data

					For the Period
					From June 9, 2005
	Three Months Ended		Year Ended		(Date of Inception) to
	December 31, 2007	December 31, 2006	September 30, 2007	September 30, 2006	September 30, 2005
	(unaudited)	(unaudited)

Revenues	$18,148,000	$11,909,000	$57,581,000	$34,088,000	$-
Income (loss) from operations	$359,000	$133,000	$721,000	$126,000	$(91,000)
Net income (loss)	$45,000	$(72,000)	$(174,000)	$(372,000)	$(91,000)

Basic and diluted net income (loss) per share	$0.00	$(0.01)	$(0.01)	$(0.04)	$(0.03)

Shares used in basic per share calculations	16,884,000	13,878,000	15,515,000	8,792,000	2,960,000
Shares used in diluted per share calculations	17,142,000	13,878,000	15,515,000	8,792,000	2,960,000

Balance Sheet Data

	As of
	December 31, 2007	September 30, 2007	September 30, 2006
	(unaudited)

Total assets	$8,444,000	$8,819,000	$4,073,000
Long-term debt including current portion	$5,004,000	$5,228,000	$1,614,000
Total stockholders’ equity (deficit)	$502,000	$450,000	$(460,000)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with our financial statements and the related notes and other financial information included in this registration statement.  In addition to historical financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs.  Our actual results could differ materially.  Factors that could cause or contribute to these differences include those discussed below and elsewhere in this registration statement, particularly in "Risk Factors."

Overview

Background and Description of the Company

We were incorporated in November 1994 under the laws of the State of Delaware under the name Thermaltec International, Corp.  On May 18, 2001, we changed our name to TTI Holdings of America Corp.  From our inception until July 2001, we were primarily engaged in the thermal spray coating industry in the United States and Costa Rica.  In July 2001, we discontinued the operations of our thermal spraying business.  In August 2002, in anticipation of a merger which did not occur, we merged with a newly formed wholly owned subsidiary, Steam Cleaning USA Inc., and simultaneously changed our name to Steam Cleaning USA, Inc.  In July 2003, we acquired all of the outstanding common stock of Humana Trans Services Holding Corp, in exchange for substantially all of the outstanding shares of Steam Cleaning USA, Inc. and as a result changed our name to Humana Trans Services Holding Corp. and at which point our primary business operations then consisted of i) providing employee leasing and benefits processing services to clients and ii) temporary staffing solutions to the trucking industry.  On or about December 31, 2004 we sold the employee leasing and benefit processing business to a third party.  In July 2005, we sold the segment of our business devoted to the trucking industry to an entity controlled by our management team.  On June 9, 2005 (the Date of Inception) we formed a new subsidiary, Accountabilities, Inc. for the purpose of acquiring a business plan and concept related to the staffing and recruitment of professional employees.  Operations related to the business of Accountabilities, Inc. began on September 1, 2005.  In October 2005,  we merged Accountabilities, Inc. into the parent, Humana Trans Services Holding Corp. and changed our name to Accountabilities, Inc.  All references to the business of our Company prior to the Date of Inception are hereinafter referred to as “the Humana Businesses”.

Our objective is to provide both niche professional services as well as general staffing services to the business community.  Niche professional services include project management, interim contract, consulting and executive search, in the areas of accounting, information technology, engineering, biotechnology and biopharmaceutical.  General temporary staffing services are provided to a variety of clientele in the areas of clerical and light industrial services.  As of December 31, 2007, we provide these services in key markets across the United States, through the operation of 13 offices in 11 states and through cooperative sales and marketing arrangements with nine different regional public accounting firms through our Partner on Premise Program.  A more detailed description of our service offerings is as follows:

▪	CPA Partner on Premise Program
Through our Partner on Premise Program, we have agreements with leading regional public accounting firms to function as our sales and marketing presence in pre-defined markets.  These public accounting firms offer to provide our non-attest related finance and accounting services to their current client base as well as any other client in the pre-defined market area.  This relationship provides us with the ability to provide our professional accounting and finance services immediately to an established client base in that market, and to co-brand, utilizing the recognized name of the public accounting firm as well as ours in the solicitation of new clients, while the public accounting firm derives both an additional source of revenue as well as the ability to provide these additional services to their clients.  As of December 31, 2007 we have agreements with nine different regional public accounting firms, which to date through December 31, 2007 have historically generated less than 10% of our total revenues.  While the CPA Firm acts as a marketing and sales arm for us and provides access to their client base, we retain control of the clients, employees, systems and processes.  We provide, among other things, industry expertise, business plans, market analysis, management and technical services, back office support, including enterprise-wide financial, accounting and human resources systems, personnel and assistance in training to our CPA Partners.  As compensation, the CPA firm receives a commission equal to the profits calculated by us, less 10% of the revenues which is retained by us.

▪              Direct Professional Services
Our Direct Professional Services include Staff Augmentation and Consulting Services.  Staff Augmentation services include executive search, interim contract and project management in the areas of Accounting and Finance, IT/Technology, Engineering, Biotechnology and Biopharmaceutical.  Consulting services include accounting and finance consulting services in the areas of Sarbanes-Oxley compliance, mergers and acquisitions, corporate reorganizations, information systems and tax related matters.  We provide these services directly through the operations of our two wholly owned offices and national network of consultants and through our CPA Partner on Premise Program whereby our services are marketed and sold through our network of affiliated CPA firms.  Management’s intention is to continue to expand on the provision of direct professional services which typically produce gross margins averaging between 30% to 50% at the job level versus those of general temporary staffing, such as in our Staffing Abilities service offering, which typically average between 10% to 20% at the job level.  Direct professional services to be emphasized include those in the fields of accounting and information technology, which we have begun marketing through our CPA Partner on Premise Program affiliated CPA firms, as well as marketing directly to clients.  Additionally, management intends to explore cross-selling opportunities with our Staffing Abilities clients.  Through December 31, 2007 direct professional services have historically constituted less than 20% of our revenues.

▪	Staffing Abilities
We provide general temporary staffing in the areas of light industrial services and administrative support to a diverse range of clients ranging from sole proprietorships to Fortune 500 companies.  Light industrial includes assignments for warehouse work, manufacturing work, general factory and distribution.  Administrative support services include placements satisfying a range of general business needs including data entry processors, customer service representatives, receptionists and general office personnel.  The Staffing Abilities business has grown largely through the acquisition of established offices from general staffing companies, such as those from Stratus Services Group, Inc., US Temp Services, Inc and ReStaff Services, Inc. as explained in more detail elsewhere in this document.  Through December 31, 2007, the Staffing Abilities service offering has historically constituted approximately 80% of our revenues.  The Staffing Abilities service offerings have provided us with a predictable source of revenues to aid in supporting the growth of our CPA Partner on Premises Program and Direct Professional Service offerings, and functions as a potential client base from which to cross-sell higher margin professional services.  Although management currently intends to emphasize the growth of higher margin direct professional services, management currently intends to continue to provide our Staffing Abilities services for the foreseeable future, and to continue to explore ways to profitably grow our Staffing Abilities business.

We also augment revenues from the above lines of business with the following:

▪
National Recruiting Center – Through our national recruiting center, we receive and complete job orders for candidates for any market in the U.S.  Through this center, we also obtain overflow orders from our CPA firm affiliates and orders outside of their designated area, splitting the fees 50/50, thereby further capitalizing on our CPA relationships, but at higher margins than those derived through our Partner on Premise agreements.

▪
Job Board – Through our job board AccountingEmployees.com, we are able to capitalize on one of the fastest growing segments of the staffing industry.  CPA members post jobs for free while all other postings are fee based.

The contribution of each service offering to net income is primarily dependent on the respective gross margin provided by each offering, which is described above.  The Staffing Abilities service offerings, although producing lower margins, currently comprise the largest component of our revenue at approximately 80%, and consequently the largest component of our gross profit.   Additionally, these service offerings are more mature and we are not currently incurring significant amounts of up front expenses or capital expenditure towards future growth as we are to develop our other service offerings.  In our CPA Partner on Premise and Direct Professional Services offerings, which together currently comprise approximately 20% of our revenue, we have incurred and expect to continue to incur for the foreseeable future, up front expenditures in senior management, consultants and other client service associates, development of processes and procedures, and marketing expenditures in order to build the necessary infrastructure and brand awareness in anticipation of future revenue growth from these service offerings.

Our future profitability and rate of growth, if any, will be directly affected by our ability to continue to expand our service offerings at acceptable gross margins, and to achieve economies of scale, through the continued introduction of differentiated marketing and sales channels, such as our CPA Partner on Premise Program, and through the successful completion and integration of acquisitions.  Our ability to sustain profitability will also be affected by the extent to which we must incur additional expenses to expand our sales, marketing, and general and administrative capabilities to expand our business.  The largest component of our operating expenses is personnel costs.  Personnel costs consist of salaries, benefits and incentive compensation, including bonuses and stock-based compensation, for our employees.  Management expects our operating expenses will continue to grow in absolute dollars, assuming our revenues continue to grow.  As a percentage of revenue, we expect these expenses to decrease, although we have no assurance that they will.

The following are material trends that are creating opportunities and risks to our business, and a discussion of how management is responding.

▪
Management believes that the CPA Partner on Premise sales and marketing agreements represents a significant marketing differentiator to our current and potential clients in that the services are associated with the trusted name of known regional public accounting firms, and represents an important part of our strategy of growing our Direct Professional Services offering.  In recognition of this, we are continuing to invest in efforts to support the identification and procurement of additional CPA firm affiliates nationwide, as well as investing in the continued improvement and refinement of our operations and general and administrative activities to support our current relationships going forward.

▪
A significant component of our growth to date has come through acquisitions.  Management continues to invest resources in activities to seek, complete and integrate acquisitions that enhance current service offerings and effectively assimilate into our CPA Partner on Premise marketing and sales strategy.  Additionally, management seeks acquisitions in desired geographical markets and which have minimal costs and risks associated with integration.  Management believes that effectively acquiring businesses with these attributes will be critical to carrying out our strategy of capitalizing on the CPA Partner on Premise Program and other sales and marketing initiatives.

▪
Our success depends on our ability to provide our clients with highly qualified and experienced personnel who possess the skills and experience necessary to satisfy their needs.  Such individuals are in great demand, particularly in certain geographic areas, and are likely to remain a limited resource for the foreseeable future.  Management is responding to this demand through proactive recruiting efforts, targeted marketing, the use of our job board, AccountingEmployees.com, and the continued expansion of the CPA Partner on Premise Program which management believes is also an attractive differentiator to prospective candidates.

▪
We have financed our growth largely through the issuance of debt and have incurred negative working capital.  As of December 31, 2007 we had negative working capital of ($3,491,000), for which the component constituting the current portion of long term debt was $2,420,000.  Total outstanding debt as of December 31, 2007 was $5,004,000, $573,000 of which is past due or due upon demand, whereas $3,090,000 of which is subject to proportionate reduction in the event the associated acquired business for which the debt was issued does not produce agreed upon levels of profitability.  In order to service our debt, maintain our current level of operations, as well as fund the increased costs of becoming a reporting company and our growth initiatives, we must be able to generate sufficient amounts of cash flow and working capital.  Management is engaged in several activities, as explained further in "Working Capital" below, to effectively accomplish these objectives.

▪
After becoming a fully reporting public company, we will experience increases in certain general and administrative expenses to comply with the laws and regulations applicable to public companies. These laws and regulations include the provisions of the Sarbanes-Oxley Act of 2002 and the rules of the Securities and Exchange Commission and any exchange or quotation system on which our common stock is traded or quoted.  To comply with the corporate governance and operating requirements of being a public company, we will incur increases in such items as personnel costs, professional services fees, and fees for independent directors.

Mergers and Acquisitions

One of our key strategies is to focus on mergers and acquisitions of companies that either complement our existing service offerings, expand our geographic presence and/or further expand and strengthen our existing infrastructure.

In fiscal 2006 we consummated the following two material acquisitions:

▪
Stratus Services Group, Inc. Offices Acquisition (“Stratus Acquisition”).  In November 2005, we acquired the operations of three general staffing offices from Stratus Services Group, Inc. in exchange for certain future earn-out payments.

▪
US Temp Services, Inc. Offices Acquisition (“US Temp Acquisition”).  On March 31, 2006, we acquired the operations, including five general staffing offices, of US Temp Services, Inc. in exchange for cash, notes and shares of our common stock.

In fiscal 2007 we consummated the following material acquisition:

▪
ReStaff Services, Inc. Offices Acquisition (“ReStaff Acquisition”).  On February 26, 2007, we acquired the operations, including three general staffing offices, of ReStaff Services, Inc. in exchange for, cash, notes and shares of our common stock.

The purchase price associated with the ReStaff Services, Inc., offices acquisition is subject to purchase allocation adjustments based upon the final determination of the acquired tangible and intangible net asset values as of their respective closing dates.  All of our acquisitions have been accounted for as purchases and the results of operations of the acquired operations have been included in our results since the dates of acquisition.

As mentioned above, management continues to invest resources in activities to seek, complete and integrate acquisitions that enhance our current service offerings and effectively assimilate into our CPA Partner on Premise marketing and sales strategy.  Completing such acquisitions, however, will likely be limited by our ability to negotiate purchase terms and/or obtain third party financing on terms acceptable to us, given our current working capital deficit, as discussed below.  Given these limitations, management is currently focusing on acquisitions for which the purchase price can be structured with emphasis on equity consideration and earnings based contingent payments.  Currently, management expects acquisitions to continue to constitute a significant portion of our future growth, if any, and is emphasizing acquisitions in the areas of professional accounting temporary and consulting services, with a secondary emphasis on information technology temporary consulting services.  Management believes that acquisitions of these types of businesses will experience greater growth potential when combined with our CPA Partner on Premise Program and existing infrastructure, than when operated independently.  Should we be successful at acquiring businesses with the appropriate characteristics, upon terms acceptable to us, and successfully integrate such acquired businesses into our operations, management expects acquisitions to contribute significantly toward the growth in our professional service offerings resulting in a greater proportion of our revenue over time compared to our Staffing Abilities general staffing service offerings.

Critical Accounting Policies

The following discussion and analysis of the financial condition and results of operations is based upon our financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States and the rules of the Securities and Exchange Commission.  As a result of the dispositions of all operations associated with the Humana Businesses, which were conducted in separate subsidiaries, and the subsequent formation and startup of Accountabilities, Inc., the financial statements have been prepared based upon a change in reporting entity wherein only the accounts and related activity beginning with the Date of Inception have been included, and all accounts and related operating activity of the discontinued Humana Businesses have been excluded, in order to reflect this reorganization of the Company.  The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

The following represents a summary of the critical accounting policies, which management believes are the most important to the portrayal of the financial condition and results of operations and involve inherently uncertain issues that require management’s most difficult, subjective or complex judgments.

Revenue Recognition.  We recognize staffing and consulting revenues when professionals deliver services.  Permanent placement revenue is recognized when the candidate commences employment, net of an allowance for those not expected to remain with clients through a 90-day guarantee period, wherein we are obligated to find a suitable replacement.

Allowance for Doubtful Accounts.  We maintain an allowance for doubtful accounts for estimated losses resulting from our clients failing to make required payments for services rendered.  Management estimates this allowance based upon knowledge of the financial condition of our clients, review of historical receivable and reserve trends and other pertinent information.  If the financial condition of any of our clients deteriorates or there is an unfavorable trend in aggregate receivable collections, additional allowances may be required.

Stock-Based Compensation.  We calculate stock-based compensation expense in accordance with SFAS No. 123 Revised, “Share-Based Payment” (“SFAS 123(R)”).  This pronouncement requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options, stock appreciation rights and restricted stock awards to be based on estimated fair values.  Through December 31, 2007, stock-based compensation has consisted only of restricted stock awards.  Fair value for restricted stock is determined as a discount from the current market price quote to reflect a) lack of liquidity resulting from the restricted status and low trading volume, b) “affiliate” (insider) trading limits on volume and imposed blackout period, and c) recent private placement valuations.  Under SFAS 123(R), the value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods.  We recognize stock-based compensation expense on a straight-line basis.

Income Taxes.  We record an estimated provision for income taxes in accordance with SFAS 109, “Accounting for Income Taxes”.  Under SFAS 109, deferred income taxes are recognized for the estimated tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory rates applicable to the periods in which the differences are expected to affect taxable income.  If necessary, valuation allowances are established to reduce deferred tax assets to the amount expected to be realized when, in management’s opinion, it is more likely than not that some portion of the deferred tax assets will not be realized.  The estimated provision for income taxes represents current taxes that would be payable net of the change during the period in deferred tax assets and liabilities.

Intangible Assets.  In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill and other intangible assets with indefinite lives are not subject to amortization but are tested for impairment annually or whenever events or changes in circumstances indicate that the asset might be impaired.  We performed our annual impairment analysis as of May 31, 2007 and will continue to test for impairment annually.  No impairment was indicated as of May 31, 2007.  Other intangible assets with finite lives are subject to amortization, and impairment reviews are performed in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

Recent Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS 141(revised 2007), “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) will significantly change how business combinations are accounted for and will be effective for business combinations consummated on June 1, 2009 and thereafter.

In June 2007, the Financial Accounting Standards Board (“FASB”) ratified Emerging Issues Task Force (“EITF”) Issue No. 06-11 (“EITF Issue No. 06-11”), “Accounting for Income Tax Benefits of Dividends on Shared-Based Payment Awards”. EITF Issue No. 06-11 requires that tax benefits generated by dividends paid during the vesting period on certain equity-classified share-based compensation awards be treated as additional paid-in capital and included in a pool of excess tax benefits available to absorb tax deficiencies from share-based payment awards.  EITF Issue No. 06-11 is effective beginning with the 2009 fiscal year.  We do not expect the adoption of EITF Issue No. 06-11 to have an impact on our financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment of FAS 115” (“SFAS 159”), which permits companies to measure certain financial assets and financial liabilities at fair value.  Under SFAS 159, companies that elect the fair value option will report unrealized gains and losses in earnings at each subsequent reporting date.  The fair value option may be elected on an instrument-by-instrument basis.  SFAS 159 establishes presentation and disclosure requirements to clarify the effect of a company’s election on its earnings but does not eliminate disclosure requirements of other accounting standards.  Assets and liabilities that are measured at fair value must be displayed on the face of the balance sheet.  SFAS 159 is effective as of the beginning of our 2009 fiscal year.  We do not expect the adoption of SFAS 159 to have a material impact on our consolidated financial position or results of operations.

In September 2006, the EITF issued EITF Issue No. 06-03, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation).”  This EITF requires that companies disclose how they report, within their financial statements, taxes assessed by a governmental authority that involve a specific revenue producing transaction between a seller and a customer.  These types of taxes may include, but are not limited to, sales, use, value added and excise taxes.  These taxes collected from customers may be presented either on a gross basis (that is, included in revenue and cost of services) or on a net basis (excluded from revenue and cost of services but included as a liability in the balance sheet until the tax has been remitted to the appropriate governmental authority).  We have historically accounted for such taxes on a net basis and therefore adoption of EITF Issue No. 06-03 did not have a material impact on our fiscal 2007 financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which provides guidance for using fair value to measure assets and liabilities. The pronouncement clarifies (1) the extent to which companies measure assets and liabilities at fair value; (2) the information used to measure fair value; and (3) the effect that fair value measurements have on earnings. SFAS 157 will apply whenever another standard requires (or permits) assets or liabilities to be measured at fair value. SFAS 157 is effective as of the beginning of our 2009 fiscal year.  We do not expect the adoption of SFAS 157 to have a material impact on our consolidated financial position or results of operations.

In September 2006 the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108 (“SAB 108”) which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement.  SAB 108 is effective for fiscal years ending after November 15, 2006.  Adoption of this pronouncement did not have a material impact on our financial statements.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Pension and Other Postretirement Plans.”  This Statement requires recognition of the funded status of a single-employer defined benefit post-retirement plan as an asset or liability in its statement of financial position.  Funded status is determined as the difference between the fair value of plan assets and the benefit obligation.  Changes in that funded status should be recognized in other comprehensive income.  This recognition provision and the related disclosures were effective as of the end of the fiscal year ending after December 15, 2006.  The Statement also requires the measurement of plan assets and benefit obligations as of the date of the fiscal year-end statement of financial position.  This measurement provision is effective for fiscal years ending after December 15, 2008.  We do not expect adoption of this new standard to have a material impact on our financial position, results of operations or cash flows.

In July 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes”, which clarifies the accounting for uncertainty in tax positions.  This Interpretation requires that we recognize in our financial statements, the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position.  This pronouncement is effective for fiscal years beginning after December 15, 2006.  Adoption of this pronouncement did not have a material impact on our financial statements.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets” (“SFAS 156”). SFAS 156 provides relief for entities that use derivatives to economically hedge fluctuations in the fair value of their servicing rights and changes how gains and losses are computed in certain transfers or securitizations.  SFAS 156 is effective as of the beginning of the first fiscal year that begins after September 15, 2006.  Adoption of this pronouncement did not have a material impact on our financial position, results of operations or cash flows.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments” (“SFAS 155”). SFAS 155 allows financial instruments that have embedded derivatives to be accounted for as a whole, eliminating the need to bifurcate the derivative from its host, if the holder elects to account for the whole instrument on a fair value basis.  This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006.  Adoption of this pronouncement did not have a material impact on our financial position, results of operations or cash flows.

Results of Operations

Three months ended December 31, 2007 compared to three months ended December 31, 2006

Revenues

For the three months ended December 31, 2007, revenue increased $6,239,000, or 52%, to $18,148,000, as compared to $11,909,000 in the same period of the prior year.  Of this increase, $4,272,000 was provided by the ReStaff Acquisition, which occurred on February 26, 2007.  Excluding the ReStaff Acquisition, revenue increased $1,967,000.  This increase was primarily attributable to the growth in our Partner on Premise program as well as an increase in the revenues provided by the offices acquired in the US Temps and Stratus Acquisitions.

Direct cost of services

For the three months ended December 31, 2007, direct cost of services increased $5,015,000, or 50%, to $15,087,000, as compared to $10,072,000 in the same period of the prior year.  Of this increase, $3,614,000 was attributed to the ReStaff Acquisition.  Excluding the ReStaff Acquisition, direct cost of services increased $1,401,000.  This increase was primarily attributable to the growth in our Partner on Premise program as well as an increase in the business provided by the offices acquired in the US Temps and Stratus Acquisitions.

Gross profit

For the three months ended December 31, 2007 gross profit increased $1,224,000, or 67%, to $3,061,000, as compared to $1,837,000 in the same period in the prior year.  Of this increase, $658,000 was provided by the ReStaff Acquisition.  Excluding the ReStaff Acquisition, gross profit increased $566,000.  This increase was primarily attributable to the growth in our Partner on Premise program.  As a percentage of revenue gross profit for the three months ended December 31, 2007 increased to 16.9% as compared to 15.4% in the same period in the prior year, reflecting growth in both our higher margin professional services and our Partner on Premise program.

Selling, general and administrative expenses

For the three months ended December 31, 2007, selling, general and administrative expenses increased $934,000, or 56%, to $2,595,000, as compared to $1,661,000 in the same period in the prior year.  As a percentage of revenue, selling, general and administrative expenses were slightly higher at 14.3% for the three months ended December 31, 2007 compared to 13.9% during the same period in the prior year reflecting the growth in our Partner on Premise program.  The overall increase in selling, general and administrative expenses in the current period reflects the overall increase in business activity, as well as continued investments throughout the organization to support strategic initiatives.

Depreciation and amortization

For the three months ended December 31, 2007, depreciation and amortization increased $64,000, or 149%, to $107,000, as compared to $43,000 in the same period in the prior year.  The increase is attributable to amortization associated with acquired assets from the ReStaff Acquisition, acquired in February 2007.

Income from operations

As a result of the above, income from operations was $359,000 for the three months ended December 31, 2007 versus $133,000 for the same period in the prior year, representing an increase of 170%.

Interest expense

Interest expense includes the net discounts associated with the sales of accounts receivable, as well as interest on debt associated with acquired companies and financing our operations.  We have historically issued debt as a primary means of funding our growth.  Consequently, interest expense for the three months ended December 31, 2007 was $314,000, as compared to $205,000 during the same period in the prior year, primarily reflecting an overall increase in the volume of our business and consequently net discounts associated with sales of our receivables, as well as debt issued for the ReStaff Acquisition.

Net income (loss)

The factors described above resulted in net income for the three months ended December 31, 2007 of $45,000, as compared to a net loss of ($72,000) during the same period in the prior year.

Fiscal year ended September 30, 2007 compared to fiscal year ended September 30, 2006

Revenues

For fiscal 2007, revenue increased $23,493,000, or 69%, to $57,581,000, as compared to $34,088,000 in fiscal 2006.  Of this increase, $10,290,000 was provided by the ReStaff Acquisition, which occurred on February 26, 2007.  Excluding the ReStaff Acquisition, revenue increased $13,203,000.  This increase was primarily attributable to the growth in our professional service offerings and Partner on Premise program, a full year of operations of the Stratus Acquisition as opposed to ten months in the prior year, which accounted for approximately $2,125,000 of the increase, and a full year of operations of the US Temp Acquisition as opposed to six months in the prior year which accounted for approximately $7,127,000 of the increase.

For fiscal 2007, our professional service offerings provided revenues of approximately $8,500,000, or 15% of total revenues, versus approximately $6,200,000 or 18% in fiscal 2006, with the 2007 decrease as a percentage of revenues being due to the February 2007 ReStaff Acquisition’s relatively larger contribution to both total 2007 revenues and Staffing Abilities revenues.

For fiscal 2007 the CPA Partner on Premise Program provided revenues of approximately $2,900,000, or 5% of total revenues, versus approximately $1,250,000, or 3.7% of revenues in fiscal 2006.

During fiscal 2007, the Stratus Acquisition, US Temp Acquisition and ReStaff Acquisition provided revenues of approximately, $17,843,000, $17,913,000 and $10,290,000, respectively.  During fiscal 2006, the Stratus Acquisition, US Temp Acquisition and ReStaff acquisitions provided revenues of approximately, $15,718,000, $10,786,000 and $0, respectively.

Direct cost of services

We lease the majority of our workers from Tri-State Employment Services, Inc., a professional employment organization and major shareholder.  We lease employees in order to mitigate certain insurance risks and obtain greater employee benefits at more advantageous rates via Tri-State’s much larger scale.  Through this agreement with Tri-State, Tri-State is the statutory employer, whereas we are responsible for the hiring, termination, compensation structure, management, supervision and otherwise overall performance and day to day duties of all employees.  Employees are leased from Tri-State based upon agreed upon rates which are dependent upon the individual employee’s compensation structure, as agreed to between us and the employee.  Direct cost of services consists mainly of leased employee direct labor costs, as well as costs of non-leased employees where we are the statutory employer, and other labor related costs.

For fiscal 2007, direct cost of services increased $19,333,000, or 67%, to $48,061,000, as compared to $28,728,000 in fiscal 2006.  Of this increase, $8,701,000 was attributed to the ReStaff Acquisition.  Excluding the ReStaff Acquisition, direct cost of services increased $10,632,000.  This increase was primarily attributable to the growth in our professional service offerings and Partner on Premise program, a full year of operations of the Stratus Acquisition as opposed to ten months in the prior year which accounted for approximately $1,822,000 of the increase, and a full year of operations of the US Temp Acquisition as opposed to six months in the prior year which accounted for approximately $6,214,000 of the increase.

Gross profit

For fiscal 2007 gross profit increased $4,160,000, or 78%, to $9,520,000, as compared to $5,360,000 in fiscal 2006.  Of this increase, $1,589,000 was provided by the ReStaff Acquisition.  Excluding the ReStaff Acquisition, gross profit increased $2,571,000.  This increase was primarily attributable to the growth in our professional service offerings and Partner on Premise program, a full year of operations of the Stratus Acquisition as opposed to ten months in fiscal 2006 which accounted for approximately $303,000 of the increase, and a full year of operations of the US Temp Acquisition as opposed to six months in the prior year which accounted for approximately $913,000 of the increase.  As a percentage of revenue, gross profit for fiscal 2007 increased to 16.5% as compared to 15.7% in fiscal 2006, reflecting growth in both our higher margin professional services and the Partner on Premise program.

Selling, general and administrative expenses

Selling, general and administrative expenses includes the labor, marketing, corporate overhead and other costs not directly associated with generating revenue such as costs associated with the acquisition and retention of clients and the fees paid to public accounting firms pursuant to our Partner on Premise cooperative sales and marketing agreements, occupancy, administrative labor, benefit plan administration, professional fees and other operating expenses.

For fiscal 2007, selling, general and administrative expenses increased $3,362,000, or 66%, to $8,478,000, as compared to $5,116,000 in fiscal 2006.  As a percentage of revenue, selling, general and administrative expenses were comparable at 14.7% during fiscal 2007 compared to 15.0% during fiscal 2006.  The overall increase in selling, general and administrative expenses in the current year period reflects the overall increase in business activity, as well as continued investments throughout the organization to support strategic initiatives.

Depreciation and amortization

For fiscal 2007, depreciation and amortization increased $203,000, or 172%, to $321,000, as compared to $118,000 in fiscal 2006.  The current year’s increase is attributable to amortization associated with acquired assets from the ReStaff Acquisition, acquired in February 2007, and a full year of amortization associated with intangible assets acquired from the US Temp Acquisition, as opposed to six months in the prior year, and a full year of amortization associated with intangible assets acquired from the Stratus Acquisition as opposed to ten months in the prior year.

Income from operations

As a result of the above, income from operations was $721,000 for fiscal 2007 versus $126,000 in fiscal 2006, representing an increase of 472%.

Interest expense

Interest expense includes the net discounts associated with the sales of accounts receivable, as well as interest on debt associated with acquired companies and financing our operations.  We have historically issued debt as a primary means of funding our growth.  Consequently, interest expense for fiscal 2007 was $895,000, as compared to $498,000 in fiscal 2006, primarily reflecting an overall increase in the volume of our business and consequently net discounts associated with sales of our receivables, as well as debt issued for acquisitions.

Net loss

The factors described above resulted in a net loss for fiscal 2007 of ($174,000), as compared to a net loss of ($372,000) in fiscal 2006.

Fiscal year ended September 30, 2006 compared to the period from June 9, 2005 (Date of Inception) to September 30, 2005

Revenues

For fiscal 2006, the first year of revenue generating activities, revenue was $34,088,000, as compared to no revenues in fiscal 2005.  Of our total 2006 revenue, $32,565,000, or 96%, was provided by businesses acquired in the prior 12 months, most significantly, the Stratus Acquisition and US Temp Acquisition.  Excluding businesses acquired in the prior 12 months, revenues in fiscal 2006 were $1,523,000.

Direct cost of services

We lease the majority of our workers from Tri-State Employment Services, Inc., a professional employment organization and major shareholder.  We lease employees in order to mitigate certain insurance risks and obtain greater employee benefits at more advantages rates via Tri-State’s much larger scale.  Through this agreement with Tri-State, Tri-State is the statutory employer, whereas we are responsible for the hiring, termination, compensation structure, management, supervision and otherwise overall performance and day to day duties of all employees.

Employees are leased from Tri-State based upon agreed upon rates which are dependent upon the individual employee’s compensation structure, as agreed to between us and the employee.  Direct cost of services consists mainly of leased employee direct labor costs, as well as costs of non-leased employees where we are the statutory employer, and other labor related costs.

For fiscal 2006, the first year of revenue generating activities, direct cost of services was $28,728,000 as compared to no direct cost of services in fiscal 2005.  Of our total 2006 direct cost of services, $28,413,000, or 99%, was incurred by businesses it acquired in the prior 12 months, most significantly, the Stratus Acquisition and US Temp Acquisition.  Excluding businesses acquired in the prior 12 months, direct cost of services in fiscal 2006 were $315,000.

Gross profit

For fiscal 2006, the first year of revenue generating activities, gross profit was $5,360,000 as compared to no gross profit in fiscal 2005.  Of our total 2006 gross profit, $4,152,000, or 78%, was generated by businesses acquired in the prior 12 months, most significantly, the Stratus Acquisition and US Temp Acquisition.  Excluding businesses acquired in the prior 12 months, gross profit in fiscal 2006 was $1,208,000.  As a percentage of revenue gross profit was 16% for fiscal 2006.

Selling, general and administrative expenses

Selling, general and administrative expenses includes the labor, marketing, corporate overhead and other costs not directly associated with generating revenue such as costs associated with the acquisition and retention of clients and the fees paid to public accounting firms pursuant to our Partner on Premise cooperative sales and marketing agreements, occupancy, administrative labor, benefit plan administration, professional fees and other operating expenses, as well as continued investments throughout the organization to support strategic initiatives.

Selling, general and administrative expenses increased to $5,116,000 in fiscal 2006, from $91,000 in fiscal 2005, as fiscal 2005 contained only minimal activities, mostly related to the formation and start-up of our business.

Depreciation and amortization

Depreciation and amortization in fiscal 2006 was $118,000, as compared to no depreciation and amortization in fiscal 2005, as operating activities had not yet begun in fiscal 2005.  Of the total depreciation and amortization expense in fiscal 2006, $93,000 related to the amortization of intangible assets from companies we have acquired.

Income (loss) from operations

As a result of the above, income from operations was $126,000 in fiscal 2006 versus a loss of ($91,000) in fiscal 2005, as fiscal 2005 contained minimal activities, whereas 2006 represented our launch of revenue generating activities, the assembly of our management team, and the acquisition and integration of acquired companies.

Interest expense

Interest expense includes the net discounts associated with the sales of accounts receivable, as well as interest on debt associated with acquired companies and financing our operations.  We have historically issued debt as a primary means of funding our growth.  Consequently, interest expense for fiscal 2006 was $498,000, as compared to no interest expense in fiscal 2005 as we had no debt or accounts receivables in fiscal 2005.

Net loss

The factors described above resulted in a net loss in fiscal 2006 of ($372,000), as compared to a net loss of ($91,000) for the period from the Date of Inception to September 30, 2005.

Liquidity and Capital Resources

Cash Flows

We have historically relied on cash flows from operations, borrowings under debt facilities and proceeds from sales of stock to satisfy our working capital requirements as well as to fund acquisitions.  In the future, we may need to raise additional funds through public and/or additional private debt or equity financings to take advantage of business opportunities, including existing business growth and mergers and acquisitions.

At December 31, 2007, cash was $258,000, an increase of $121,000 from $137,000 as of September 30, 2007.

Net cash provided by operating activities during the three months ended December 31, 2007 increased $567,000 to $451,000, from ($116,000) during the same period of the prior year.  This was primarily due to an increase in net cash provided by changes in operating assets and liabilities of $369,000, as well as an increase in non-cash related items totaling $81,000.

Net cash provided by operating activities during the year ended September 30, 2007 increased $350,000 to $618,000, from $268,000 during the same period of the prior year.  This was primarily due to an increase in net cash provided by changes in operating assets and liabilities of $386,000.

Net cash provided by operating activities during the year ended September 30, 2006 increased $267,000 to $268,000, from $1,000 during the year ended September 30, 2005.  Net cash provided by operating activities for the year ended September 30, 2006 consisted of a net loss of ($372,000) plus non-cash items of $769,000, less net cash used by changes in operating assets and liabilities of ($129,000).  Net cash provided by operating activities for the prior year consisted of a net loss of ($91,000) plus net cash provided by changes in operating assets and liabilities of $92,000.

Net cash used in investing activities during the three months ended December 31, 2007 increased ($2,000) to ($30,000) from ($28,000) during the same period of the prior year, primarily as a result of cash paid for property and equipment.

Net cash used in investing activities during the year ended September 30, 2007 increased ($458,000) to ($799,000), from ($341,000) during the same period of the prior year, primarily as a result of an increase in the cash amounts paid for acquisitions.  During the year ended September 30, 2007 cash paid for acquisitions totaled $730,000 primarily reflecting the ReStaff Acquisition.  During the year ended September 30, 2006, cash paid for acquisitions totaled $247,000, primarily reflecting the US Temp Acquisition.

Net cash used in investing activities during the year ended September 30, 2006 increased to ($341,000) as compared to ($1,000) during the year ended September 30, 2005.  The year ended September 30, 2006 reflected $94,000 in purchases of property and equipment and $247,000 in cash paid for acquisitions, primarily reflecting the US Temp Acquisition.

Net cash used in financing activities during the three months ended December 31, 2007 increased ($530,000) to ($300,000) from $230,000 during the same period of the prior year, primarily as a result of increased principal payments on long-term debt in the current period, and a decrease in the current period in proceeds from issuance of common stock.

Net cash provided by financing activities during the year ended September 30, 2007 increased $229,000 to $310,000, from $81,000 during the same period of the prior year.  Net cash provided by financing activities during the year ended September 30, 2007 was primarily the result of private placement sales of our common stock and debt to finance our operations, totaling $721,000 and $659,000, respectively, offset by repayments of debt and the Stratus Acquisition related contingent liability together totaling ($1,070,000).

Net cash provided by financing activities during the year ended September 30, 2006 was $81,000, as compared to no cash provided by financing activities during the prior year.  Net cash provided by financing activities during the year ended September 30, 2006 was primarily the result of proceeds from private placement sales of our common stock and the issuance of long-term debt to finance our operations, totaling $150,000, and $311,000, respectively, offset by repayments of debt and payments on the Stratus Acquisition contingent acquisition related liability together totaling ($380,000).  There were no financing related activities during the year ended September 30, 2005.

Working Capital

We have financed our growth largely through the issuance of debt and have incurred negative working capital.  As part of funding this growth, as of December 31, 2007 we had negative working capital of ($3,491,000), for which the component constituting the current portion of long- term debt was $2,420,000.  Within the current portion of long-term debt $573,000 is past due or due upon demand as explained further below.  Total outstanding debt as of December 31, 2007 was $5,004,000.  In order to service our debt, maintain our current level of operations, as well as fund the increased costs of becoming a reporting company and our growth initiatives, we must be able to generate sufficient amounts of cash flow and working capital.  Management is engaging in the following activities to effectively accomplish these objectives:

a)	In October 2007, we entered into forbearance agreements with respect to $545,000 out of the $573,000 past due. These short term debt holders have agreed to waive defaults and refrain from exercising their rights and remedies against us until October 31, 2008, in exchange for an increased interest rate,
b)	As explained further below, pursuant to the agreement with the former owner of ReStaff, we are currently in the process of determining the appropriate reduction in the debt due to the former owner, which management anticipates to result in a reduction ranging from $800,000 to $1,000,000 and may contain a combination of direct reduction to debt, partial conversion to equity, and possibly contingency goal based payments,
c)	In January 2008 the holder of the $250,000, 10% convertible subordinate note issued in August 2007, as described in paragraph xiii of the section captioned "Debt" below, agreed to exchange the note and accrued interest for 744,031 shares of common stock and warrants to purchase 100,000 shares of common stock at $0.50,
d)	In January 2008 we completed a private placement of 847,500 shares of restricted common stock to certain employees and directors at a price of $0.20 per share raising gross proceeds of $169,500,
e)	In January 2008 the Company commenced a private offering to sell up to $200,000 of common stock and warrants, at no more than a 25% discount to the average closing market price for the five days preceding the transaction, and limiting the number of warrants issued to no more than 10% of the common shares issued, and through February 29, 2008, $35,000 in proceeds have been received in exchange for 100,000 shares of common stock and warrants to purchase an additional 9,800 shares of common stock at $0.50 per share,
f)	In December 2007 we retained an outside financial advisory and investment banking firm to advise and assist us in raising capital. Through February 29, 2008 we have completed the planning phase and in March of 2008 we will begin actively pursuing the raising of capital.,
g)	We are aggressively managing cash and expenses, including the increased costs of becoming a reporting company, with activities such as seeking additional efficiencies in our operating offices and corporate functions including headcount reductions if appropriate, improving our accounts receivable collection efforts, obtaining more favorable vendor terms, and using our finance and accounting consultants when available to aid in the necessary obligations associated with becoming a reporting company, and
h)	We are continuing our efforts at expanding our higher margin professional services.

Management believes that our projected cash flow from operations in combination with the restructuring of certain of our obligations and capital raises to date will result in sufficient cash flow from operations to support our operations for at least the twelve months from the date of the filing of this registration statement.

The working capital deficit of ($3,491,000) as of December 31, 2007, represents an increase of ($265,000) as compared to a working capital deficit of ($3,226,000) as of September 30, 2007.  This working capital deficit increase was primarily the result of a decrease in receivables of ($589,000), offset by increases in cash and prepaid expenses of $234,000 and decreases in current liabilities of ($90,000).

The working capital deficit of ($3,226,000) as of September 30, 2007, represented an increase of ($1,571,000) as compared to a deficit of ($1,655,000) as of September 30, 2006.  This working capital deficit increase was primarily the result of a $1,434,000 increase in the current portion of long-term debt, the majority of which was issued to finance acquisitions.

Because our revenue depends primarily on billable labor hours, most of its charges are invoiced weekly, bi-weekly or monthly depending on the associated payment of labor costs, and are due currently, with collection times typically ranging from 30 to 60 days.  We sell our accounts receivable to a financial institution as a means of managing our working capital.  Under the terms of our receivable sale agreement the maximum amount of trade receivables that can be sold is $8,000,000.  As collections reduce previously sold receivables, we may replenish these with new receivables.  Net discounts per the agreement are represented by an interest charge at an annual rate of prime plus 1.5% (“Discount Rate”) applied against outstanding uncollected receivables sold.  The risk we bear from bad debt losses on trade receivables sold is retained by us, and receivables sold may not include amounts over 90 days past due.  The agreement is subject to a minimum discount computed as minimum sales per month of $3,000,000 multiplied by the then effective Discount Rate, and a termination fee applies of 3% of the maximum facility in year one of the agreement, 2% in year two, and 1% thereafter.  In addition, an overadvance of $500,000 was received, is secured by outstanding receivables, and is due within one year.  As of February 27, 2008, the amount of sold receivables outstanding was $6,736,000, which includes the $500,000 overadvance.

Debt

The table and accompanying footnotes below summarize our outstanding debt as of December 31 2007 and September 30, 2007.
	December 31,	September 30,
	2007	2007
Long-term debt
8% subordinated note (i)	$90,000	$93,000
3% convertible subordinated note (ii)	500,000	527,000
Unsecured note (iii)	80,000	80,000
Long term capitalized consulting obligations (v)	112,000	159,000
10% convertible subordinated note (xiii)	244,000	232,000
Other debt	83,000	50,000
Total	1,109,000	1,141,000
Less current maturities	683,000	691,000
Non-current portion	426,000	450,000

Related party long-term debt
8% unsecured demand note (iv)	101,000	101,000
Long term capitalized consulting obligations (vi)	38,000	46,000
12% unsecured convertible note (vii)	243,000	270,000
Demand loan (viii)	58,000	30,000
6% unsecured note (ix)	300,000	300,000
6% unsecured note (x)	2,791,000	2,846,000
9% unsecured note (xi)	177,000	210,000
Unsecured loan (xii)	187,000	284,000
Total	3,895,000	4,087,000
Less current maturities	1,737,000	1,647,000
Non-current portion	2,158,000	2,440,000

Total long-term debt	5,004,000	5,228,000
Less current maturities	2,420,000	2,338,000
Total non-current portion	$2,584,000	$2,890,000

US Temp Services, Inc. Acquisition Notes and Long Term Consulting Obligations

As partial consideration associated with the US Temp Acquisition four notes were issued.

(i)           A $175,000 subordinated note was issued March 31, 2006, and was due January 30, 2007.  The note has an annual interest rate of 8% with principal and interest payable in equal monthly installments of $18,150.  The note is secured by office equipment and other fixed assets.  Due to the failure to make timely payments under the terms of the note, the holder has elected the option of declaring the note in technical default and began assessing interest, beginning April 1, 2007, at the rate of 11.25% per annum, and to impose a 5% late charge on the overdue balance outstanding.  On October 31, 2007, we entered into a forbearance agreement with the holder of the note wherein the holder agreed to waive defaults and refrain from exercising their rights and remedies against us until October 31, 2008 in exchange for an increase in the interest rate to 16.25%.

(ii)           A $675,000 convertible subordinated note was issued March 31, 2006 and is due March 31, 2012.  The note bears interest at an annual rate of 3%, and is convertible in part or in whole into common shares at any time at the option of the holder at the specified price of $1.50 per share.  The note is secured by office equipment and other fixed assets.

(iii)           A $80,000 unsecured non-interest bearing note was issued March 31, 2006, and was due June 29, 2006.  Due to the failure to make timely payments under the terms of the note, on April 1, 2007, the holder elected the option of declaring the note in technical default and began charging interest at a rate of 18% per annum.  On October 31, 2007, we entered into a forbearance agreement with the holder of the note wherein the holder agreed to waive defaults and refrain from exercising its rights and remedies against us until October 31, 2008 in exchange for an increase in the interest rate to 18% per annum.

 (iv)           A $150,000 unsecured demand note was issued March 31, 2006 to one of our principal shareholders as a finders fee in consideration for sourcing and completing the US Temp Acquisition.  The note bears an annual interest rate of 8%.  On October 31, 2007, we entered into a forbearance agreement with the holder of the note wherein the holder agreed to waive defaults and refrain from exercising its rights and remedies against us until October 31, 2008 in exchange for an increase in the interest rate to 13% per annum.

On March 31, 2006, in connection with the US Temp Acquisition, we entered into three long term consulting obligations which require us to pay fixed recurring amounts but which do not require the other party to provide any minimum level of services.  Consequently, the agreements have been treated as debt obligations in the accompanying financial statements and capitalized, net of interest imputed at a rate of 8.75% per year.  The imputed interest was determined by reference to terms associated with credit available to us at that time.  All three agreements expire on March 31, 2009.

(v)           Two of the agreements were entered into with the principals of US Temps and each requires annual payments of $60,000 in the first two years and $30,000 in the final year, payable in fixed weekly amounts.  These two agreements in total were initially recognized at a fair value of $292,000 using a discount rate of 8.75%.

(vi)           The third agreement was entered into with one of our major shareholders and requires annual payments of $30,000 in each of three years, payable in fixed weekly amounts.  The agreement was initially recorded at a fair value of $84,000 using an interest rate of 5%.

12% Unsecured Convertible Note

(vii)           A $280,000 unsecured convertible note was issued on April 1, 2006 to a shareholder and director.  The note was due April 1, 2007, bearing an annual interest rate of 12%.  On October 31, 2007, we entered into a forbearance agreement with the holder of the note wherein the holder agreed to waive defaults and refrain from exercising its rights and remedies against us until October 31, 2008 in exchange for an increase in the interest rate to 18% per annum. The note is convertible into common shares at any time at the option of the holder at a conversion rate of $.40 per share up to the first $100,000 of principal, $.55 per share up to the next $100,000 of principal, and up to $.75 per share up to the final $80,000 in principal.

Demand Loan

(viii)           In October 2005 a major shareholder advanced us $30,000 to fund our initial operations.  During the three months ended December, 2007, the shareholder advanced an additional $28,000.  The amount is classified as a short-term loan and is due and payable upon demand by the shareholder.

ReStaff Inc., Acquisition Notes

As partial consideration associated with the ReStaff Acquisition the notes and loan described below were issued.  The notes described in (ix) and (x) below were issued to the then sole shareholder of ReStaff who was also issued 600,000 shares of common stock as partial consideration and who also became an employee of ours.  A portion of the ReStaff Acquisition purchase price was subject to reduction if ReStaff’s audited net income for the year ended December 31, 2006 was less than $1,350,000.  The note provides that the reduction in the purchase price is determined by multiplying $3,900,000 by a fraction, the numerator of which is the actual, audited net income and the denominator of which is $1,350,000.  If it is determined that a purchase price reduction is warranted, the debt described in (ix) and (x) will be proportionately reduced.  Management has subsequently received a 2006 income statement and is currently determining the appropriate reduction, and restructuring of such debt, which is anticipated to result in a reduction ranging from $800,000 to $1,000,000, and may contain a combination of direct reduction to debt, partial conversion to equity, and possibly contingency goal based payments.

In addition, the note described in (x) below is subject to proportionate reduction in principal in the event the acquired operations generate less than $1,000,000 in net income before taxes in any year during the term of the note.  The debt described in (xi) and (xii) below was issued to two separate major shareholders.

(ix)           In February 2007 a $300,000 unsecured note was issued.  The note is due February 25, 2009, and bears an annual interest rate of 6%.

(x)           In February 2007, a $2,900,000 unsecured note was issued.  The note bears an annual interest rate of 6% with principal and interest payable in equal monthly installments of $69,400 over four years beginning June 27, 2007.  As mentioned above, the note is subject to proportionate reduction in principal in the event the acquired operations generate less than $1,000,000 in net income before taxes in any year during the term of the note.

(xi)           In February 2007, a $275,000 unsecured note was issued as partial finder’s fee consideration, bearing annual interest of 9%, with principal and interest payable in equal weekly installments of $2,885 over 104 months.

(xii)           In order to finance portions of the purchase price, we entered into a borrowing arrangement with another major stockholder.  Under the terms of the agreement, up to $950,000 may be borrowed without interest.  As consideration for the loan, the stockholder was granted 600,000 shares of restricted common stock.  We borrowed and subsequently repaid $450,000 in March, 2007, and borrowed the balance of $500,000 in June, 2007 which is payable in equal weekly installments of $10,000.  We follow the guidance in Accounting Principles Board Opinion No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants, by treating the relative fair value of the restricted common stock granted as a discount to the debt, with a corresponding increase in additional paid-in capital.  Accordingly, a relative fair value associated with the granted common stock of $119,000 was calculated, $4,000 of which was apportioned to the initial $450,000 borrowed and repaid in March, 2007 and recorded as interest expense, and $115,000 was apportioned to the $500,000 balance and recorded as deferred financing costs to be amortized as interest expense beginning in June, 2007.

(xiii)           A $250,000 convertible subordinated note was issued August 6, 2007 and was to become due on February 16, 2008.  The note bore interest at an annual rate of 10% and was convertible in whole or in part into common shares at any time at the option of the holder.  The conversion price per share was equal to the greater of 75% of the closing price of the common stock on the trading day preceding the conversion or the Per Share Enterprise Value.  Enterprise Value was defined as the sum of the aggregate market price of all of our common stock outstanding and aggregate outstanding indebtedness immediately prior to the conversion date.  Per Share Enterprise Value was determined by dividing the Enterprise Value by the total number of shares of common stock outstanding immediately prior to the conversion date, provided that the Enterprise Value was not to be less than $18,000,000.  On January 8, 2008, the holder exchanged the note for 744,031 shares of restricted common stock and a three-year warrant to purchase 100,000 shares of our common stock at an exercise price of $0.50 per share.  The number of restricted common shares issued was determined by dividing the unpaid principal and accrued interest by $0.35 per share.

Reliance on Related Parties

We have historically relied on funding from related parties in order to meet our liquidity needs, such as the debt described in (iv), (vi), (vii), (viii), (ix), (x), (xi) and (xii) above.  Management believes that the terms associated with these instruments would not differ materially from those that might have been negotiated with independent parties.  However, management believes that the advantages we derive from obtaining funding from related parties include a shortened length of time to identify and obtain funding sources due to the often pre-existing knowledge of our business and prospects possessed by the related party, and the lack of agent or broker compensation often deducted from gross proceeds available to us.  Management anticipates we will continue to have significant working capital requirements in order to fund our growth and operations, and to the extent we do not generate sufficient cash flow from operations to meet these working capital requirements we will continue to seek other sources of funding including the possible issuance of related party debt.

Sales of Common Stock

We completed the following sales of shares of our stock in order to help finance our operations during the fiscal year ended September 30, 2007.

On November 26, 2006 we completed the private placement of 1,000,000 shares of common stock to an independent third party in exchange for $200,000 in cash and a non-interest bearing note with a principal amount of $200,000.  The note was subsequently collected in December 2006.

In February 2007, we commenced a private offering to sell up to $3,000,000 of convertible exchangeable notes bearing 8% annual interest and warrants to purchase up to 799,800 shares of common stock.  The notes were to be convertible into restricted common shares at a price of 75% of the average closing price of our common stock over the preceding five days prior to the election to convert, subject to a minimum conversion price of $.40 per share.  Each warrant is exercisable for one share of common stock at an exercise price of $.75 per share at any time prior to the two year anniversary date of its issuance.  Additionally, in the event we sell all or substantially all of our assets to another corporation, the notes are exchangeable for substantially similar notes of the acquiring corporation, or, if the acquiring corporation is not publicly traded, the holder of the note may redeem the note for an amount equal to 106% of the then outstanding principal amount plus all unpaid outstanding interest accrued.  The offering was subsequently terminated by us in April 2007.  Through December 31 2007, $202,000 in net proceeds pursuant to the private offering has been received.  All investors elected to immediately convert the notes into shares of restricted common stock, and consequently 445,000 restricted common shares and 55,986 warrants have been issued and are outstanding.  Due to the immediate election to convert, the transactions have been accounted for as a sale of common stock.

As discussed above, additional paid-in capital was increased in March 2007 by $119,000, representing the allocated relative fair value of the common stock issued to the lender in conjunction with the $950,000 loan received to finance portions of the purchase price of ReStaff.

Contractual Obligations

The following summarizes our contractual obligations and commercial commitments as of September 30, 2007:

		Less than			More than
Contractual Obligations and Commitments	Total	1 year	1-3 years	3-5 years	5 years

Long-term debt, including interest	$5,759,000	$2,640,000	$3,047,000	$72,000	$-
Operating leases	2,183,000	443,000	891,000	635,000	214,000

Total contractual obligations and commitments	$7,942,000	$3,083,000	$3,938,000	$707,000	$214,000

Financial Market Risks

Our receivable sale agreement is subject to variable rate interest which could be adversely affected by an increase in interest rates.  As of September 30, 2007 outstanding uncollected receivables sold were $6,195,000.  Our weighted average outstanding uncollected receivables sold for the year ending September 30, 2007 was $5,079,000.  Management estimates that had the average interest rate increased by two percentage points during the year ending September 30, 2007, interest expense would have increased by approximately $102,000.

ITEM 3.  PROPERTIES

Our headquarters are located in Manalapan, New Jersey, under a lease for 8,080 square feet of office space which expires in December 2014.  As of December 31, 2007, placement activities were conducted through more than 13 offices located in the United States.  We may add additional facilities from time to time in the future as the need arises.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information as of March 1, 2008 with respect to our common shares beneficially owned by (i) each director and executive officer, (ii) each person known to us to beneficially own more than five percent of our common shares, and (iii) all executive officers and directors as a group. Except as otherwise indicated, the mailing address for each person listed in the table is 195 Route 9 South, Suite 109, Manalapan, New Jersey 07726.

	Amount and		Percentage
	Nature of		Of
	Beneficial		Outstanding
Name	Ownership		Shares
Ronald Shapss	1,548,000		7.5%
Allan Hartley	910,000		4.4
Norman Goldstein	489,152	(2)	2.4
James Zimbler	1,710,369	(3)	8.3
Jay Schecter	-		-
John Messina	120,000		(4)
Elliot Cole	70,000		(4)
Mark Levine	762,500		3.7
Stephen DelVecchia	545,000		2.6
Tri-State Employment Services, Inc. (1)	5,261,700		25.6
Pylon Management, Inc.	2,748,334	(5)	13.4

All Executive Officers and Directors as a Group (9 persons)	6,155,021		29.9%

(1)
The address of this shareholder is 160 Broadway, 15th Floor, New York, New York 10038.  Robert Cassera, President of Tri-State Employment Services, Inc. exercises investment and dispositive power of the shares owned by Tri-State Employment Services, Inc.

(2)           Represents shares issuable upon conversion of convertible note.

(3)    Includes 350,000 shares owned by entities of which Mr. Zimbler is the majority owner

(4)           Less than 1%.

(5)
Includes 150,000 shares owned by Washington Capital, LLC. Pylon Management, Inc. and Washington Capital, LLC are owned by Kathy Raymond who exercises sole investment and dispositive power of the shares owned by Pylon Management.

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is certain biographical information regarding those persons who, as of March 1, 2008, serve as our directors and executive officers.

Name	Age	Title

Ronald Shapss	61	Chairman of the Board
Allan Hartley	56	President and Director
Mark S. Levine	46	Chief Operating Officer
Stephen DelVecchia	38	Chief Financial Officer
James Zimbler	42	Vice President, Treasurer
Elliott Cole	75	Director
Norman Goldstein	66	Director
Jay H. Schecter	54	Director
John Messina	40	Director

Ronald Shapss is the founder of Ronald Shapss Corporate Services, Inc., a company engaged in consolidating fragmented industries since 1992. RSCS was instrumental in facilitating the roll-up of several companies into such entities as U.S. Delivery, Inc., Consolidated Delivery & Logistics, Inc. and Corestaff, Inc. Mr. Shapss was also the founder of Coach USA, Inc. and is presently on the advisory boards of Consolidated Partners Founding Fund, L.L.C., and 1+ USA, Inc., which founded Advanced Communications Group, Inc., a CLEC that trades on the New York Stock Exchange. A 1970 graduate of Brooklyn Law School, Mr. Shapss is a member of the New York bar and has served as a director of Accountabilities, Inc. since July 2003.

Allan Hartley was appointed President of Accountabilities in June 2005. Prior thereto, he managed the professional staffing group of Norrell Corporation. In 1994, he founded Creative Financial Staffing, Inc. which partnered with 29 CPA firms to provide staffing services. From 1989 through 1994, he was Vice President of Contract Services of Romac International. From 1983 through 1989, Mr. Hartley was employed by Robert Half International, including Manager of the Contracts Division.

Mark S. Levine joined Accountabilities as Chief Operating Officer in February, 2007. From 2001 until joining Accountabilities, he served as Executive Vice President of Accretive Solutions, Inc., a professional staffing services firm. From 1997 until 2001, he was Chief Marketing Officer of Stratus Services Group, Inc., a national staffing firm. From 1995 until 1997, Mr. Levine was Regional Vice President of Corestaff Services, Inc., a staffing services provider. From 1993 until 1995, Mr. Levine was employed in various capacities by Norrell Services, including Regional Vice President.

Stephen DelVecchia joined Accountabilities as Chief Financial Officer in March, 2007. Prior thereto, he was employed by Geller and Company LLC, where he functioned as the Chief Financial Officer of the firm as well as Co-Chief Operating Officer of the private equity services division. From 2000 to 2003 he was with Corbis Motion LLC, a media licensing and service’s company, where he also functioned as Chief Financial Officer as well as Chief Operating Officer of the research subsidiary. From 1999 to 2000, Mr. DelVecchia was CFO for GSV Inc., a publicly traded company where he was responsible for all SEC compliance and capital market placements. From 1996 to 1999, Mr. DelVecchia led the financial reporting and compliance group for Barnes and Noble, Inc., a book retailer where he led all SEC compliance, reporting and audit functions. Mr. DelVecchia earned his CPA license while an auditor with Grant Thornton LLP.

James W. Zimbler has served as a Vice President and Treasurer of Accountabilities since 2005 and has been a principal of Alpha Corporate Advisors, LLC, since its inception in May 2002. Alpha is involved as a consultant in the mergers and acquisitions of public companies and consulting for private companies that wish to access the public markets. Prior to becoming a founding member of Alpha, he was involved in consulting for capital raising, recapitalization and mergers and acquisitions for various clients. He has served on the Board of Directors and/or Officer of several companies since 2000, including Triton Petroleum Group, Inc., Universal Media, Inc., and Genio Holdings, Inc.

Elliot Cole, who joined the Accountabilities’ Board of Directors in April 2004, is a partner with Patton Boggs LLP. Mr. Cole has practiced corporate law for 40-plus years, more than 30 of which he has been as a partner at Patton Boggs LLP. His expertise is rooted in the representation of early-stage companies. He has been a trustee of Boston University, his alma mater, for over 20 years, having served on its Investment Committee and Community Technology Fund.

Norman Goldstein has served as a Director of Accountabilities since December 2006. He has served as the President and CEO of NGA Inc., an export/import company primarily dealing in the importation, sale and distribution of all types of flat glass products throughout the USA since 2000. Prior to his association with NGA Inc., Mr. Goldstein formed Norwell International, which acquired a small glove company and engaged in the business of latex gloves and other related medical/dental products. In the year 2000, Mr. Goldstein sold Norwell International to one of the largest glove manufacturers in Malaysia (Asia Pacific Ltd.).

Jay H. Schechter has served as a Director of Accountabilities since December 2006 and as an officer with Tri-State Employment Services, Inc. since 1999, overseeing the areas of corporate strategic planning, credit and finance and legal. From 1984 until joining Tri-State, Mr. Schecter served as Senior Vice President of Kaufman Astoria.

John Messina jointed the Accountabilities’ Board of Directors in April 2007 and is currently Executive Vice President of Tri-State Employment Services, Inc., and has been with Tri-State since 1997. Prior to joining Tri-State, Mr. Messina worked in the transportation industry and has been an entrepreneur in several small businesses.

Compensation Committee Interlocks and Insider Participation

Except for Ronald Shapss, Allan Hartley, Mark Levine, James Zimbler and Michael Krome (a former officer and director), no officer or former officer of Accountabilities participated during the last completed fiscal year in deliberations of our Board of Directors concerning executive officer compensation.

During the fiscal year ended September 30, 2007, no executive officer of Accountabilities served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Board of Directors of Accountabilities or (ii) a director of another entity, one of whose executive officers served on our Board of Directors.

ITEM 6.  EXECUTIVE COMPENSATION

Overview of Our Compensation Policy

Until September 2007, our Board of Directors reviewed and approved the annual compensation for our executive officers. In September 2007, the Board of Directors appointed a Compensation Committee, consisting of Elliot Cole and Norman Goldstein, which pursuant to its charter will have the responsibility of evaluating and approving compensation of directors and officers and formulating our compensation policy in the future.  To date, the primary objective of the compensation policy, including the executive compensation policy, as administered by the Board of Directors, has been to help attract and retain experienced, talented leaders who have the intelligence, drive and vision to guide the company through the challenge of managing its existing business, and to develop new business initiatives. This policy has been designed to reward the achievement of annual and long-term strategic goals aligning executive performance with company growth and shareholder value. As a result of limited resources and a lack of profitability to date, the administration of our policy has not yet included the award of any significant cash bonuses.  The Board of Directors has endeavored to promote an ownership mentality among key management and the Board of Directors, and thus rewards to members of management and other key employees to date have been primarily in the form of restricted stock grants.

The compensation policy administered by the Board of Directors has been designed to reward performance. In measuring executive officers’ contribution to the Company, the Board of Directors has considered numerous factors, including our growth and financial performance as measured by revenue, gross margin and net income before taxes among key performance indicators.

Regarding most compensation matters, including executive and director compensation, management provides recommendations to the Board of Directors.  In addition, inasmuch as certain executive officers have been members of the Board, their views as to their own compensation have been taken into account by the Board.  Until September 2007 when it established the Compensation Committee, the Board of Directors did not delegate any of its functions to others in setting compensation; however, in September 2007, the Board authorized the grant of restricted stock awards with respect to 1,500,000 shares of our common stock to key employees and others who contribute to the success of the company, and authorized Allan Hartley, President of the Company, and Stephen DelVecchia, Chief Financial Officer of the Company, to designate the recipients of such awards after consultation with an outside consultant.  These awards, which were designed to reward contributions in fiscal 2007 and promote continued contributions to our growth and success in the future, were made in January 2008.  Prior to September 2007, the Board of Directors did not engage any consultant related to executive and/or director compensation matters.

Stock price performance has not been a factor in determining annual compensation because the price of our common stock is subject to a variety of factors outside of management’s control. The Board of Directors does not subscribe to an exact formula for allocating cash and non-cash compensation, and equity based compensation was awarded only to new hires during the two most recently completed fiscal years. However, a portion of total executive compensation is expected to be performance-based in fiscal 2008 and future years, in order to better align the goals of executives with the goals of stockholders.  Neither the Board of Directors nor the Compensation Committee has developed formal guidelines to use for allocating compensation between cash and non-cash compensation; however, the Board of Directors believes that long-term performance can be enhanced through an ownership culture that encourages long-term participation by executive officers in equity based awards, and it is anticipated that the Compensation Committee will take into account the liquidity and market price of equity to be awarded, publicly available data for other comparable companies, the number of shares and options held by members of management and our cash position in determining the appropriate allocation.  It is anticipated that in making such allocations, the Compensation Committee will balance our need to limit cash expenditures with the expectations of those individuals that it hopes to recruit and retain as employees, and that incentive compensation will be split between cash and equity in a ratio designed to best motivate the executives after taking into account available resources.

Elements of Our Compensation Plan

The principal components of compensation for our executive officers are:

•	base salary;
•	performance-based incentive cash compensation;
•	stock awards; and
•	retirement and other benefits.

Base salary, performance based awards and stock awards may be tailored to best fit an executive officer’s specific circumstances or if required by competitive market conditions for attracting and retaining skilled personnel.  Factors considered include the individual’s particular background and circumstances, including training and prior relevant work experience, and comparison to other executives within our company having similar levels of experience.  Compensation paid in fiscal 2007 to executive officers was primarily determined by reference to the initial compensation arrangement agreed to when each executive officer joined us and for certain executive officers, including Mr. Hartley, Mr. DelVecchia and Mr. Levine, the employment agreements between them and us.

Base Salary

We provide named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. Base salary ranges for named executive officers are determined for each executive based on his or her position and responsibility.

Base salaries of our most highly compensated executives during fiscal 2007 were primarily established by the terms of employment agreements with these executives.  During its review of base salaries for other executives and employees, the Board primarily considered:

•	market data, which generally consisted of publicly available filings of other professional staffing and workforce solutions companies, including Westaff, Resources Connection and Kforce, Inc.;
•	internal review of the executives’ compensation, both individually and relative to other officers; and
•	individual performance of the executive.

Salary levels are typically evaluated annually as part of our performance review process as well as upon a promotion or other change in job responsibility.  We have not established specific quantitative performance goals for individual executives.  Inasmuch as we have only a limited operating history with respect to our current business, and the level of compensation which could be paid to our executive officers has been limited by available resources, increases in compensation have not been significant and annual performance reviews have not been a material element of determining compensation.  It is anticipated that the Compensation Committee will develop more formal review procedures and criteria as our business matures and resources become more available.

Performance-Based Incentive Compensation

The Board has made awards of our common stock to officers and other employees to promote high performance and achievement of corporate goals, encourage the growth of stockholder value and allow key employees to participate in our long-term growth and profitability. During fiscal 2006 and 2007, a total of 2,795,000 shares of common stock were issued to directors, officers and other key employees.  A total of 560,000 shares of common stock were issued in fiscal 2007 to the officers named in the table presented below under "Summary Compensation Table".  The award of stock assists us in:

•	enhancing the link between the creation of stockholder value and long-term executive incentive compensation;
•	providing an opportunity for increased equity ownership by executives; and
•	maintaining competitive levels of total compensation.

Stock award levels vary among participants based on their positions within our company.

We have paid only nominal cash bonuses during the past three fiscal years and have not established any specific individual or corporate quantitative and qualitative performance goals for determining future performance based incentive compensation, except to the extent that executive officers are entitled to such compensation pursuant to employment agreements.  Incentive compensation payable under employment agreements is based upon a percentage of earnings before income taxes, depreciation and amortization or net profit.  Other than nominal bonuses awarded to a limited number of employees, no bonuses were paid with respect to fiscal 2007 because we did not achieve profitability.  The Compensation Committee has not yet developed a policy with respect to how incentive cash compensation will fit within its overall compensation philosophy but it is anticipated that any such policy will be influenced by competitive market conditions for attracting and retaining skilled personnel.

Stock Plans

We did not have an established employee stock purchase plan, option plan or equity award plan in place until the Board adopted the Accountabilities, Inc. Equity Incentive Plan in September 2007.  The Equity Incentive Plan provides for the grant of stock options, stock appreciation rights and restricted stock awards to employees, directors and other persons in a position to contribute to the growth and success of our company.  A total of 2,000,000 shares of our common stock have been reserved for issuance under the Equity Incentive Plan.  As of September 30, 2007, no awards had been made under the Equity Incentive Plan.  Restricted stock awards with respect to 1,324,010 shares were made to eligible participants in January 2008.

Perquisites and Other Personal Benefits

We provide some executive officers with perquisites and other personal benefits that the Board believes are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The Board periodically reviews the levels of perquisites and other personal benefits provided to named executive employees.

Each of our employees is entitled to receive medical and dental benefits and part of the cost is funded by the employee.

Summary Compensation Table

The following table sets forth information concerning the total compensation awarded to, earned by or paid to our Chief Executive Officer and Principal Financial Officer during the fiscal years ended September 30, 2007 and 2006 and each other executive officer who earned in excess of $100,000 in fiscal 2007, whom we sometimes refer to herein as the “Named Officers”.

Name and Principal Position	Fiscal Year Ended	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
Allan Hartley,	09/30/07	$162,659	$-	$-		$-	$-	$-	$12,000	$174,659
President	09/30/06	88,461	-	176,000	(1)	-	-	-	2,000	266,461
And CEO

Lisa Connallon,	09/30/07	$100,776	$485	$-		$-	$-	$-	$12,000	$113,261
Vice President -	09/30/06	67,184	-	-		-	-	-	7,000	74,184
Finance

Stephen DelVecchia	09/30/07	$85,096	$-	$2,597	(1)	$-	$-	$-	$3,500	$91,193
Chief Financial	09/30/06	-	-	-		-	-	-	-	-
Officer

Mark S. Levine	09/30/07	$145,962	$-	$14,840	(1)	$-	$-	$-	$6,400	$167,202
Chief Operating	09/30/06	-	-	-		-	-	-	-	-
Officer

_____________________

(1)           Represents compensation expense recorded with respect to a grant of restricted stock which assumes stock vests over full vesting period and which is based upon the market price of the stock awarded as discounted by 58% for certain sale restrictions and lack of liquidity.
(2)    Represents automobile lease payments.

Grants of Plan-Based Awards

The following table sets forth information regarding grants of plan-based awards to Named Executive Officers for the fiscal year ended September 30, 2007.

Name	Grant Date	All Other Stock Awards. Number of Shares of Stock or Units		Grant Date Fair Value of Stock Awards (3)
Stephen DelVecchia Chief Financial Officer	March 5, 2007	60,000	(1)	$13,400
Mark Levine Chief Operating Officer	January 30, 2007	500,000	(2)	$111,300

(1)	Represents a grant of restricted stock under employment agreement that vests in three equal annual installments commencing upon the first anniversary of the date of grant.
(2)	Represents a grant of restricted stock under employment agreement that vests in five equal annual installments commencing upon the first anniversary of the date of grant.
(3)	Represents closing price per share as reported by the Pink Sheets quotation system on the date of grant multiplied by the number of shares awarded.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information about all equity compensation awards held by the Named Executive Officers as of September 30, 2007:

OUTSTANDING EQUITY AWARDS

	Option Awards						Stock Awards
Name	Date of Grant	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Stephen DelVecchia, Chief Financial Officer	03/5/07	-	-	-	-	-	60,000	(1)	$30,000	(3)	-	-
Mark Levine, Chief Operating Officer	01/30/07	-	-	-	-	-	500,000	(2)	$250,000	(3)	-	-

(1)	Represents an award of restricted stock that vests in equal annual installments on March 5, 2008, 2009 and 2010.
(2)	Represents an award of restricted stock that vests in equal annual installments on January 30, 2008, 2009, 2010, 2011 and 2012.
(3)	Represents closing price per share as reported by the Pink Sheets Quotation System on September 30, 2007 multiplied by the number of shares that had not vested as of such date.

Compensation of Our Board of Directors

We did not pay any compensation to our Board of Directors during the fiscal year ended September 30, 2007.  During fiscal 2006, we issued an aggregate of 350,000 shares of common stock to directors in compensation for their services.

Potential Payments Upon Termination of Employment or Change of Control; Employment Agreements

We entered into an employment agreement with Allan Hartley, our President, in May 2005, which provided for an annual salary of $120,000 per year for the first six months of the agreement and $150,000 thereafter. Mr. Hartley was issued 250,000 shares of our common stock pursuant to the agreement, which entitles Mr. Hartley to participate in any special incentive plan approved by the Board of Directors. The agreement had an original term of six months and is renewable annually for additional one year terms unless either party sends a notice of non-renewal at least 30 days prior to the end of the applicable term. We may terminate the agreement for cause (as defined in the agreement).

We entered into an employment agreement in January 2007 with Mark Levine, our Chief Operating Officer, which provides for an annual base salary of $230,000 per annum and entitles Mr. Levine to an annual bonus of $25,000 or 2% of our earnings before interest, taxes and amortization, whichever is greater, and options to acquire 500,000 shares of our common stock at a purchase price of $.005 per share which vest at a rate of 100,000 shares per year. We subsequently issued 500,000 shares of restricted stock to Mr. Levine in lieu of such options.  The agreement, which has an indefinite term, provides that Mr. Levine is entitled to three months severance pay, payable over a three month period if he is terminated without cause.  The Board of Directors approved this severance package based upon the caliber of services Mr. Levine brings to the company and the competition it faced in filling this position.  As of September 30, 2007, the amount of severance compensation that would be payable to Mr. Levine in the event of a termination without cause would be $76,666.  In the event that Mr. Levine's employment terminates for any reason, he would forfeit any shares which had not vested as of the date of termination.

In March 2007, we entered into an employment agreement with Stephen DelVecchia, our Chief Financial Officer, which provides for an annual base salary of $150,000 for the first 90 days of employment, and $165,000 thereafter, and a profit sharing bonus of 1.5% of our net profit, but not in excess of 100% of base salary. Mr. DelVecchia was issued 60,000 shares of our common stock pursuant to the agreement, which vest at a rate of 20,000 shares per annum over a three year period. The agreement, which has an indefinite term, provides for one months severance pay if the agreement is terminated by us for any reason other than cause (as defined in the agreement), death or disability, or if the agreement is terminated by Mr. DelVecchia for good reason. The Board of Directors approved this severance package based upon the caliber of services Mr. DelVecchia brings to the company and the competition it faced in filling this position.  As of September 30, 2007, the amount of severance compensation that would be owed to Mr. DelVecchia in the event of a termination by us without cause or by Mr. DelVecchia for good reason would be $13,750, payable over a one month period.  If there is any material change in the ownership of our company, whether by purchase, merger, consolidation or otherwise, we are required to use our best efforts to secure the assumption of the agreement by successor ownership. Failure of our company to obtain such assumption shall entitle Mr. DelVecchia to one month’s severance pay.  In the event that Mr. DelVecchia's employment terminates for any reason, he would forfeit any shares which had not vested as of the date of termination.

In agreeing to the severance provisions with Mr. Levine and Mr. DelVecchia, our Board of Directors believed that these provisions were necessary to induce them to accept employment with our company, and that such provisions are relatively common for chief operating officers and chief financial officers.  Differences between the severance arrangements with Mr. Levine and Mr. DelVecchia are primarily a result of the negotiations that took place between our company and such officers.

We are not a party to an employment agreement with Lisa Connallon, who serves as Vice President - Finance.  Ms. Connallon's base salary during fiscal 2007 arose out of the understanding that we reached when we hired her in February 2006.  Ms. Connallon was awarded a nominal $485 bonus in fiscal 2007 to reward her contributions to the financial management and reporting functions of our company.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

During the fiscal year ended September 30, 2007, as payment of a finder’s fee in connection with an acquisition transaction, we issued Pylon Management, Inc. 300,000 shares of our common stock and a $274,000 note bearing interest at 9% and payable in 104 equal weekly installments of $2,885.  In addition, during the fiscal years ended September 30, 2007 and 2006, we paid $104,000 and $93,000, respectively, to Pylon Management, Inc. in consideration of consulting services rendered.  In addition, during the fiscal year ended September 30, 2006, we issued an aggregate of 2,133,333 shares of common stock to Pylon Management, Inc. in consideration of consulting services totaling $291,000.  Pylon Management, Inc. is owned by the same individual who owns Washington Capital LLC and along with Washington Capital LLC is the beneficial owner of approximately 13.4% of our common stock.

In 2007, we advanced $25,000 to Washington Capital LLC and $13,000 to a company whose owners are major shareholders of the Company.

During the fiscal year ended September 30, 2006, we, as payment of a finders fee and in consideration of consulting services rendered in connection with an acquisition transaction, issued Washington Capital, LLC 150,000 shares of our common stock and a demand note in the principal amount of $150,000 and bearing interest at the rate of 8% per annum and agreed to pay $90,000 to Washington Capital, LLC in monthly installments over a three year period.  On October 31, 2007, we entered into a forbearance agreement with Washington Capital LLC, wherein Washington Capital LLC agreed to waive defaults and refrain from exercising its rights and remedies against the Company until October 31, 2008 in exchange for an increase in the interest rate to 13%.  Washington Capital, LLC is the beneficial owner of approximately 13.4% of our common stock.  During the fiscal years ended September 30, 2007 and 2006, we made aggregate payments of $34,000 and $15,000, respectively, to Washington Capital, LLC under the installment agreement, and as of September 30, 2007, $101,000 was outstanding under the demand note.

In August 2006 we issued 300,000 shares of our common stock to James Zimbler, an officer, in consideration of consulting services rendered.

In April 2006, Norman Goldstein, who was appointed as our director in December 2006, loaned us $280,000, which is evidenced by an unsecured convertible note bearing interest at an annual rate of 12%.  On October 31, 2007, we entered into a forbearance agreement with Mr. Goldstein wherein Mr. Goldstein agreed to waive defaults and refrain from exercising his rights and remedies against us until October 31, 2008 in exchange for an increase in the interest rate to 18%.  The note is convertible into common shares at any time at the option of the holder at a conversion rate of $.40 per share with respect to the first $100,000 of principal, $.55 per share with respect to the next $100,000 of principal and $.75 per share with respect to the remaining $80,000 of principal.  As of September 30, 2007, $270,000 of the note remained outstanding.

In March 2006, we advanced $14,000 to our President, Allan Hartley, which is evidenced by a non-interest bearing note payable upon demand.  The entire principal amount was outstanding at September 30, 2007.

In February 2006, we issued 260,000 shares of our common stock to James Zimbler, an officer, in settlement of $65,000 of indebtedness owed by us to Mr. Zimbler.  In addition, in February 2006, we issued 1,100,000 shares of common stock to Miami Holdings, LLC, a company controlled by Mr. Zimbler and Michael Krome, a former officer and director, in settlement of $165,000 of indebtedness owed by us to Miami Holdings, LLC.

In February 2006, we issued 520,000 shares of our common stock to Ronald Shapss, the Chairman of our Board of Directors, in settlement of $130,000 of indebtedness owed by us to Mr. Shapss.

In August 2006, we issued 300,000 shares of our common stock to Mr. Zimbler in consideration for consulting services provided.

In October 2005, Pylon Management, Inc., loaned us $30,000.  All of such amount, which is due upon demand, was outstanding at September 30, 2007.

We lease the majority of our workers from Tri-State Employment Services, Inc. (“Tri-State”), a professional employment organization and beneficial owner of approximately 25.6% of our common stock.  We lease employees in order to mitigate certain insurance risks and obtain greater employee benefits at more advantages rates via Tri-State’s much larger scale.  Employees are leased from Tri-State based upon agreed upon rates which are dependent upon the individual employee’s compensation structure, as agreed to between us and the employee.  The total amount of leasing costs charged by Tri-State during the fiscal years ended September 30, 2007 and 2006 was $50,979,000 and $25,312,000, respectively.

In order to finance portions of the purchase price of an acquisition, we entered into a borrowing arrangement with Tri-State in 2007 pursuant to which up to $950,000 was eligible to be borrowed without interest.  As consideration for the loan, Tri-State was granted 600,000 shares of restricted common stock.  We borrowed and subsequently repaid $450,000 within March 2007, and borrowed the balance of $500,000 in June 2007 which is payable in equal monthly installments of $10,000.   As of September 30, 2007, $284,000 was outstanding under the loan.

Historically, although no written policy existed with respect to the review and approval of related party transactions, related party transactions have been submitted for approval and ratification to disinterested members of the Board of Directors.  In September 2007, the Board appointed an Audit Committee consisting of Mr. Cole and Mr. Goldstein.  In accordance with the Audit Committee Charter, any proposed transactions between our company and related parties will be subject to the review and approval of the Audit Committee.

Director Independence

The Board has affirmatively determined that Messrs. Shapss, Cole and Goldstein are “independent directors,” as that term is defined under the rules of the NASDAQ Stock Market.  The non-independent directors are Messrs. Hartley, Messina and Schecter.

ITEM 8.  LEGAL PROCEEDINGS

ALS, LLC instituted an action against us, US Temps, Inc. and a consultant to our company in the United States District Court, District of New Jersey in May 2007 in which it alleges that we tortiously interfered with ALS’ business relationship with US Temps by causing US Temps to terminate its relationship with ALS under an agreement pursuant to which ALS provided employee outsourcing services to US Temps prior to our acquisition of certain assets from US Temps.  ALS also alleges that we have liability as a successor to US Temps for US Temps’ alleged breach of the outsourcing agreement and is seeking unspecified damages.  We believe that ALS’ claims are without merit and intend to vigorously contest this matter.

In the ordinary course of business, we are, from time to time, threatened with litigation or named as a defendant in other lawsuits.  We are not aware of any other pending legal proceedings that are likely to have a material adverse impact on us.

ITEM 9.  MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The following table shows, for the periods indicated, the reported high and low sale prices for shares of our common stock as reported in the “Pink Sheets” for the fiscal quarters indicated as adjusted for a 1-for-5 reverse stock split effected on April 3, 2006. As of March 2, 2008, there were approximately 269 record holders of our common stock.  We have not paid any cash dividends on our common stock during the periods presented.

	Low	High
Fiscal Year Ended September 30, 2006
First Quarter	$.20	$.95
Second Quarter	.05	.50
Third Quarter	.35	.65
Fourth Quarter	.11	.54
Fiscal Year Ended September 30, 2007
First Quarter	.20	.45
Second Quarter	.30	.78
Third Quarter	.41	.70
Fourth Quarter	.32	.70
Fiscal Year Ending September 30, 2008
First Quarter	.31	.35
Second Quarter (through March 2, 2008)	.35	.50

On March 2, 2008, the last reported sale price of our common stock was $0.37.

We have not declared or paid any cash dividends on our common stock, and we do not anticipate doing so in the foreseeable future.  We currently intend to retain future earnings, if any, to operate our business and finance future growth strategies.

Securities Authorized for Issuance under Equity Compensation Plans

The following table summarizes information as of September 30, 2007 with respect to equity compensation plans approved and not approved by our shareholders.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities Remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	-	$-	-

Equity compensation plans not approved by security holders (1)	-	$-	2,000,000

Total	-	$-	2,000,000

(1)	Represents shares reserved for issuance under our Equity Incentive Plan which was approved by shareholders subsequent to September 30, 2007.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES

From May 2005 through November 2005, we issued (i) 400,000 shares of Common Stock to Nakoma Capital LLC ,(ii) 400,000 shares of Common Stock to Ferris Ventures Inc., (iii) 20,000 shares of common Stock to Aries Capital, (iv) 20,000 shares of Common Stock to Jeffrey Chicola, (v) 100,000 shares of Common Stock to David Ryan and  (vi) and 50,000 shares of Common Stock to Chris Leonard in exchange for securities previously issued to such investors.  We relied upon the exemption provided by Section 3(a)(9) of the Securities Act of 1933 in connection with the issuances.

In January 2006, we issued (i) 1,100,000 shares of Common Stock to Allan Hartley as compensation for services provided to us as a board member and an officer, (ii) 200,000 shares of Common Stock to James Zimbler as compensation for services provided to us as an officer, (iii) 50,000 shares to George L. Riggs, III as compensation for serving as a director, (iv) 100,000 shares of Common Stock to Michael Krome for serving as a director, (v) 100,000 shares to Eliot Cole for serving as a director, (vi) 600,000 shares of Common Stock to Pylon Management, Inc. as compensation for services provided and (vii) 20,000 shares to EXP Staffing in connection with the acquisition of certain assets.  We relied upon the exemption provided by Section 4(2) of the Securities Act of 1933 in making such issuances.

In February 2006, we issued (i) 266,667 shares of Common Stock to Michael Krome in lieu of $40,000 of unpaid salary, (ii) 400,000 shares of Common Stock to James Zimbler in lieu of $60,000 of unpaid salary, (iii) 400,000 shares of Common Stock to Ronald Shapss in lieu of $60,000 of unpaid salary, (iv) 260,000 shares of Common Stock to James Zimbler in settlement of $65,000 of indebtedness, (v) 1,100,000 shares of Common Stock to Miami Holdings, LLC in settlement of $165,000 of indebtedness, (vi) 520,000 shares of Common Stock to Ronald Shapps in settlement of $130,000 of indebtedness, (vii) 120,000 shares of Common Stock to James Lyons in settlement of $30,000 of indebtedness, (viii) 220,000 shares of Common Stock to William Bousung in settlement of $55,000 of indebtedness, (ix) 833,333 shares of Common Stock to Pylon Management, Inc. in lieu of $125,000 of consulting fees owed, (x) 200,000 shares of Common Stock to Dennis Abrams in repayment of indebtedness, (xi) 100,000 shares of Common Stock to Phyllis Raymond for services provided, (xii) 300,000 shares of Common Stock to James Zimbler for consulting services, (xiii) 1,300,000 shares of Common Stock to Pylon Management, Inc for consulting services, (xiv) 200,000 shares of Common Stock to CJR Capital for services provided and (xv) 360,000 shares of Common Stock to Ronald Shapss for services provided to us as an officer.  We relied upon exemption provided by Section 4(2) of the Securities Act of 1933 in making these issuances.

In July 2006 we issued (i) an aggregate of 310,000 shares of Common Stock to three parties in connection an acquisition transaction (ii) and 706,000 shares of Common Stock to seven parties in settlement of outstanding claims and obligations.  We relied upon the exemption provided by Rule 4(2) of the Securities Act of 1933 in making these issuances.

In November 2006, we issued (i) 150,000 shares of Common Stock to Ferris Ventures in settlement of amounts owed by us, (ii) 300,000 shares of Common Stock to Dennis Abrams in settlement of amounts owed by us, (iii) 100,000 shares of Common Stock to Michael Krome as compensation for services provided, (iv) 150,000 shares of Common Stock to Chris Hanson and Virginia Greyfort as compensation for services provided, (v) 150,000 shares to Jeff Neiman as compensation for services provided, and (vi) 1,000,000 shares of Common Stock to Tri-State Employment Services, Inc. at a purchase price of $.40 per share.  We relied upon the exemption provided by Section 4(2) of the Securities Act of 1933 in making such issuances.

In February 2007, we issued 300,000 shares of Common Stock to GDR Inc. and 50,000 shares of Common Stock to Aries Capital for consulting services provided.  We relied upon the exemption provided by Section 4(2) of the Securities Act of 1933 in making such issuances.

In April 2007, we issued $201,000 of Convertible Exchangeable Notes and warrants to acquire 55,896 shares of Common Stock to seven (7) investors and relied upon the exemptions provided by Section 4(2) and Rule 506 promulgated thereunder in making such issuances.  We issued an aggregate of 439,729 shares of Common Stock to the investors upon conversion of the Convertible Exchangeable Notes in April 2007.  We relied upon exemptions provided by Section 3(a)(9) of the Securities Act of 1933 in making these issuances.

In April 2007, we issued 1,430,000 shares of Common Stock in connection with the acquisition of the assets of ReStaff Services, Inc., including 300,000 shares issued to Pylon Management, Inc. as a finders fee and 600,000 shares of Common Stock to Tri-State Employment Services, Inc. in consideration for providing financing for the transaction.  We relied upon the exemption provided by Section 4(2) of the Securities Act of 1933 in making such issuances.

In April 2007, we issued (i) 25,000 shares of common Stock to Mercedes Essman as compensation for services provided, (ii) 5,600 shares of Common Stock to Fernando Restrepo in consideration for consulting services, (ii) 60,000 shares of Common Stock to Stephen DelVecchia pursuant to the terms of his employment agreement, and (iii) 500,000 shares of Common Stock to Mark Levine in consideration pursuant to the terms of his employment agreement.  We relied upon the exemption provided by Section 4(2) of the Securities Act of 1933 in making such issuances.

In June 2007, we issued a $250,000 Convertible Note to North Atlantic Resources Ltd.  We relied upon the exemption provided by Section 4(2) of the Securities Act of 1933 in making such issuances.

In January 2008, we issued 744,031 shares of common stock and warrants to purchase 100,000 shares of common stock to North Atlantic Resources, Ltd. in exchange for the $250,000 Convertible Note previously issued to North Atlantic Resources, Ltd.  We relied upon the exemption provided by section 3(a)(9) of the Securities Act of 1933 in connection with this transaction.

In January and February 2008 we issued an aggregate of 847,500 shares of common stock to officers and directors.  We relied upon the exemption provided by Section 4(2) of the Securities Act of 1933 and Rule 506 promulgated thereunder in making such issuances.

In February 2008 we issued an aggregate of 100,000 shares of common stock to 3 investors.  We relied upon the exemption provided by Section 4(2) of the Securities Act of 1933 and Rule 506 promulgated thereunder in making such issuances.

ITEM 11.  DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

Our authorized capital stock consists of 100 million shares, consisting of 95 million shares of common stock, par value $.0001 per share, and 5 million shares of preferred stock, par value $.0001 per share.  As of March 1, 2008, there were 20,568,911 shares of common stock, and no shares of preferred stock outstanding.  The following description of the material features of our capital stock is intended as a summary only and is qualified by its entirety by reference to our certificate of incorporation and the bylaws, a copy of which is filed as an exhibit to this registration statement.

Common Stock

Each share of common stock entitles the holder thereof to one vote on all matters submitted to the shareholders.  Since the common stock does not have cumulative voting rights, holders of more than 50% of the outstanding shares can elect all of the directors and holders of the remaining shares could not elect any directors.  The shares are not subject to redemption and there are no preemptive rights.  All outstanding shares of common stock are fully paid and non-assessable.  Holders of common stock are entitled to receive dividends out of funds legally available for distribution when, as and if declared by the Board of Directors.  The payment of cash dividends on the common stock is unlikely for the foreseeable future.  Upon any liquidation, dissolution or winding up of the Company, holders of common stock are entitled to share pro rata in any distribution to the holders of common stock.

As of March 1, 2008, there were approximately 269 record holders of our common stock.

Preferred Stock

Our certificate of incorporation authorizes the Board of Directors to issue shares of preferred stock in one or more series with such dividend, liquidation, conversion, redemption and other rights as the Board establishes at the time.  Shareholder approval is not required to issue preferred stock.  To the extent that we issue any shares of Preferred Stock, the ownership interest and voting power of existing shareholders could be diluted.

The preferred stock could be issued in one or more series with such voting, conversion and other rights as would discourage possible acquirers from making a tender offer or other attempt to gain control of our company, even if such transaction were generally favorable to our stockholders.  In the event of a proposed merger, tender offers or other attempt to gain control of our company which the Board does not approve, it might be possible for the Board to authorize the issuance of a series of preferred stock with rights and preferences which could impede the completion of such a transaction.  The Board could authorize holders of the preferred stock to vote, either separately as a class or with the holders of common stock, on any merger, sale or exchange of assets or other extraordinary corporate transaction.  Preferred stock may be used to discourage possible acquirers from making a tender offer or other attempt to gain control of our company with a view to imposing a merger or sale of all or any part of our assets, even though a majority of shareholders may deem such acquisition attempts to be desirable.

Preferred stock may also be used as consideration for any acquisitions that we undertake, either alone or in combination with shares, notes or other assets including cash or other liquid securities.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933.  Our certificate of incorporation provides for indemnification of our officers, directors, employees and agents to the extent and under the circumstances permitted under the Delaware General Corporation Law.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The consolidated financial statements required by this item are appended to the end of this registration statement, following the signature page.

ITEM 14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS

(a)           Financial Statements.

The index of the financial statements filed herewith is presented on page F-1.

(b)           Exhibit Index.

Number	Description
2.1	Asset Purchase Agreement between Accountabilities, Inc. and Stratus Services Group, Inc. (1)
2.2	Asset Purchase Agreement between Accountabilities, Inc. and US Temp Services, Inc. (previously filed)
2.3	Asset Purchase Agreement between Accountabilities, Inc. and Restaff Services, Inc. (previously filed)
3.1	Amended and Restated Certificate of Incorporation of the Registrant. (previously filed)
3.2	By-Laws of the Registrant. (2)
10.1	Convertible Note issued by Accountabilities, Inc. to North Atlantic Resources LTD in principal amount of $250,000 (1).
10.2	Form of Warrant issued with respect to 55,986 shares of Accountabilities, Inc. Common Stock. (1)
10.3	Employment Agreement between Accountabilities, Inc. and Allan Hartley. (1)
10.4	Employment Agreement between Accountabilities, Inc. and Mark Levine. (1)
10.5	Employment Agreement between Accountabilities, Inc. and Stephen DelVecchia. (1)
10.6	Convertible Subordinated Note dated March 31, 2006 issued by Accountabilities, Inc. to Bernard Freedman and Alice Freedman Living Trust in principal amount of $675,000. (1)
10.7	Demand Note dated March 31, 2006 issued by Accountabilities, Inc. to Washington Capital in the principal amount of $150,000. (1)
10.8	Subordinated Note dated March 31, 2006 issued by Accountabilities, Inc. to Bernard Freedman and Alice Freedman Living Trust in principal amount of $175,000. (1)
10.9	Promissory Note dated March 31, 2006 issued by Accountabilities, Inc. to Stratus Services Group, Inc. in principal amount of $80,000. (1)
10.10	Consulting Agreement dated March 31, 2006 between Accountabilities, Inc. and William Thomas. (1)
10.11	Consulting Agreement dated March 31, 2006 between Accountabilities, Inc. and Jerry Schumacher. (1)
10.12	Consulting Agreement dated March 31, 2006 between Accountabilities, Inc. and Washington Capital, LLC. (1)
10.13	Convertible Note dated April 1, 2006 to NGA, Inc. in principal amount of $280,000. (1)
10.14	Promissory Note dated February 26, 2007 issued by Accountabilities, Inc. to ReStaff Services, Inc. in principal amount of $300,000. (1)
10.15	Promissory Note dated February 26, 2007 issued by Accountabilities, Inc. to ReStaff Services, Inc. in principal amount of $2,900,000. (1)
10.16	Interim Financing Agreement dated February 23, 2007 between Accountabilities, Inc. and Tri-State Employment Services, Inc. (1)
10.17	Stock Purchase Agreement dated November 27, 2006 between Accountabilities, Inc. and Tri-State Employment Services, Inc. (1)
10.18	Agreement dated August 1, 2006 between Accountabilities, inc. and Tri-State Employment Services , Inc. (1)
10.19	Account Transfer Agreement dated as of March 1, 2007 between Accountabilities, Inc. and Wells Fargo. (1)
10.20	Finder's Fee Agreement dated February 26, 2007 between Accountabilities, Inc. and Pylon Management, Inc. (1)
10.21	Accountabilities, Inc. Equity Incentive Plan.
10.22	Temporary Forbearance Agreement dated October 31, 2007 between Accountabilities, Inc. and Washington Capital, LLC
10.23	Temporary Forbearance Agreement dated October 31, 2007 between Accountabilities, Inc. and Bernard Freedman.
10.24	Temporary Forbearance Agreement dated October 31, 2007 between Accountabilities, Inc. and Bernard Freedman.
10.25	Temporary Forbearance Agreement dated October 31, 2007 between Accountabilities, Inc. and NGA, Inc.
10.26	Exchange Agreement dated January 22, 2008 between Accountabilities, Inc. and North Atlantic Resources, Ltd.
10.27	Warrant dated January 22, 2008 issued to North Atlantic Resources, Ltd.
10.28	Form of Warrant issued in connection with January 2008 Private Placement.
21	Subsidiaries (1)

Footnote 1
Incorporated by reference to similarly numbered Exhibits filed with Amendment No. 2 to the Registration Statement on Form S-4 of Hyperion Energy Inc. as filed with the Securities and Exchange Commission on November 27, 2007.

Footnote 2	Incorporated by reference to Exhibit 3.4 to the Form 10SB of Registrant filed with the Securities and Exchange Commission on November 21, 2000

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

AccountAbilities, Inc.

Date: March 5, 2008	By:	/s/ Stephen DelVecchia
Name: Stephen DelVecchia
Title: Chief Financial Officer

Date: March 5, 2008	By:	/s/ James W. Zimbler
Name: James W. Zimbler
Title: Vice President

INDEX TO FINANCIAL STATEMENTS

AccountAbilities, Inc.

Culver City, California, Lawndale, California and Orange, California Offices of Stratus Services Group, Inc.

ReStaff Services, Inc.

US Temp Services, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders of
Accountabilities, Inc.

We have audited the accompanying balance sheets of Accountabilities, Inc. (the “Company”), as of September 30, 2007 and 2006 and the related statements of operations, cash flows and stockholders’ equity (deficit) for the years ended September 30, 2007 and 2006 and the period from June 9, 2005 (date of inception) to September 30, 2005.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Accountabilities, Inc. as of September 30, 2007 and 2006 and the related statements of operations, cash flows and stockholders’ equity (deficit) for the years ended September 30, 2007 and 2006 and the period from June 9, 2005 (date of inception) to September 30, 2005 in conformity with accounting principles generally accepted in the United States of America.

/s/ Miller, Ellin & Company, LLP
CERTIFIED PUBLIC ACCOUNTANTS

New York, New York
January 16, 2008

ACCOUNTABILITIES, INC.

BALANCE SHEETS

	September 30,	September 30,
	2007	2006

ASSETS

Current assets
Cash	$137,000	$8,000
Accounts receivable – less allowance for doubtful accounts of $338,000 and $140,000, respectively	224,000	106,000
Due from financial institution	134,000	431,000
Unbilled receivables	1,182,000	945,000
Prepaid expenses	268,000	216,000
Due from related party	51,000	14,000
Total current assets	1,996,000	1,720,000

Property and equipment, net	149,000	135,000
Other assets	34,000	32,000
Intangible assets, net	2,023,000	745,000
Goodwill	4,617,000	1,441,000
Total assets	$8,819,000	$4,073,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$1,348,000	$1,293,000
Accrued wages and related obligations	1,367,000	1,178,000
Current portion of long-term debt	691,000	431,000
Current portion of related party long-term debt	1,647,000	473,000
Due to related party	169,000	-
Total current liabilities	5,222,000	3,375,000

Long term debt, net of current portion	450,000	665,000
Related party long-term debt, net of current portion	2,440,000	45,000
Acquisition related contingent liability	257,000	448,000
Total liabilities	8,369,000	4,533,000

Commitments and contingencies (Note 14)

Stockholders’ equity (deficit)
Preferred stock, $0.0001 par value, 5,000,000 shares authorized; zero shares issued and outstanding	-	-
Common stock, $0.0001 par value, 95,000,000 shares authorized; 17,469,000 and 12,759,000 shares issued and outstanding, respectively	2,000	1,000
Additional paid-in capital	1,085,000	2,000
Accumulated deficit	(637,000)	(463,000)
Total stockholders’ equity (deficit)	450,000	(460,000)

Total liabilities and stockholders’ equity	$8,819,000	$4,073,000

The accompanying notes are an integral part of these financial statements.

ACCOUNTABILITIES, INC.

STATEMENTS OF OPERATIONS

			For the Period
			June 9, 2005
	Year Ended		(Date of Inception) to
	September 30,	September 30,	September 30,
	2007	2006	2005

Revenue	$57,581,000	$34,088,000	$-

Direct cost of services	48,061,000	28,728,000	-

Gross profit	9,520,000	5,360,000	-

Selling, general and administrative expenses	8,478,000	5,116,000	91,000
Depreciation and amortization	321,000	118,000	-

Income (loss) from operations	721,000	126,000	(91,000)

Interest expense	895,000	498,000	-

Net loss	$(174,000)	$(372,000)	$(91,000)

Basic and diluted net loss per share	$(0.01)	$(0.04)	$(0.03)

Shares used in basic and diluted per-share calculations	15,515,000	8,792,000	2,960,000

The accompanying notes are an integral part of these financial statements.

ACCOUNTABILITIES, INC.

STATEMENTS OF CASH FLOWS

			For the Period
			June 9, 2005
	Year Ended		(Date of Inception) to
	September 30,	September 30,	September 30,
	2007	2006	2005
Cash flows from operating activities:
Net loss	$(174,000)	$(372,000)	$(91,000)

Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	321,000	118,000	-
Bad debt expense	188,000	140,000	-
Stock-based compensation	19,000	511,000	-
Amortization of discount on long-term debt	7,000	-	-
Changes in operating assets and liabilities, net of effect of acquisitions:
Trade accounts receivable	(343,000)	(833,000)	-
Due from financial institution	297,000	(431,000)	-
Prepaid expenses	15,000	(215,000)	-
Due from related party	(37,000)	(14,000)	-
Other assets	(2,000)	(32,000)	-
Accounts payable and accrued liabilities	327,000	1,396,000	92,000
Net cash provided by operating activities	618,000	268,000	1,000

Cash flows from investing activities:
Purchase of property and equipment	(69,000)	(94,000)	(1,000)
Acquisitions	(730,000)	(247,000)	-
Net cash used in investing activities	(799,000)	(341,000)	(1,000)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	275,000	-	-
Principal payments on long-term debt	(289,000)	(125,000)	-
Proceeds from issuance of long-term debt – related parties	384,000	311,000	-
Principal payments on long-term debt – related parties	(590,000)	(26,000)	-
Payments on contingent acquisition related liability	(191,000)	(229,000)	-
Proceeds from issuance of common stock	721,000	150,000	-

Net cash provided by financing activities	310,000	81,000	-

Change in cash	129,000	8,000	-

Cash at beginning of period	8,000	-	-

Cash at end of period	$137,000	$8,000	$-

The accompanying notes are an integral part of these financial statements.

ACCOUNTABILITIES, INC.

Statement of Stockholders’ Equity (Deficit)

			Additional		Total
	Common Stock		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Equity (Deficit)

Balances as of June 9, 2005	2,960,000	$-	$(1,765,000)	$-	$(1,765,000)
Net loss for the period June 9, 2005 to September 30, 2005		-	-	(91,000)	(91,000)
Balances as of September 30, 2005	2,960,000	-	(1,765,000)	(91,000)	$(1,856,000)

Issuances in satisfaction of Humana Businesses’ liabilities	5,586,000	1,000	976,000	-	977,000
Stock-based compensation relating to restricted common stock	2,310,000	-	346,000	-	346,000
Restricted common stock issued for fees	1,300,000	-	166,000	-	166,000
Issuance of restricted common stock for assets	20,000	-	45,000	-	45,000
Issuance of restricted common stock for US Temps acquisition	310,000	-	85,000	-	85,000
Note conversion to restricted common stock	273,000	-	149,000	-	149,000
Net loss for the year ended September 30, 2006		-	-	(372,000)	(372,000)
Balances as of September 30, 2006	12,759,000	1,000	2,000	(463,000)	(460,000)

Issuances in satisfaction of Humana Businesses’ liabilities	950,000	-	89,000	-	89,000
Issuances of restricted common stock	1,445,000	1,000	602,000	-	603,000
Issuance of restricted common stock with loan for purchase of ReStaff	600,000	-	119,000	-	119,000
Issuance of restricted common stock for ReStaff acquisition	830,000	-	188,000	-	188,000
Stock-based compensation expense relating to restricted stock	585,000	-	19,000	-	19,000
Restricted stock issued for future services	300,000	-	66,000	-	66,000
Net loss for the year ended September 30, 2007		-	-	(174,000)	(174,000)
Balances as of September 30, 2007	17,469,000	$2,000	$1,085,000	$(637,000)	$450,000

The accompanying notes are an integral part of these financial statements.

ACCOUNTABILITIES, INC.

NOTES TO FINANCIAL STATEMENTS

1.      Summary of Significant Accounting Policies

Nature of Operations

Accountabilities, Inc. (the “Company”) was incorporated in November 1994 under the laws of the State of Delaware under the name Thermaltec International, Corp.  On May 18, 2001, the Company changed its name to TTI Holdings of America Corp. (“TTI”).  From its inception until July 2001, TTI was primarily engaged in the thermal spray coating industry in the United States and Costa Rica.  In July 2001, TTI discontinued the operations of its thermal spraying business.  In August 2002, in anticipation of a merger which did not occur, TTI merged with a newly formed wholly owned subsidiary, Steam Cleaning USA Inc., and simultaneously changed its name to Steam Cleaning USA, Inc.  In July 2003, Steam Cleaning USA, Inc. acquired all of the outstanding common stock of Humana Trans Services Holding Corp, in exchange for substantially all of the outstanding shares of Steam Cleaning USA, Inc. and as a result changed its name to Humana Trans Services Holding Corp. (“Humana”).  Humana’s primary business operations consisted of i) providing employee leasing and benefits processing services to clients and ii) temporary staffing solutions to the trucking industry.  On or about December 31, 2004 Humana sold its employee leasing and benefit processing business to a third party.  In July 2005, Humana sold the segment of its business devoted to the trucking industry to an entity controlled by its management team.  On June 9, 2005 (the Date of Inception) the Company formed a new subsidiary, Accountabilities, Inc. for the purpose of acquiring a business plan and concept related to the staffing and recruitment of professional employees.  Operations related to the business of Accountabilities, Inc. began on September 1, 2005.  In October 2005, Accountabilities, Inc. was merged into Humana and the surviving corporation changed its name to Accountabilities, Inc.  All references to the business of the Company prior to the Date of Inception are hereinafter referred to as “the Humana Businesses”.

The Company is a national provider of temporary commercial staffing in areas such as light industrial and clerical services, and professional niche consulting and staffing services in areas such as accounting, pharmaceutical and information technology.  The Company conducts all of its business in the United States through the operation of 13 staffing and recruiting offices, and through sales and marketing agreements with nine public accounting firms.  The agreements with the public accounting firms generally provide for the public accounting firm to market and sell accounting and finance staffing and placement services to customers in a defined market in exchange for a defined share of profits generated from those sales.  Immediately prior to the Date of Inception, the Company had no material business operations.

Basis of Presentation and Principles of Consolidation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and the rules of the Securities and Exchange Commission (“SEC”).  As a result of the dispositions of all operations associated with the Humana Businesses, which were conducted in separate subsidiaries, and the subsequent formation and startup of Accountabilities, Inc., the financial statements have been prepared based upon a change in reporting entity wherein only the accounts and related activity of the Company beginning with the Date of Inception have been included, and all accounts and related operating activity of the discontinued Humana Businesses have been excluded, in order to reflect this reorganization of the Company.

Revenue Recognition

Staffing and consulting revenues are recognized when professionals deliver services.  Permanent placement revenue, which generated 2.6%, and 2.1% of total revenue in fiscal 2006 and 2007, is recognized when the candidate commences employment, net of an allowance for those not expected to remain with clients through a 90-day guarantee period, wherein the Company is obligated to find a suitable replacement.

Cash

The Company considers cash on hand, deposits in banks, and short-term investments purchased with an original maturity date of three months or less to be cash and cash equivalents.

Accounts Receivable

The Company maintains an allowance for doubtful accounts for estimated losses resulting from its clients failing to make required payments for services rendered.  Management estimates this allowance based upon knowledge of the financial condition of its clients, review of historical receivable and reserve trends and other pertinent information.  If the financial condition of the Company’s clients deteriorates or there is an unfavorable trend in aggregate receivable collections, additional allowances may be required.

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation and amortization.  Depreciation is computed using the straight-line method over the following estimated useful lives:

Furniture and Fixtures	3 years
Office Equipment	3 years
Computer Equipment	5 years
Software	3 years
Leasehold Improvements	Term of lease

Assessments of whether there has been a permanent impairment in the value of property and equipment are periodically performed by considering factors such as expected future operating income, trends and prospects, as well as the effects of demand, competition and other economic factors.  Management believes no permanent impairment has occurred.

Intangible Assets

In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill and other intangible assets with indefinite lives are not subject to amortization but are tested for impairment annually or whenever events or changes in circumstances indicate that the asset might be impaired.  The Company performed its annual impairment analysis as of May 31, 2007 and will continue to test for impairment annually.  No impairment was indicated as of May 31, 2007.  Other intangible assets with finite lives are subject to amortization, and impairment reviews are performed in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

Stock-Based Compensation

The Company calculates stock-based compensation expense in accordance with SFAS No. 123 Revised, “Share-Based Payment” (“SFAS 123(R)”).  This pronouncement requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options, stock appreciation rights and restricted stock awards to be based on estimated fair values. Under SFAS 123(R), the value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods.  The Company recognizes stock-based compensation expense on a straight-line basis.

Per Share Information

The Company presents basic and diluted earnings per share (“EPS”) amounts in accordance with SFAS No. 128, “Earnings Per Share.”  This pronouncement establishes standards for the computation, presentation and disclosure requirements for EPS for entities with publicly held common shares and potential common shares.  Basic EPS is calculated by dividing net income by the weighted average number of common shares outstanding during the period.  Diluted EPS is based upon the weighted average number of common shares and common stock equivalent shares outstanding during the period.  Common stock equivalent shares are excluded from the computation in periods in which they have an anti-dilutive effect.  The weighted average number of shares for 2007 and 2006 excludes 1,165,000 and 959,000 common stock equivalents representing warrants and convertible debt since the effect of including them would be anti-dilutive.  There were no common stock equivalents during the period from the Date of Inception to September 30, 2005.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes”.  Under this method, deferred income taxes are recognized for the estimated tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory rates applicable to the periods in which the differences are expected to affect taxable income.  If necessary, valuation allowances are established to reduce deferred tax assets to the amount expected to be realized when, in management’s opinion, it is more likely than not that some portion of the deferred tax assets will not be realized.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Although management believes these estimates and assumptions are adequate, actual results could differ from the estimates and assumptions used.

2.      Acquisitions

ReStaff Services, Inc. Offices Acquisition

On February 26, 2007, the Company acquired the operations, including three offices of ReStaff Services, Inc. (“ReStaff”), for a total purchase price of $4,710,000.  The purchase price consisted of the following: a) $400,000 in cash due at the day of the closing of the transaction, b) $300,000 in cash due May 26, 2007, c) $347,000 in cash subject to the collection of certain identified accounts receivable, d) a $300,000 note due February 26, 2009 and bearing interest at 6% per annum, e) a $2,900,000 note bearing interest at 6% per annum, payable in equal monthly installments of $69,400 over four years beginning June 27, 2007, which is subject to proportionate reduction in principal in the event the acquired operations generate less than $1,000,000 in net income before taxes in any year during the term of the note, f) 500,000 shares of common stock valued at approximately $113,000, g) a $342,000 fee payable to a major shareholder as consideration for brokering and structuring the transaction, comprised of $274,000 payable in 104 equal weekly installments of $2,885 and bearing annual interest of 9% and 300,000 shares of restricted common stock valued at $68,000, and h) 30,000 shares of restricted common stock issued to key employees of ReStaff valued at $7,000.  A portion of the purchase price is subject to reduction if ReStaff’s audited net income for the year ending December 31, 2006 is less than $1,350,000.  The reduction in the purchase price will be determined by multiplying $3,900,000 by a fraction, the numerator of which will be the actual, audited net income and the denominator of which will be $1,350,000. If it is determined that a purchase price reduction is warranted, the debt issued in (d) and (e) will be correspondingly reduced.  Management has subsequently received a 2006 income statement and is currently determining the appropriate reduction, and restructuring of such debt.  All results of operations of ReStaff have been included in the accompanying Statements of Operations since the date of acquisition.

In order to finance portions of the purchase price, the Company entered into a borrowing arrangement with another major stockholder from which the Company also leases the majority of its workforce, as explained further in Notes 4 and 6 below.  Under the terms of the agreement up to $950,000 may be borrowed without interest.  As consideration for the loan, the stockholder was granted 600,000 shares of restricted common stock.  The Company borrowed and subsequently repaid $450,000 in March, 2007, and borrowed the balance of $500,000 in June, 2007 which is payable in equal weekly installments of

$10,000.  The Company follows the guidance in Accounting Principles Board Opinion No. 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants,” by treating the relative fair value of the restricted common stock granted as a discount to the debt, with a corresponding increase in additional paid-in capital.  Accordingly, a relative fair value associated with the granted common stock of $119,000 was calculated, $4,000 of which was apportioned to the initial $450,000 borrowed and repaid in March, 2007 and recorded as interest expense, and $115,000 was apportioned to the $500,000 balance and recorded as deferred financing costs to be amortized as interest expense beginning in June, 2007.  As of September 30, 2007, the fair value of the loan outstanding was $284,000.

The following table summarizes the estimated fair values of the assets acquired and the liabilities assumed at the date of the acquisition.  The Company is in the process of obtaining third-party valuations of certain intangible assets; thus the allocation of the purchase price is subject to refinement.

Property and equipment	$5,000
Non-competition agreement	80,000
Accounts receivable	200,000
Customer lists and relationships	1,461,000
Goodwill	3,026,000
Total assets acquired	4,772,000
Accrued liabilities	62,000
Total purchase price	$4,710,000

Customer lists and relationships, and the non-competition agreement are being amortized over weighted average useful lives of seven years and three years, respectively.  For the year ended September 30, 2007 amortization of $122,000 and $16,000 has been recognized related to the customer lists and relationships and the non-competition agreement, respectively.

US Temp Services, Inc. Offices Acquisition

On March 31, 2006 the Company acquired the operations of five offices from US Temp Services, Inc. (“US Temp Acquisition”) for a total purchase price of $1,723,000.  The consideration included $75,000 in cash and $930,000 in notes payable.  Concurrent with the acquisition, the Company entered into long-term consulting agreements with two of the principals, which required the issuance of 160,000 shares of common stock valued at approximately $44,000 and a series of payments for future consulting services which have been treated as debt obligations with a fair value at the date of acquisition of approximately $292,000.  The stock and payments under the consulting agreements have been treated as additional purchase price consideration.  Transaction costs directly attributable to the acquisition totaled $382,000 and included consideration totaling $275,000 given to an individual, who is also a major shareholder of the Company, in the form of 150,000 shares of common stock valued at approximately $41,000, a demand note totaling $150,000, and a series of payments for future consulting services which have been treated as debt obligations with a fair value at the date of acquisition of approximately $84,000.  All results of operations of the acquired offices have been included in the accompanying Statement of Operations since the date of acquisition.

The following table summarizes the fair values of the assets acquired and the liabilities assumed at the date of the acquisition pursuant to Statement of Financial Accounting Standards No. 141, Business Combinations (“SFAS 141”).

Accounts receivable	$358,000
Property and equipment	25,000
Customer lists and relationships	168,000
Non-solicitation agreement	30,000
Goodwill	1,335,000
Total assets acquired	1,916,000
Accrued liabilities	(193,000)
Total purchase price	$1,723,000

Customer lists and relationships, and the non-solicitation agreement are being amortized over weighted average useful lives of seven years and three years, respectively.  For the year ended September 30, 2007 amortization of $24,000 and $10,000 has been recognized related to the customer lists and relationships and the non-solicitation agreement, respectively.  For the year ended September 30, 2006 amortization of $12,000 and $5,000 has been recognized related to these respective assets.

Stratus Services Group, Inc. Offices Acquisition

On November 28, 2005 the Company acquired the operations of three offices from Stratus Services Group, Inc. (“Stratus Acquisition”).  All results of operations of the acquired offices have been included in the accompanying Statements of Operations since the date of acquisition.  The purchase price is contingent upon the future revenues generated by the offices from existing customers as follows: a.) 2% of revenue for the first twelve months, b) 1% of revenue for the second twelve months, and c) 1% of revenue for the third twelve months (“Stratus Earnout”).  In accordance with SFAS 141, fair values were assigned to the acquired assets and liabilities in recording the acquisition, and accordingly $638,000 was assigned to customer lists and relationships, and $40,000 to property and equipment.  Because the purchase price includes only the Stratus Earnout which is based upon future revenues, the total fair value of the acquired assets is greater than the purchase price as of the day of the acquisition, which was zero as the Stratus Earnout had yet to be earned.  Consequently, the total fair value of the acquired assets of $678,000 was recorded as a liability (“Acquisition related contingent liability”) as of the day of the acquisition in accordance with SFAS 141.  For the years ending September 30, 2007 and 2006, $191,000 and $230,000 has been paid relating to the Stratus Earnout, respectively, reducing the Acquisition related contingent liability to $257,000 and $448,000 as of September 30, 2007 and 2006, respectively.

Customer lists and relationships associated with the Stratus Acquisition are being amortized over a weighted average useful life of seven years.  For the years ending September 30, 2007 and 2006, amortization of $91,000 and $75,000 has been recognized related to the customer lists and relationships.

EXP Staffing, Inc. Offices Acquisition

On January 1, 2006 the Company acquired the operations of two offices from EXP Staffing, Inc. (“EXP”).  The purchase price consisted of 20,000 shares of common stock valued at $45,000, which was recorded as goodwill.  The historical results of operations of EXP are not considered material to the financial statements of the Company and, therefore, pro forma disclosures are not included below.

Nucon Engineering Accounts Receivable and Customer Lists

On December 23, 2005, the Company acquired outstanding accounts receivable and customer lists from Nucon Engineering Associates, Inc. (“Nucon”), in exchange for a series of payments to the principal totaling $61,000.  No other assets, liabilities or commitments were exchanged.  The servicing of the accounts receivable and customer relationships associated with the customer lists were assumed by existing employees of the Company.  The historical results of operations of Nucon are not considered material to the Company’s financial statements and, therefore, pro forma disclosures are not included below.

The following unaudited pro forma information shows the Company’s results of operations for the years ended September 30, 2007 and 2006 and the period from the Date of Inception to September 30, 2005, as if the ReStaff Acquisition, US Temp and Stratus acquisitions had occurred at the Date of Inception.

	Year Ended September 30, 2007	Year Ended September 30, 2006	For the Period from June 9, 2005 (Date of Inception) to September 30, 2005
Revenue	$65,898,000	$66,537,000	$19,410,000

Net (loss) income	$(342,000)	$(232,000)	$136,000

Basic and diluted (loss) income per share	$(0.02)	$(0.02)	$0.03

3.      Intangible Assets and Goodwill

The following table presents detail of the Company’s intangible assets, estimated lives, related accumulated amortization and goodwill at September 30, 2007 and 2006:

	As of September 30, 2007			As of September 30, 2006
		Accumulated			Accumulated
	Gross	Amortization	Net	Gross	Amortization	Net

Customer lists and relationships (7 years)	$2,269,000	$(325,000)	$1,944,000	$808,000	$(88,000)	$720,000
Non-competition agreements (3 years)	110,000	(31,000)	79,000	30,000	(5,000)	25,000
Total	$2,379,000	$(356,000)	$2,023,000	$838,000	$(93,000)	$745,000

Goodwill (indefinite life)	$4,617,000		$4,617,000	$1,441,000		$1,441,000

The Company recorded amortization expense for the years ended September 30, 2007 and 2006 of $263,000 and $93,000, respectively.  The Company recorded no amortization expense for the period from the Date of Inception to September 30, 2005.  Estimated intangible asset amortization expense (based on existing intangible assets) for the years ending September 30, 2008, 2009, 2010, 2011 and 2012 is $361,000, $356,000, $335,000, $324,000 and $324,000, respectively.  The change in the balance of goodwill is primarily the result of the purchase of ReStaff.

4.      Related Parties

Due from related party on the accompanying Balance Sheet represents outstanding amounts advanced to major shareholders and the president of the Company.   During 2007 the Company advanced $25,000 to a major shareholder and $12,000 to a company whose owners are major shareholders in the Company.  The Company received a promissory note dated March 24, 2006 totaling $14,000 from the president of the Company.  The note is payable upon demand and is not subject to interest.

In addition, the Company leases the majority of its workforce from a professional employer organization that is also a major shareholder of the Company as explained further in Note 6 below, and has also incurred debt with various related parties, including this professional employer organization and major shareholder, as explained further in Note 7 below.

5.      Property and Equipment

At September 30, 2007 and 2006 property and equipment consisted of the following:

	September 30,	September 30,
	2007	2006

Furniture and fixtures	$106,000	$92,000
Office equipment	19,000	9,000
Computer equipment	77,000	41,000
Software	5,000	1,000
Leasehold improvements	27,000	17,000
	234,000	160,000
Less accumulated depreciation	85,000	25,000
	$149,000	$135,000

6.      Accrued Wages and Related Obligations

Accrued wages and related obligations consisted of the following as of September 30, 2007 and 2006:

	September 30,	September 30,
	2007	2006

Accrued payroll and related costs	$155,000	$183,000
Accrued leased employee costs	1,212,000	995,000
	$1,367,000	$1,178,000

Accrued leased employee costs include the costs associated with employees leased from a professional employer organization that also owns approximately 27% of the outstanding common stock of the Company as of September 30, 2007.  The Company leases employees associated with all of its operations, with the exception of certain employees involved only in corporate functions.  The Company pays an amount equal to the actual wages and associated payroll taxes for the employee plus an agreed upon rate for workers’ compensation insurance.  The total amount charged by TSE for the years ended September 30, 2007 and 2006 was $50,979,000 and $25,312,000, respectively.

7.      Long-Term Debt

Long-term debt at September 30, 2007 and 2006 is summarized as follows:

	September 30,	September 30,
	2007	2006

Long-term debt
8% subordinated note (i)	$93,000	$119,000
3% convertible subordinated note (ii)	527,000	631,000
Unsecured note (iii)	80,000	80,000
Long term capitalized consulting obligations (v)	159,000	266,000
10% convertible subordinated note (xiii)	232,000	-
Other debt	50,000	-
Total	1,141,000	1,096,000
Less current maturities	691,000	431,000
Non-current portion	450,000	665,000

Related party long-term debt
8% unsecured demand note (iv)	101,000	135,000
Long term capitalized consulting obligations (vi)	46,000	73,000
12% unsecured convertible note (vii)	270,000	280,000
Demand loan (viii)	30,000	30,000
6% unsecured note (ix)	300,000	-
6% unsecured note (x)	2,846,000	-
9% unsecured note (xi)	210,000	-
Unsecured loan (xii)	284,000	-
Total	4,087,000	518,000
Less current maturities	1,647,000	473,000
Non-current portion	2,440,000	45,000

Total long-term debt	5,228,000	1,614,000
Less current maturities	2,338,000	904,000
Total non-current portion	$2,890,000	$710,000

US Temp Services, Inc. Acquisition Notes and Long Term Consulting Obligations

As partial consideration associated with the US Temp Acquisition four notes were issued.

(i)           A $175,000 subordinated note was issued March 31, 2006, and was due January 30, 2007.  The note has an annual interest rate of 8% with principal and interest payable in equal monthly installments of $18,150.  The note is secured by office equipment and other fixed assets.  Due to the failure to make timely payments under the terms of the note, the holder has elected the option of declaring the note in technical default and began assessing interest, beginning April 1, 2007, at the rate of 11.25% per annum, and to impose a 5% late charge on the overdue balance outstanding.  On October 31, 2007, the Company entered into a forbearance agreement with the holder of the note wherein the holder agreed to waive defaults and refrain from exercising its rights and remedies against the Company until October 31, 2008 in exchange for an increase in the interest rate to 16.25%.

(ii)           A $675,000 convertible subordinated note was issued March 31, 2006 and is due March 31, 2012.  The note bears interest at an annual rate of 3%, and is convertible in part or in whole into common shares at any time at the option of the holder at the specified price of $1.50 per share.  The note is secured by office equipment and other fixed assets.

(iii)           A $80,000 unsecured non-interest bearing note was issued March 31, 2006, and was due June 29, 2006.  Due to the failure to make timely payments under the terms of the note, on April 1, 2007, the holder elected the option of declaring the note in technical default and began charging interest at a rate of 18% per annum.  On October 31, 2007, the Company entered into a forbearance agreement with the holder of the note wherein the holder agreed to waive defaults and refrain from exercising its rights and remedies against the Company until October 31, 2008 in exchange for an increase in the interest rate to 18%.

 (iv)           A $150,000 unsecured demand note was issued March 31, 2006 to a principal shareholder of the Company as a finders fee in consideration for sourcing and completing the US Temp Acquisition.  The note bears an annual interest rate of 8%. On October 31, 2007, the Company entered into a forbearance agreement with the holder of the note wherein the holder agreed to waive defaults and refrain from exercising its rights and remedies against the Company until October 31, 2008 in exchange for an increase in the interest rate to 13%.

On March 31, 2006, in connection with the US Temp Acquisition, the Company entered into three long term consulting obligations which require the Company to pay fixed recurring amounts but which do not require the other party to provide any minimum level of services. Consequently, the agreements have been treated as debt obligations in the accompanying financial statements and capitalized, net of interest imputed at a rate of 8.75% per year. The imputed interest was determined by reference to terms associated with credit available to the Company at that time. All three agreements expire on March 31, 2009.

(v)           Two of the agreements were entered into with the principals of US Temps and each require annual payments of $60,000 in the first two years and $30,000 in the final year, payable in fixed weekly amounts. These two agreements in total were initially recognized at a fair value of $292,000 using a discount rate of 8.75%.

(vi)           The third agreement was entered into with a major shareholder of the Company and requires annual payments of $30,000 in each of three years, payable in fixed weekly amounts.  The agreement was initially recorded at a fair value of $84,000 using an interest rate of 5%.

12% Unsecured Convertible Note

(vii)           A $280,000 unsecured convertible note was issued on April 1, 2006 to a shareholder and director of the Company.  The note was due April 1, 2007, bearing an annual interest rate of 12%.  On October 31, 2007, the Company entered into a forbearance agreement with the holder of the note wherein the holder agreed to waive defaults and refrain from exercising its rights and remedies against the Company until October 31, 2008 in exchange for an increase in the interest rate to 18%. The note is convertible into common shares at any time at the option of the holder at a conversion rate of $.40 per share up to the first $100,000 of principal, $.55 per share up to the next $100,000 of principal, and up to $.75 per share up to the final $80,000 in principal.

Demand Loan

(viii)           In October 2005 a major shareholder advanced the Company $30,000 to fund its initial operations.  The amount is classified as a short-term loan and is due and payable upon demand by the shareholder.

ReStaff Inc., Acquisition Notes

As partial consideration associated with the ReStaff Acquisition the following notes and loan were issued.  The notes issued in (ix) and (x) below were issued to the then sole shareholder of ReStaff who was also issued 600,000 shares of common stock as partial consideration and who also became an employee of the company.  A portion of the ReStaff Acquisition purchase price is subject to reduction if ReStaff’s audited net income for the year ending December 31, 2006 is less than $1,350,000.  The reduction in the purchase price will be determined by multiplying $3,900,000 by a fraction, the numerator of which will be the actual, audited net income and the denominator of which will be $1,350,000.  If it is determined that a purchase price reduction is warranted, the debt issued in (ix) and (x) will be correspondingly reduced. Management has subsequently received a 2006 income statement and is currently determining the appropriate reduction, and restructuring of such debt.  In addition, the note in (x) below is subject to proportionate reduction in principal in the event the acquired operations generate less than $1,000,000 in net income before taxes in any year during the term of the note.  The debt issued in (xi) and (xii) below was issued to two separate major shareholders of the Company.

(ix)           In February 2007 a $300,000 unsecured note was issued.  The note is due February 25, 2009, and bears an annual interest rate of 6%.

(x)           In February 2007, a $2,900,000 unsecured note was issued.  The note bears an annual interest rate of 6% with principal and interest payable in equal monthly installments of $69,400 over four years beginning June 27, 2007.  As mentioned above, the note is subject to proportionate reduction in principal in the event the acquired operations generate less than $1,000,000 in net income before taxes in any year during the term of the note.

(xi)           In February 2007, a $275,000 unsecured note was issued as partial finder’s fee consideration, bearing annual interest of 9%, with principal and interest payable in equal monthly installments of $2,885 over 104 months.

(xii)           In order to finance portions of the purchase price, the Company entered into a borrowing arrangement with a major stockholde  from which the Company also leases the majority of its workforce as explained further in Notes 4 and 6 above.  Under the terms of the agreement, up to $950,000 may be borrowed without interest.  As consideration for the loan, the stockholder was granted 600,000 shares of restricted common stock.  The Company borrowed and subsequently repaid $450,000 in March, 2007, and borrowed the balance of $500,000 in June, 2007 which is payable in equal weekly installments of $10,000.  The Company follows the guidance in Accounting Principles Board Opinion No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants, by treating the relative fair value of the restricted common stock granted as a discount to the debt, with a corresponding increase in additional paid-in capital.  Accordingly, a relative fair value associated with the granted common stock of $119,000 was calculated, $4,000 of which was apportioned to the initial $450,000 borrowed and repaid in March, 2007 and recorded as interest expense, and $115,000 was apportioned to the $500,000 balance and recorded as deferred financing costs to be amortized as interest expense beginning in June, 2007.

(xiii)           A $250,000 convertible subordinated note was issued August 6, 2007 and is due on February 16, 2008.  The note bears interest at an annual rate of 10% and is convertible in whole or in part into common shares at any time at the option of the holder.  The conversion price per share is equal to the greater of 75% of the closing price of the common stock on the trading day preceding the conversion or the Per Share Enterprise Value.  Enterprise Value is defined as the sum of the aggregate market price of all of the Company’s common stock outstanding and aggregate outstanding indebtedness immediately prior to the conversion date.  Per Share Enterprise Value is determined by dividing the Enterprise Value by the total number of shares of common stock outstanding immediately prior to the conversion date, provided that the Enterprise Value is not less than $18,000,000.

Reliance on Related Parties

The Company has historically relied on funding from related parties in order to meet its liquidity needs, such as the debt described in (iv), (vi), (vii), (viii), (ix), (x), (xi) and (xii) above.  Management believes that the terms associated with these instruments would not differ materially from those that might have been negotiated with independent parties.  However, management believes that the advantages the Company derived from obtaining funding from related parties include a shortened length of time to identify and obtain funding sources due to the often pre-existing knowledge of the Company’s business and prospects possessed by the related party, and the lack of agent or broker compensation often deducted from gross proceeds available to the Company.  Management anticipates the Company will continue to have significant working capital requirements in order to fund its growth and operations, and to the extent the Company does not generate sufficient cash flow from operations to meet these working capital requirements it will continue to seek other sources of funding including the issuance of related party debt.

8.      Stock-Based Compensation

In September, 2007, the Board adopted the Accountabilities, Inc. Equity Incentive Plan (“the Plan”).  The Plan provides for the grant of stock options, stock appreciation rights and restricted stock awards to employees, directors and other persons in a position to contribute to the growth and success of the Company.  A total of 2,000,000 shares of common stock have been reserved for issuance under the Plan, and as of September 30, 2007 no grants have been made.

During the fiscal years 2007 and 2006, 585,000 shares and 2,310,000 shares, respectively, of restricted common stock had been granted to certain employees prior to the adoption of the Plan as restricted stock awards.  Restricted stock award vesting is determined on an individual grant basis.  Of the shares granted in 2007, 500,000 vest over five years and 85,000 vest over three years. The shares granted in 2006 vested immediately.

Compensation expense is measured as the fair value of the shares granted and is recognized on a straight-line basis over the required vesting period. For shares vesting immediately, compensation expense is recognized on the date of grant.  Fair value is determined as a discount from the current market price quote to reflect a) lack of liquidity resulting from the restricted status and low trading volume b) “affiliate” (insider) trading limits on volume and imposed blackout periods, and c) recent private placement valuations.  The shares granted during the fiscal year 2007 had a weighted-average grant date fair value of $0.22 representing a discount of 58% from market price .  For the year ended September 30, 2007, compensation expense relating to restricted stock awards was $19,000.  As of September 30, 2007, there was $111,000 of total unrecognized compensation cost.  That cost is expected to be recognized as an expense over a weighted-average period of 4.2 years.  The shares granted during the fiscal year 2006 had a weighted-average grant date fair value of $0.15.  For the year ended September 30, 2006, compensation expense relating to restricted stock awards was $346,000. In addition, 1,300,000 shares, valued at $166,000 were issued to individuals for fees relating to consulting services during the year ended September 30, 2006.

9.      Concentrations of Credit Risk

The Company maintains cash accounts with high credit quality financial institutions.  At times, such accounts are in excess of federally insured limits.  To date, the Company has not experienced any losses in such accounts.  Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of trade receivables.  However, concentrations of credit risk are limited due to the large number of customers comprising the Company’s customer base and their dispersion across different business and geographic areas.  The Company monitors its exposure to credit losses and maintains an allowance for anticipated losses.  To reduce credit risk, the Company performs credit checks on certain customers.  No single customer accounted for more than 10% of revenue for the years ended September 30, 2007 or 2006.

10.           Unremitted Payroll Taxes Related to Humana Businesses

The subsidiary conducting employee leasing and benefits processing services which was part of the discontinued Humana Businesses has received assessments for unremitted payroll taxes for calendar year 2004 from the IRS and certain state taxing authorities totaling approximately $700,000.  This amount is included in Accounts Payable and accrued expenses in the accompanying financial statements and represents the amount management believes will ultimately be payable for this liability based upon our knowledge of current events and circumstances.  However, there can be no assurance that future events and circumstances will not result in an ultimate liability, including penalties and interest, in excess of our current estimate.

11.           Stockholders’ Equity (Deficit)

As of the Date of Inception, a stockholders’ deficit of $1,765,000 existed relating to remaining liabilities associated with the discontinued Humana Businesses, including the liability for unremitted payroll taxes mentioned above, and was recognized in Additional paid-in capital with a corresponding amount in Accounts payable and accrued liabilities .  From the Date of Inception through September 30, 2007 approximately 6,536,000 shares of common stock of the Company were issued in satisfaction of these liabilities.  As stock issuances to settle these liabilities were completed, both the stockholders’ deficit and Accounts payable and accrued liabilities were reduced.  As of September 30, 2007 and 2006 the total remaining amount of these liabilities outstanding was $700,000 and $789,000, respectively, of which $700,000 in each year related to the unremitted payroll tax withholdings of the discontinued Humana Businesses as mentioned above.

On November 26, 2006, the Company completed the private placement of 1,000,000 shares of common stock to an independent third party in exchange for $200,000 in cash and a non-interest bearing note with a principal amount of $200,000.  The note was subsequently collected in December, 2006.

In February 2007, the Company commenced a private offering to sell up to $3,000,000 of convertible exchangeable notes bearing 8% annual interest and warrants to purchase up to 799,800 shares of common stock.  The notes were to be convertible into restricted common shares at a price of 75% of the average closing price of the Company’s common stock over the preceding five days prior to the election to convert, subject to a minimum conversion price of $.40 per share.  Each warrant is exercisable for one share of common stock at an exercise price of $.75 per share at any time prior to the two year anniversary date of its issuance.  Additionally, in the event the Company sells all or substantially all of its assets to another corporation, the notes are exchangeable for substantially similar notes of the acquiring corporation, or, if the acquiring corporation is not publicly traded, the holder of the note may redeem the note for an amount equal to 106% of the then outstanding principal amount plus all unpaid outstanding interest accrued.  The offering was subsequently terminated by the Company in April 2007.  Through September 30, 2007, $202,000 in net proceeds pursuant to the private offering have been received.  All investors elected to immediately convert the notes into shares of restricted common stock, and consequently 445,000 restricted common shares and 55,986 warrants have been issued and are outstanding.  Due to the immediate election to convert, the transactions have been accounted for as a sale of common stock.

In March 2007, an agent was issued 300,000 shares of common stock valued at $66,000 for future services to be provided in raising capital for the Company.

As discussed in Note 7, additional paid-in capital was increased in March 2007 by $119,000, representing the allocated relative fair value of the common stock issued to the lender in conjunction with the $950,000 loan received to finance portions of the purchase price of ReStaff.

11.           Sales of Receivables

On March 1, 2007, the Company entered into a new receivable sale agreement with a new financial institution, and terminated its former agreement.  Under the terms of the new agreement, the maximum amount of trade receivables that can be sold is $8,000,000.  As collections reduce previously sold receivables, the Company may replenish these with new receivables.  As of September 30, 2007, trade receivables of $134,000 had been sold and remain outstanding.  Sales of receivables amounted to approximately $56,216,000 for the year ended September 30, 2007.  Net discounts per the agreement are represented by an interest charge at an annual rate of prime plus 1.5% (“Discount Rate”) applied against outstanding uncollected receivables sold.  The risk the Company bears from bad debt losses on trade receivables sold is retained by the Company, and receivables sold may not include amounts over 90 days past due.  The agreement is subject to a minimum discount computed as minimum sales per month of $3,000,000 multiplied by the then effective Discount Rate, and a termination fee applies of 3% of the maximum facility in year one of the agreement, 2% in year two, and 1% thereafter.  In addition, an overadvance of $500,000 was received, is secured by outstanding receivables, and is due in full by March 1, 2008.  Net discounts are included in interest expense in the accompanying Statements of Operations and amounted to $644,000 for the year ended September 30, 2007.  The risk the Company bears from bad debt losses on trade receivables sold is retained by the Company, and receivables sold do not include $562,000 of receivables sold, but charged back by the financial institution because they were 90 days past due.  The Company addresses its risk of loss on trade receivables in its allowance for doubtful accounts which totaled $338,000 as of September 30, 2007.

Prior to March 1, 2007, the Company had an agreement in place with a financial institution to sell its trade receivables on a limited recourse basis.  Under the terms of the agreement, the maximum amount of trade receivables that could have been sold was $5,000,000, for which the purchaser advanced 90% of the assigned receivables value upon sale, and 10% upon final collection.  As collections reduced previously sold receivables, the Company replenished these with new receivables.  At September 30, 2006, trade receivables of $431,000 had been sold and remained outstanding.  Sales of receivables amounted to approximately $34,088,000 for the year ended September 30, 2006.  No receivables were sold during the period from the Date of Inception to September 30, 2005.  Net discounts per the agreement are represented by an interest charge at an annual rate of prime plus 1%, and a monthly fee of 0.6%, both applied against average outstanding uncollected receivables sold.  Net discounts are included in interest expense in the accompanying Statements of Operations and amounted to $452,000 and $0 for the year ended September 30, 2006 and the period from the Date of Inception to September 30, 2005, respectively.

The risk the Company bears from bad debt losses on trade receivables sold is retained by  the Company, and receivables sold do not include $237,000 of receivables sold, but charged back by the financial institution because they were 90 days past due.  The Company addresses its risk of loss on trade receivables in its allowance for doubtful accounts which totaled $140,000 and $0 as of September 30, 2006 and 2005, respectively.

12.           Income Taxes

Deferred income tax assets and liabilities consist of the tax effects of temporary differences related to the following:

	September 30,	September 30,
	2007	2006

Deferred tax assets:
Net operating losses	$274,000	$186,000
Restricted stock	7,000	-
Valuation allowance	(255,000)	(186,000)
	26,000	-
Deferred tax liabilities:
Goodwill, customer lists and relationships and non-compete and solicit agreements	(26,000)	-
	$-	$-

In assessing the realizability of deferred income tax assets, SFAS No. 109 establishes a more likely than not standard. If it is determined that it is more likely than not that deferred income tax assets will not be realized, a valuation allowance must be established against the deferred income tax assets. The ultimate realization of the assets is dependent on the generation of future taxable income during the periods in which the associated temporary differences become deductible. Management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income and tax planning strategies when making this assessment.

SFAS No. 109 further states that forming a conclusion that a valuation allowance is not required is difficult when there is negative evidence such as cumulative losses in recent years. As a result of the Company’s cumulative losses, the Company concluded that a full valuation allowance was required as of September 30, 2007 and 2006.

Since the Date of Inception the Company has accumulated U.S. Federal net operating loss carryforwards of approximately $684,000 that expire at various dates through 2027 and aggregate state net operating loss carryforwards of approximately $684,000 that expire at various dates through 2017.

The provision for income taxes differs from the amount that would result from applying the federal statutory rate as follows:

			For the Period
			June 9, 2005
	Year Ended		(Date of Inception) to
	September 30,	September 30,	September 30,
	2007	2006	2005

U.S. Federal statutory rate	35%	35%	35%
State income taxes, net of federal benefit	5%	5%	5%
Change in valuation allowance	-40%	-40%	-40%
Effective tax rate	0%	0%	0%

13.           Supplemental Disclosure of Cash Flow Information

Non-cash investing and financing activities:

	September 30,	September 30,
	2007	2006

Cash paid for interest	$829,000	$489,000
Non-cash investing and financing activities:
ReStaff Acquisition:
Issuance of restricted common stock	307,000	-
Restricted common stock issued for future services	66,000
Restricted common stock issued to satisfy Humana Businesses’ liabilities	89,000	976,000
Stock-based compensation		346,000
Restricted common stock issued for fees		166,000
Note conversion to restricted common stock		149,000
US Temp Acquisition:
Issuance of restricted common stock		85,000
EXP Acquisition:
Issuance of restricted common stock		45,000
	$1,291,000	$2,256,000

There were no non-cash investing and financing activities from the Date of Inception to September 30, 2005.

14.           Commitments and Contingencies

Lease Commitments

At September 30, 2007 and 2006, the Company had operating leases, primarily for office premises, expiring at various dates through September 2015.  At September 30, 2007 and 2006, the Company had no capital leases.  Future minimum rental commitments under operating leases are as follows:

Years Ending September 30:	Operating Leases

2008	$443,000
2009	405,000
2010	275,000
2011	212,000
2012	212,000
Thereafter	636,000
$2,183,000

Employment Agreements

The Company has employment agreements with certain key members of management, requiring mutual termination notice periods of up to 30 days.  These agreements provide those employees with a specified severance amount depending on whether the employee is terminated with or without good cause as defined in the applicable agreement.

Legal Proceedings

ALS, LLC (“ALS”) instituted an action against the Company, US Temp Services, Inc. (“US Temps”) and a major shareholder of the Company, in the United States District Court, District of New Jersey in May 2007, in which it alleges that the Company tortiously interfered with ALS’ business relationship with US Temps by causing US Temps to terminate its relationship with ALS under an agreement pursuant to which ALS provided employee outsourcing services to US Temps prior to the Company’s acquisition of certain assets from US Temps.  ALS also alleges that the Company has liability as a successor to US Temps for US Temps’ alleged breach of the outsourcing agreement and is seeking unspecified damages.  The Company believes that ALS’ claims are without merit and intends to vigorously contest this matter.

From time to time, the Company is involved in litigation incidental to its business including employment practices claims.  There is currently no litigation that management believes will have a material impact on the financial position of the Company.

15.           Quarterly Financial Information – Unaudited

	First	Second	Third	Fourth
Fiscal Year 2007	Quarter	Quarter	Quarter	Quarter

Revenue	$11,909,000	$12,560,000	$16,241,000	$16,871,000

Direct cost of services	10,072,000	10,447,000	13,410,000	14,132,000

Gross profit	1,837,000	2,113,000	2,831,000	2,739,000

Selling, general and administrative expenses	1,661,000	1,972,000	2,493,000	2,352,000
Depreciation and amortization	43,000	65,000	106,000	107,000

Income from operations	133,000	76,000	232,000	280,000

Interest expense	205,000	182,000	246,000	262,000

Net (loss) income	$(72,000)	$(106,000)	$(14,000)	$18,000

Net (loss) income per common share:
Basic and diluted	$(0.01)	$(0.01)	$0.00	$0.00

	First	Second	Third	Fourth
Fiscal Year 2006	Quarter	Quarter	Quarter	Quarter

Revenue	$2,758,000	$6,546,000	$12,196,000	$12,588,000

Direct cost of services	2,360,000	5,433,000	10,304,000	10,631,000

Gross profit	398,000	1,113,000	1,892,000	1,957,000

Selling, general and administrative expenses	364,000	1,531,000	1,629,000	1,592,000
Depreciation and amortization	9,000	27,000	41,000	41,000

Income (loss) from operations	25,000	(445,000)	222,000	324,000

Interest expense	12,000	86,000	192,000	208,000

Net income (loss)	$13,000	$(531,000)	$30,000	$116,000

Net income (loss) per common share:
Basic and diluted	$0.00	$(0.06)	$0.00	$0.01

ACCOUNTABILITIES, INC.

BALANCE SHEETS

	December 31,	September 30,
	2007	2007
	(unaudited)
ASSETS

Current assets:
Cash	$258,000	$137,000
Accounts receivable – less allowance for doubtful accounts of $422,000 and $338,000, respectively	627,000	224,000
Due from financial institution	176,000	134,000
Unbilled receivables	148,000	1,182,000
Prepaid expenses	381,000	268,000
Due from related party	51,000	51,000
Total current assets	1,641,000	1,996,000

Property and equipment, net	195,000	149,000
Other assets	58,000	34,000
Intangible assets, net	1,933,000	2,023,000
Goodwill	4,617,000	4,617,000
Total assets	$8,444,000	$8,819,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$1,445,000	$1,348,000
Accrued wages and related obligations	1,098,000	1,367,000
Current portion of long-term debt	683,000	691,000
Current portion of related party long-term debt	1,737,000	1,647,000
Due to related party	169,000	169,000
Total current liabilities	5,132,000	5,222,000

Long term debt, net of current portion	426,000	450,000
Related party long-term debt, net of current portion	2,158,000	2,440,000
Acquisition related contingent liability	226,000	257,000
Total liabilities	7,942,000	8,369,000

Stockholders’ equity:
Preferred stock, $0.0001 par value, 5,000,000 shares authorized; zero shares issued and outstanding	-	-
Common stock, $0.0001 par value, 95,000,000 shares authorized; 17,469,000 shares issued and outstanding as of December 31and September 30, 2007	2,000	2,000
Additional paid-in capital	1,092,000	1,085,000
Accumulated deficit	(592,000)	(637,000)
Total stockholders’ equity	502,000	450,000

Total liabilities and stockholders’ equity	$8,444,000	$8,819,000

The accompanying notes are an integral part of these financial statements.

ACCOUNTABILITIES, INC.

STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended
	December 31,	December 31,
	2007	2006

Revenue	$18,148,000	$11,909,000

Direct cost of services	15,087,000	10,072,000

Gross profit	3,061,000	1,837,000

Selling, general and administrative expenses	2,595,000	1,661,000
Depreciation and amortization	107,000	43,000

Income from operations	359,000	133,000

Interest expense	314,000	205,000

Net income (loss)	$45,000	$(72,000)

Net income (loss) per share:
Basic	$0.00	$(0.01)
Diluted	$0.00	$(0.01)

Weighted average shares outstanding:
Basic	16,884,000	13,878,000
Diluted	17,142,000	13,878,000

The accompanying notes are an integral part of these financial statements.

ACCOUNTABILITIES, INC.

Statement of Stockholders’ Equity (Deficit)
(unaudited)

Three Months Ended
December 31, 2007

Common Stock – Shares:
Balance at beginning of period	17,469,000
-
Balance at end of period	17,469,000

Common Stock – Par Value:
Balance at beginning of period	$2,000

Balance at end of period	$2,000

Additional Paid-In Capital:
Balance at beginning of period	$1,085,000
Stock-based compensation expense	7,000
Balance at end of period	$1,092,000

Accumulated Deficit
Balance at beginning of period	$(637,000)
Net income	45,000
Balance at end of period	$(592,000)

The accompanying notes are an integral part of these financial statements.

ACCOUNTABILITIES, INC.

STATEMENTS OF CASH FLOWS
(unaudited)

	Three Months Ended
	December 31,	December 31,
	2007	2006
Cash flows from operating activities:
Net income (loss)	$45,000	$(72,000)

Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	107,000	43,000
Stock-based compensation	7,000	-
Amortization of discount on long-term debt	12,000	-
Changes in operating assets and liabilities, net of effect of acquisitions:
Trade accounts receivable	631,000	422,000
Due from financial institution	(42,000)	(45,000)
Prepaid expenses	(113,000)	75,000
Due from related party	-	(5,000)
Other assets	(24,000)	(2,000)
Accounts payable and accrued liabilities	(172,000)	(532,000)
Net cash provided by (used in) operating activities	451,000	(116,000)

Cash flows from investing activities:
Purchase of property and equipment	(30,000)	(21,000)
Acquisitions	-	(7,000)
Net cash used in investing activities	(30,000)	(28,000)

Cash flows from financing activities:
Principal payments on long-term debt	(77,000)	(62,000)
Proceeds from issuance of long-term debt – related parties	27,000	-
Principal payments on long-term debt – related parties	(219,000)	(35,000)
Payments on contingent acquisition related liability	(31,000)	(63,000)
Proceeds from issuance of common stock	-	390,000

Net cash (used in) provided by financing activities	(300,000)	230,000

Change in cash	121,000	86,000

Cash at beginning of period	137,000	8,000

Cash at end of period	$258,000	$94,000

The accompanying notes are an integral part of these financial statements.

ACCOUNTABILITIES, INC.

NOTES TO FINANCIAL STATEMENTS
(unaudited)

1.      Description of the Company and its Business

Nature of Operations

Accountabilities, Inc. (the “Company”) was incorporated in November 1994 under the laws of the State of Delaware under the name Thermaltec International, Corp.  On May 18, 2001, the Company changed its name to TTI Holdings of America Corp. (“TTI”).  From its inception until July 2001, TTI was primarily engaged in the thermal spray coating industry in the United States and Costa Rica.  In July 2001, TTI discontinued the operations of its thermal spraying business.  In August 2002, in anticipation of a merger which did not occur, TTI merged with a newly formed wholly owned subsidiary, Steam Cleaning USA Inc., and simultaneously changed its name to Steam Cleaning USA, Inc.  In July 2003, Steam Cleaning USA, Inc. acquired all of the outstanding common stock of Humana Trans Services Holding Corp, in exchange for substantially all of the outstanding shares of Steam Cleaning USA, Inc. and as a result changed its name to Humana Trans Services Holding Corp. (“Humana”).  Humana’s primary business operations consisted of i) providing employee leasing and benefits processing services to clients and ii) temporary staffing solutions to the trucking industry.  On or about December 31, 2004 Humana sold its employee leasing and benefit processing business to a third party.  In July 2005, Humana sold the segment of its business devoted to the trucking industry to an entity controlled by its management team.  On June 9, 2005 (the Date of Inception) the Company formed a new subsidiary, Accountabilities, Inc. for the purpose of acquiring a business plan and concept related to the staffing and recruitment of professional employees.  Operations related to the business of Accountabilities, Inc. began on September 1, 2005.  In October 2005, Accountabilities, Inc. was merged into Humana and the surviving corporation changed its name to Accountabilities, Inc.  All references to the business of the Company prior to the Date of Inception are hereinafter referred to as “the Humana Businesses”.

The Company is a national provider of temporary commercial staffing in areas such as light industrial and clerical services, and professional niche consulting and staffing services in areas such as accounting, pharmaceutical and information technology.  The Company conducts all of its business in the United States through the operation of 13 staffing and recruiting offices, and through sales and marketing agreements with nine public accounting firms.  The agreements with the public accounting firms generally provide for the public accounting firm to market and sell accounting and finance staffing and placement services to customers in a defined market in exchange for a defined share of profits generated from those sales.  Immediately prior to the Date of Inception, the Company had no material business operations.

2.      Summary of Significant Accounting Policies

Interim Financial Information

The financial information as of and for the three months ended December 31, 2007 and 2006 is unaudited but includes all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair statement of its financial position at such dates and the operating results and cash flows for those periods.  The year-end balance sheet data was derived from audited financial statements, and certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to SEC rules or regulations; however, the Company believes the disclosures made are adequate to make the information presented not misleading.

The results of operations for the interim periods presented are not necessarily indicative of the results of operations to be expected for the fiscal year.  These condensed interim financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended September 30, 2007, which are included in the Company’s Form 10 as filed with the Securities and Exchange Commission.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Although management believes these estimates and assumptions are adequate, actual results could differ from the estimates and assumptions used.

3.	Net Income (Loss) per Share

The Company presents both basic and diluted earnings per share (“EPS”) amounts in accordance with SFAS No. 128, “Earnings Per Share.”  This pronouncement establishes standards for the computation, presentation and disclosure requirements for EPS for entities with publicly held common shares and potential common shares.  Basic EPS is calculated by dividing net income by the weighted average number of common shares outstanding during the period.  Diluted EPS is based upon the weighted average number of common shares and common stock equivalent shares outstanding during the period, calculated using the treasury-stock method for stock-based compensation subject to vesting.  Under the treasury-stock method, exercise proceeds include the amount of compensation costs for future services that the Company has not yet recognized. Common stock equivalent shares are excluded from the computation in periods in which they have an anti-dilutive effect.  Warrants for which the exercise or conversion price exceeds the average market price over the period are anti-dilutive and are excluded from the calculation. The potentially dilutive shares presented below do not include the anti-dilutive effect of approximately 1,121,000 and 942,000 common stock equivalent shares for the three months ended December 31, 2007 and 2006, respectively, representing warrants and convertible debt.

The following table summarizes the calculation of net income (loss) per share for the three months ended December 31, 2007 and 2006:

	Three Months Ended	Three Months Ended
	December 31, 2007	December 31, 2006

Net income (loss)	$45,000	$(72,000)

Basic:
Weighted average shares	16,884,000	13,878,000

Diluted:
Weighted average shares	16,884,000	13,878,000
Potentially dilutive shares	258,000	-
Total dilutive shares	17,142,000	13,878,000

Net income (loss) per share:
Basic	$0.00	$(0.01)
Diluted	$0.00	$(0.01)

4.      Acquisitions

ReStaff Services, Inc. Offices Acquisition

On February 26, 2007, the Company acquired the operations, including three offices of ReStaff Services, Inc. (“ReStaff”), for a total purchase price of $4,710,000.  A portion of the purchase price is subject to reduction if ReStaff’s audited net income for the year ending December 31, 2006 is less than $1,350,000.  The reduction in the purchase price will be determined by multiplying $3,900,000 by a fraction, the numerator of which will be the actual, audited net income and the denominator of which will be $1,350,000. Management has subsequently received a 2006 income statement and is currently determining the appropriate reduction, and restructuring of such debt.  All results of operations of ReStaff have been included in the accompanying Statements of Operations since the date of acquisition.

The following table summarizes the estimated fair values of the assets acquired and the liabilities assumed at the date of the acquisition.  The Company is in the process of obtaining third-party valuations of certain intangible assets; thus the allocation of the purchase price is subject to refinement.

Property and equipment	$5,000
Non-competition agreement	80,000
Accounts receivable	200,000
Customer lists and relationships	1,461,000
Goodwill	3,026,000
Total assets acquired	4,772,000
Accrued liabilities	62,000
Total purchase price	$4,710,000

Customer lists and relationships, and the non-competition agreement are being amortized over weighted average useful lives of seven years and three years, respectively.

US Temp Services, Inc. Offices Acquisition

On March 31, 2006 the Company acquired the operations of five offices from US Temp Services, Inc. (“US Temp Acquisition”) for a total purchase price of $1,723,000.  All results of operations of the acquired offices have been included in the accompanying Statements of Operations since the date of acquisition.

Stratus Services Group, Inc. Offices Acquisition

On November 28, 2005 the Company acquired the operations of three offices from Stratus Services Group, Inc. (“Stratus Acquisition”) in exchange for an earnout consisting of  a.) 2% of revenue for the first twelve months, b) 1% of revenue for the second twelve months, and c) 1% of revenue for the third twelve months (“Stratus Earnout”). All results of operations of the acquired offices have been included in the accompanying Statements of Operations since the date of acquisition. Because the purchase price includes only the Stratus Earnout which is based upon future revenues, the total fair value of the acquired assets is greater than the purchase price as of the day of the acquisition, which was zero as the Stratus Earnout had yet to be earned.  Consequently, the total fair value of the acquired assets of $678,000 was recorded as a liability (“Acquisition related contingent liability”) as of the day of the acquisition in accordance with SFAS 141.  Through December 31, 2007, $452,000 has been paid relating to the Stratus Earnout.

The following unaudited pro forma information shows the Company’s results of operations for the three months ended December 31, 2007 and 2006, as if the ReStaff Acquisition had occurred on October 1, 2006.  These pro forma statements have been prepared for comparative purposes only and are not intended to be indicative of what the Company’s results would have been had the acquisition occurred at the beginning of the periods presented or the results which may occur in the future.

	Three Months Ended	Three Months Ended
	December 31, 2007	December 31, 2006

Revenue	$18,148,000	$17,251,000

Net income (loss)	$45,000	$(142,000)

Basic income (loss) per share	$0.00	$(0.01)

Diluted income (loss) per share	$0.00	$(0.01)

5.      Intangible Assets and Goodwill

The following table presents detail of the Company’s intangible assets, estimated lives, related accumulated amortization and goodwill :

	As of December 31, 2007			As of September 30, 2007
		Accumulated			Accumulated
	Gross	Amortization	Net	Gross	Amortization	Net

Customer lists and relationships (7 years)	$2,269,000	$(406,000)	$1,863,000	$2,269,000	$(325,000)	$1,944,000
Non-competition agreements (3 years)	110,000	(40,000)	70,000	110,000	(31,000)	79,000
Total	$2,379,000	$(446,000)	$1,933,000	$2,379,000	$(356,000)	$2,023,000

Goodwill (indefinite life)	$4,617,000		$4,617,000	$4,617,000		$4,617,000

The Company recorded amortization expense for the three months ended December 31, 2007 and 2006 of $90,000 and $31,000, respectively.  Estimated intangible asset amortization expense (based on existing intangible assets) for the years ending September 30, 2008, 2009, 2010, 2011 and 2012 is $361,000, $356,000, $335,000, $324,000 and $324,000, respectively.

6.           Stock-Based Compensation

In September, 2007, the Board adopted the Accountabilities, Inc. Equity Incentive Plan (“the Plan”).  The Plan provides for the grant of stock options, stock appreciation rights and restricted stock awards to employees, directors and other persons in a position to contribute to the growth and success of the Company.  A total of 2,000,000 shares of common stock have been reserved for issuance under the Plan, and as of December 31, 2007 no grants had been made.

During April 2007, 585,000 shares of restricted common stock had been granted to certain employees prior to the adoption of the Plan as restricted stock awards.  Restricted stock award vesting is determined on an individual grant basis.  Of the shares granted, 500,000 vest over five years and 85,000 vest over three years.

Compensation expense is measured as the fair value of the shares granted and is recognized on a straight-line basis over the required vesting period.  Fair value is determined as a discount from the current market price quote to reflect a) lack of liquidity resulting from the restricted status and low trading volume b) “affiliate” (insider) trading limits on volume and imposed blackout periods, and c) recent private placement valuations.  The shares granted during April, 2007 had a weighted-average grant date fair value of $0.22.  For the three months ended December 31, 2007, compensation expense relating to restricted stock awards was $7,000.  As of December 31, 2007, there was $104,000 of total unrecognized compensation cost.  That cost is expected to be recognized as an expense over a weighted-average period of 3.9 years.

7.           Stockholders’ Equity

As of the Date of Inception, a stockholders’ deficit of $1,765,000 existed relating to remaining liabilities associated with the discontinued Humana Businesses, and was recognized in Additional paid-in capital with a corresponding amount in Accounts payable and accrued liabilities.  From the Date of Inception through September 30, 2007 approximately 6,536,000 shares of common stock of the Company were issued in satisfaction of these liabilities.  As stock issuances to settle these liabilities were completed, both the stockholders’ deficit and Accounts payable and accrued liabilities were reduced.  As of December 31, 2007 and September 30, 2007 the total remaining amount of these liabilities outstanding was $700,000 relating to unremitted payroll tax withholdings of the subsidiary conducting the discontinued employee leasing and benefit processing business.

8.           Supplemental Disclosure of Cash Flow Information

Non-cash investing and financing activities:
	December 31,	December 31,
	2007	2006

Cash paid for interest	$243,000	$203,000
Non-cash investing and financing activities:
Restricted common stock issued to satisfy Humana Businesses’ liabilities		$76,000
Stock-based compensation	$7,000

9.    Subsequent Events

In January 2008, the Company converted its $250,000 convertible subordinated note issued on August 6, 2007 into 744,031 shares of restricted common stock and a three-year warrant to purchase 100,000 shares of the Company's common stock at an exercise price of $0.50 per share.  The number of restricted common shares issued was determined by dividing the unpaid principal and accrued interest by $0.35 per share.

In January 2008, the Company completed a private placement of 847,500 shares of restricted common stock to certain employees and directors at a price of $0.20 per share.  In addition, the Company completed a private placement to independent third parties of 100,000 shares of restricted common stock at a price of $0.35 per share with warrants to purchase 9,800 shares of the Company's common stock at an exercise price of $0.50 per share.

In January 2008, in accordance with the Equity Incentive Plan, 1,324,010 restricted stock awards were made to employees and directors of the Company.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S REPORT

To the Board of Directors and Stockholders
Accountabilities, Inc.

We have audited the accompanying statements of net assets sold of The Culver City, California, Lawndale, California and Orange, California offices of Stratus Services Group, Inc. (the “Division”) as of September 30, 2005 and 2004 and the statements of net revenues, cost of revenues and expenses for the years then ended.  These financial statements are the responsibility of the Division’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the Standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

As described in Note 1, the financial statements referred to above has been prepared in connection with the Asset Purchase Agreement dated December 5, 2005 between Accountabilities, Inc., a Delaware Corporation (“Buyer”) and Stratus Services Group, Inc., a Delaware Corporation (“Seller”) for the sale of certain net assets and is not intended to be a complete presentation of the Division’s assets and liabilities and operating results.

In our opinion, the financial statements referred to above present fairly, in all material respects, the Division’s net assets sold pursuant to the Asset Purchase Agreement referred to in Note 1 as of September 30, 2005 and 2004 and the net revenues, cost of revenues and expenses for the years then ended, on the basis of accounting described in Note 1.

/s/ MILLER, ELLIN & COMPANY, LLP
CERTIFIED PUBLIC ACCOUNTANTS

New York, New York
May 24, 2007

CULVER CITY, CALIFORNIA, LAWNDALE, CALIFORNIA
AND ORANGE CALIFORNIA OFFICES OF
STRATUS SERVICES GROUP, INC.

STATEMENTS OF NET ASSETS SOLD

	SEPTEMBER 30,
	2005	2004

Assets sold:
Deposits	$5,953	$3,693
Property and equipment, net	16,614	6,746

Liabilities transferred	-	-

Net assets sold	$22,567	$10,439

The accompanying notes are an integral part of these financial statements.

CULVER CITY, CALIFORNIA, LAWNDALE, CALIFORNIA
AND ORANGE CALIFORNIA OFFICES OF
STRATUS SERVICES GROUP, INC.

STATEMENTS OF NET REVENUES,
COST OF REVENUES AND EXPENSES

	YEARS ENDED
	SEPTEMBER 30,
	2005	2004

Net revenues	$17,010,917	$16,362,898

Direct cost of services	15,135,181	14,988,747

Gross profit	1,875,736	1,374,051

Expenses:
Compensation and related expenses	756,172	599,664
General and administrative expenses	636,214	596,909
Depreciation and amortization	3,956	2,562

Total expenses	1,396,342	1,199,135

Gross Profit in excess of expenses	$479,394	$174,916

The accompanying notes are an integral part of these financial statements.

CULVER CITY, CALIFORNIA, LAWNDALE, CALIFORNIA
AND ORANGE CALIFORNIA OFFICES OF
STRATUS SERVICES GROUP, INC.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2005 AND 2004

NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Stratus Services Group, Inc. together with its 50%-owned joint venture, (the “Seller”) was a national provider of staffing and productivity consulting services.  In December 2005, the Seller sold substantially all of the assets that it used to conduct its staffing services business.

Basis of Presentation

The accompanying financial statements have been prepared for the purpose of presenting the net assets sold of certain offices of the Seller (the “Division”) as of September 30, 2005 and September 30, 2004, pursuant to the Asset Purchase Agreement (the “Agreement”) dated December 5, 2005 between the Seller and Accountabilities, Inc. (the “Buyer”) and the Division’s statements of net revenues, cost of revenues and expenses for the years ended September 30, 2005 and 2004.

Pursuant to the Agreement, the Seller sold to the Buyer certain assets in connection with the operation of the sold offices.  The purchase price is contingent upon the future revenues generated by the offices from existing customers as follows:  a) 2% of revenue for the first twelve months, b) 1% of revenue for the second twelve months, and c) 1% of revenue for the third twelve months ("Stratus Earnout").  To date, $296,000 has been paid related to the first 12 months of the Stratus Earnout.

Historically, the Seller did not prepare financial statements for the sold Division and the accompanying financial statements are derived from the Seller’s historical accounting records.  Accordingly, the historical operating results may not be indicative of the results after acquisition by the Buyer.

The statements of net revenues, cost of revenues and expenses include all revenues directly attributable to the Division, which consists of three staffing branch offices located in California.  Cost of revenues and Expenses consist of identifiable direct amounts from the offices of the sold Division and allocated amounts not attributable to a specific office.  Information about the Division cash flows is not available.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although management believes these estimates and assumptions are adequate, actual results could differ from the estimates and assumptions used.

Revenue Recognition

The Division recognizes revenue from staffing services as the services are performed by its workforce.  Fees for permanent placements are recognized at the time the candidate commences employment.

NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation and amortization.  Depreciation is computed using the straight-line method over the following estimated useful lives:

Furniture and fixtures	3 years
Office Equipment	3 years
Computer Equipment	5 years
Software	3 years
Leasehold Improvements	Term of lease

Income Taxes

The Division is not a tax paying entity.  Consequently, no provision for income taxes has been made.

NOTE 2 - DEPOSITS

The Division has refundable deposits with the landlords at the various office locations.  These deposits are refundable to the extent the properties are returned to the landlord pursuant to the individual leases.

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	SEPTEMBER 30,
	2005	2004

Property and equipment	$22,235	$9,806
Leasehold improvements	1,412	1,412
	23,647	11,218

Less accumulated depreciation and amortization	(7,033)	(4,472)

Property and equipment, net	$16,614	$6,746

NOTE 4 - COMMITMENTS

The Division conducts its operations in various leased facilities under leases that are classified as operating leases for financial reporting purposes.  The leases provide for the Seller to pay real estate taxes, common area maintenance and certain other expenses.  Lease terms expire between 2006 and 2007.

Future minimum lease commitments are as follows:

Years Ending September 30,

2006	$51,000
2007	19,000

Total	$70,000

Rent expense totaled approximately $68,000 and $54,000 for the years ended September 30, 2005 and 2004, respectively.

NOTE 5 - ALLOCATED COSTS

The Statement of Revenues, Cost of Revenues and Expenses includes allocations of certain general and administrative expenses from the Seller to the Division arising from shared services and infrastructure.  These expenses are allocated using estimates considered by management to be a reasonable reflection of the utilization of services provided to, and benefits received by, the Division.  However, the resulting allocated costs are not intended to and do not necessarily equal the costs that the Division would have incurred on a stand-alone basis.  Allocated costs for the years ended September 30, 2005 and 2004 totaled approximately $464,000 and $467,000, respectively.

NOTE 6 - RELATED PARTY TRANSACTIONS

Shareholder

A son of the chief executive officer of the Seller is also a significant shareholder of, and consultant to the Buyer.

Payroll Outsourcing

The Division was a party to an Outsourcing Agreement with ALS, LLC (“ALS”) and its affiliate, Advantage Services Group, LLC (“Advantage”), whereby ALS and Advantage provided payroll outsourcing services.  As a result of this arrangement, all of the Division’s field personnel were employees of ALS.  Another son of the chief executive officer of the Seller is a 50% member in ALS.  The total amount charged to the Division under this agreement totaled approximately $15,854,000 and $3,818,000 for the years ended September 30, 2005 and 2004, respectively.

NOTE 7 - ECONOMIC DEPENDENCE

Major Customers

For the year ended September 30, 2005, two customers accounted for approximately 23% of the Division’s revenues.  For the year ended September 30, 2004, one customer accounted for approximately 13% of the Division’s revenues.

CULVER CITY, CALIFORNIA, LAWNDALE, CALIFORNIA
AND ORANGE CALIFORNIA OFFICES OF
STRATUS SERVICES GROUP, INC.

STATEMENT OF NET REVENUES, COST OF REVENUES AND EXPENSES
(Unaudited)

	For the Two	For the Three
	Months Ended	Months Ended
	November 28, 2005	December 31, 2004

Net revenues	$3,480,163	$3,853,744

Direct cost of services	3,059,013	3,431,182

Gross profit	421,150	422,182

Expenses:
Compensation and related expenses	90,825	193,769
General and administrative expenses	119,618	127,251
Depreciation and amortization	1,073	1,281

Total expenses	211,516	322,301

Gross profit in excess of expenses	$209,634	$99,881

CULVER CITY, CALIFORNIA, LAWNDALE, CALIFORNIA
AND ORANGE CALIFORNIA OFFICES OF
STRATUS SERVICES GROUP, INC.

NOTES TO FINANCIAL STATEMENTS
(Unaudited)

Note 1 - Nature of Business and Significant Accounting Policies
Until December 2005, Stratus Services Group, Inc. together with its 50%-owned joint venture, (the “Company”) was a national provider of staffing and productivity consulting services. As of September 30, 2005, the Company operated a network of 29 offices in 7 states. In December 2005, the Company completed a series of asset sales transactions pursuant to which it sold substantially all of the assets that it used to conduct its staffing services business.  The Company currently provides information technology staffing solutions to customers nationwide from its two offices in New Jersey and Florida.

Basis of Presentation

The accompanying financial statements have been prepared for the purpose of presenting the statements of net revenues, cost of revenues and expenses  for the two months ended November 28, 2005 and the three months ended December 31, 2004 for certain offices sold by the Company (the “Division”), as per the Asset Purchase Agreement (the “Agreement”) dated December 5, 2005 (the “Closing Date”), and effective November 28, 2005, between the Company and Accountabilities, Inc. (the “Buyer”).

Pursuant to the Agreement, the Company sold to the Buyer certain tangible and intangible assets owned or used by the Company in connection with the operation of the sold offices.  The purchase price is contingent upon the future revenues generated by the offices from existing customers as follows:  a) 2% of revenue for the first twelve months, b) 1% of revenue for the second twelve months, and c) 1% of revenue for the third twelve months (“Stratus Earnout”).

Historically, the Company did not prepare financial statements for the sold Division and the accompanying financial statements are derived from the historical accounting records of the Company. Accordingly, the historical operating results may not be indicative of the results after acquisition by the Buyer.

The statements of net revenues, cost of revenues and expenses include all revenues directly attributable to the Division, which consists of three staffing branch offices located in California.  Cost of revenues and Expenses consist of identifiable direct amounts from the offices of the sold Division and allocated amounts not attributable to a specific office.  Information about the Division cash flows is not available.

Interim Financial Information

The financial information for the two months ended November 28, 2005 and the three months ended December 31, 2004 is unaudited but includes all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation of the Statement of Net Revenues, Cost of Revenues and Expenses for those periods.

The results of operations for the interim periods presented are not necessarily indicative of the results of operations to be expected for the fiscal year. These condensed interim financial statements should be read in conjunction with the audited financial statements and notes thereto for the years ended September 30, 2005 and 2004.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although management believes these estimates and assumptions are adequate, actual results could differ from the estimates and assumptions used.

Note 2 - Allocated Costs

The Statement of Revenues, Cost of Revenues and Expenses includes allocations of expenses from the Company to the Division arising from shared services and infrastructure.  These allocated expenses include certain general and administrative expenses such as information technology resources and support; finance accounting and auditing expenses; legal advisory services; human resource activities; risk control support; insurance coverage; and facilities charges.  These expenses are allocated using estimates considered by management to be a reasonable reflection of the utilization of services provided to, and benefits received by, the Division.  However, the resulting allocated costs are not intended to and do not necessarily equal the costs that the Division would have incurred on a stand-alone basis.  Allocated costs included in General and administrative expenses for the two months ended November 28, 2005 and the three months ended December 31, 2004 were approximately $85,000 and $94,000, respectively.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders of
Accountabilities, Inc.

We have audited the accompanying balance sheets of ReStaff Services, Inc. (the “Company”) as of December 31, 2006 and 2005 and the related statements of income, cash flows and stockholders’ equity for the year ended December 31, 2006 and the period from April 12, 2005 (date of inception) to December 31, 2005.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Restaff Services, Inc. as of December 31, 2006 and 2005 and the results of its operations and its cash flows for the year ended December 31, 2006 and the period from April 12, 2005 (date of inception) to December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

/s/ MILLER, ELLIN & COMPANY, LLP
CERTIFIED PUBLIC ACCOUNTANTS

New York, New York
August 10, 2007

RESTAFF SERVICES, INC.

BALANCE SHEETS

	DECEMBER 31,
	2006	2005
ASSETS
Current Assets:
Cash	$128,614	$104,362
Accounts receivable – less allowance for doubtful accounts of
$113,882 and $68,870, respectively	236,117	-
Due from financial institution	789,621	619,832
Due from related party	148,895	-
Total current assets	1,303,247	724,194

Property and equipment, net	13,333	17,333
Intangible assets, net	777,423	927,189
Goodwill	3,459,867	3,459,867
Total assets	$5,553,870	$5,128,583

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$27,285	$6,210
Accrued interest	565,059	171,133
Accrued wages and related obligations	248,098	279,229
Current portion of long-term debt	1,575,000	575,000
Due to related party	-	44,056
Total current liabilities	2,415,442	1,075,628

Long-term debt, net of current portion	3,000,000	4,000,000
Commitments	5,415,442	5,075,628

Stockholders’ Equity:
Common stock - $.01 par value, 1,000 shares issued and outstanding
As of December 31, 2006 and 2005, respectively	10	10
Retained earnings	138,418	52,945
Total stockholders’ equity	138,428	52,955
Total liabilities and stockholders’ equity	$5,553,870	$5,128,583

The accompanying notes are an integral part of these financial statements.

RESTAFF SERVICES, INC.

STATEMENTS OF INCOME

		PERIOD FROM
		APRIL 12, 2005
		(DATE OF
	YEAR ENDED	INCEPTION) TO
	DECEMBER 31, 2006	DECEMBER 31, 2005

Revenue	$19,287,149	$10,413,398

Direct cost of services	16,529,445	8,949,746

Gross profit	2,757,704	1,463,652

Selling, general and administrative expenses	1,818,207	946,057

Depreciation and amortization	153,766	102,511

Income from operations	785,731	415,084

Interest expense	700,258	362,139

Net income	$85,473	$52,945

The accompanying notes are an integral part of these financial statements.

RESTAFF SERVICES, INC.

STATEMENTS OF CASH FLOWS

		PERIOD FROM
		APRIL 12, 2005
		(DATE OF
	YEAR ENDED	INCEPTION) TO
	DECEMBER 31, 2006	DECEMBER 31, 2005

Cash flows from operating activities:
Net income	$85,473	$52,945
Adjustments to reconcile net income to cash provided by
operating activities:
Depreciation and amortization	153,766	102,511
Bad debt expense	45,012	68,870
Common stock issued for services	-	10

Changes in operating assets and liabilities:
Trade accounts receivable	(281,129)	-
Due from financial institution	(169,789)	(620,602)
Accounts payable and accrued liabilities	383,870	456,572

Net cash provided by operating activities	217,203	60,306

Cash flows from financing activities:
Due from related party	(192,951)	44,056

Net cash provided by (used in) financing activities	(192,951)	44,056

Change in cash	24,252	104,362

Cash, beginning of period	104,362	-

Cash, end of period	$128,614	$104,362

Supplemental cash flow information:
Cash paid for interest	$306,332	$191,006

Non-cash financing activities:
Acquisition of Staffing.Com, Inc. for note payable	$-	$4,575,000

The accompanying notes are an integral part of these financial statements.

RESTAFF SERVICES, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

	COMMON STOCK		ACCUMULATED
	SHARES	AMOUNT	EARNINGS	TOTAL

Date of inception, April 12, 2005	-	$-	$-	$-

Shares issued for services	1,000	10	-	10

Net income			52,945	52,945

Balance at December 31, 2005	1,000	10	52,945	52,945

Net income			85,473	85,473

Balance at December 31, 2006	1,000	$10	$138,418	$138,428

The accompanying notes are an integral part of these financial statements.

RESTAFF SERVICES, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Basis of Presentation

ReStaff Services, Inc. (the “Company”) was formed in April 2005 and began operations in May 2005 with the acquisition of Staffing.com, Inc.’s operations (see Note 2 below), and subsequently sold all of its operating assets in March 2007 (see Subsequent Events below).  The Company provided temporary commercial staffing in areas such as light industrial and clerical services in the United States through the operation of two offices.

Revenue Recognition

Revenues are recognized when services are rendered.

Cash

The Company considers cash on hand, deposits in banks, and short-term investments purchased with an original maturity date of three months or less to be cash and cash equivalents.

Accounts Receivable

The Company maintains an allowance for doubtful accounts for estimated losses resulting from its clients failing to make required payments for services rendered. Management estimates this allowance based upon knowledge of the financial condition of its clients, review of historical receivable and reserve trends and other pertinent information. If the financial condition of the Company’s clients deteriorates or there is an unfavorable trend in aggregate receivable collections, additional allowances may be required.

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the following estimated useful lives:

Furniture and fixtures	7 years
Office Equipment	7 years
Computer Equipment	5 years

Assessments of whether there has been a permanent impairment in the value of property and equipment are periodically performed by considering factors such as expected future operating income, trends and prospects, as well as the effects of demand, competition and other economic factors. Management believes no permanent impairment has occurred.

Intangible Assets
In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill and other intangible assets with indefinite lives are not subjected to amortization and were tested for impairment as of May 31, 2007. No impairment was indicated.  Other intangible assets with finite lives are subject to amortization, and impairment reviews were performed in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

Income Taxes

The Company elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code for federal and state income tax purposes.  An S-corporation is generally not subject to income taxes at the corporate level and the stockholder’s equitable share in the net earnings or loss of the Company and allowable credits are reportable on the individual tax return of the stockholder.  Accordingly, the financial statements reflect no provision or liability for federal income taxes and the Company has no net operating loss or tax credit carryforwards available as a corporate entity.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although management believes these estimates and assumptions are adequate, actual results could differ from the estimates and assumptions used.

NOTE 2 - ACQUISITION

On May 2, 2005, the Company acquired the operations of Staffing.com, Inc. (“Staffing.com Acquisition”) for a total purchase price of $4,575,000.  The consideration consisted entirely of a note bearing 8% interest, payable in nine installments every six months beginning November 1, 2005.  All results of operations of the acquired operations have been included in the accompanying Statements of Income since the date of acquisition.

The following table summarizes the fair values of the assets acquired at the date of the acquisition pursuant to Statement of Financial Accounting Standards No. 141, Business Combinations (“SFAS 141”).

Accounts receivable	$68,100
Property and equipment	20,000
Customer lists and relationships	973,710
Non-competition agreement	53,323
Goodwill	3,459,867
Total assets acquired	$4,575,000

Customer lists and relationships are being amortized over a weighted average useful life of seven years, and the non-competition agreement is being amortized over a life of five years.  Through December 31, 2006 amortization of $231,835 and $17,775, has been recognized related to the customer lists and relationships, and the non-competition agreement, respectively.

NOTE 3 - INTANGIBLE ASSETS

The following table presents detail of the Company’s identifiable intangible assets, their estimated lives, and related accumulated amortization and goodwill at December 31, 2006 and 2005:

	December 31, 2006		December 31, 2005
		Accumulated			Accumulated
	Gross	Amortization	Net	Gross	Amortization	Net

Customer lists and relationships (7 years)	$973,710	$(231,832)	$741,878	$973,710	$(92,734)	$880,976
Non-competition agreement (5 years)	53,323	(17,778)	35,545	53,323	(7,110)	46,213
	$1,027,033	$(249,610)	$777,423	$1,027,033	$(99,844)	$927,189

Goodwill (indefinite life)	$3,459,867		$3,459,867	$3,459,867		$3,459,867

NOTE 3 - INTANGIBLE ASSETS (CONTINUED)

The Company recorded amortization expense of $149,766 and $99,844 for the year ended December 31, 2006 and the period from April 12, 2005 (date of inception) to December 31, 2005, respectively.  Estimated intangible asset amortization expense (based on existing intangible assets) for the years ending December 31, 2007, 2008, 2009, 2010 and 2011 is $149,766 in each year.

NOTE 4 – RELATED PARTY TRANSACTIONS

Due from related party and due to related party represents outstanding amounts advanced to, or due to, respectively, the sole shareholder of the Company.  The amounts are payable upon demand and are not subject to interest.

NOTE 5 - PROPERTY AND EQUIPMENT

As of December 31, 2006 and 2005 property and equipment consisted of the following:

	2006	2005
Furniture and fixtures	$2,000	$2,000
Office Equipment	2,000	2,000
Computer Equipment	16,000	16,000
	20,000	20,000
Less: accumulated depreciation and amortization	6,667	2,667
	$13,333	$17,333

NOTE 6 - LONG-TERM DEBT

Long-term debt at December 31, 2006 and 2005 consists entirely of the $4,575,000 note issued as consideration in the Staffing.com Acquisition.  The note bears 8% interest and is payable in nine equal installments of $500,000 plus accrued interest every six months beginning November 1, 2005.  The note is secured by all of the outstanding common stock of the Company as held by the Company’s sole shareholder.  As of December 31, 2006 no payments had been made on the note.  On February 26, 2007 the holder of the note declared the note in default and consequently all of the outstanding shares of the Company were transferred to the holder of the note in full satisfaction of the outstanding balance and accrued interest.

NOTE 7 - CONCENTRATIONS OF CREDIT RISK

The Company maintains cash accounts with high credit quality financial institutions. At times, such accounts are in excess of federally insured limits. To date, the Company has not experienced any losses in such accounts.

Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of trade receivables. However, concentrations of credit risk are limited due to the large number of customers comprising the Company’s customer base and their dispersion across different business and geographic areas.  The Company monitors its exposure to credit losses and maintains an allowance for anticipated losses. To reduce credit risk, the Company performs credit checks on certain customers. No single customer accounted for more than 10% of revenue for the year ended December 31, 2006 and period from April 12, 2005 (date of inception) to December 31, 2005.

NOTE 8 - STOCKHOLDERS’ EQUITY

In April 2005 the Company issued 1,000 shares of common stock in consideration of past services rendered.  The services and corresponding common stock issued were valued at $10 and were charged to selling, general and administrative expenses in the accompanying statement of income during 2005.

NOTE 9 - SALES OF RECEIVABLES

The Company has an agreement in place with a financial institution to sell its trade receivables on a limited recourse basis.  Under the terms of the agreement the maximum amount of trade receivables that can be sold is $2,000,000, for which the purchaser advances 85% of the assigned receivables’ value upon sale, and 15% upon final collection.  As collections reduce previously sold receivables, the Company may replenish these with new receivables.  At December 31, 2006 and 2005, trade receivables of $789,621 and $619,832 had been sold and remain outstanding.  Sales of receivables for 2006 and the period from April 12, 2005 (date of inception) to December 31, 2005 amounted to $19,287,149 and $10,413,398, respectively.  Net discounts per the agreement are represented by an interest charge at an annual rate of prime plus 1.275%, applied against average outstanding uncollected receivables sold.  In addition, an increased annual interest rate may be applied to certain accounts receivable older than thirty days old up to a maximum of prime plus 1.90%.  Net discounts are included in interest expense in the accompanying statements of income and amounted to $306,331 and $183,131 for the year ended December 31, 2006 and the period from April 12, 2005 (date of inception) to December 31, 2005, respectively.  The risk the Company bears from bad debt losses on trade receivables sold is retained by the Company, and receivables sold do not include $236,117 of receivables sold, but charged back by the financial institution because they were over 90 days past due, as of December 31, 2006.  The Company addresses its risk of loss on trade receivables in its allowance for doubtful accounts, which totaled $113,882 and $68,870, respectively as of December 31, 2006 and 2005.

NOTE 10 - COMMITMENTS

Lease Commitments

At December 31, 2006, the Company had operating leases for office premises, expiring at various dates through April 2010.  At December 31, 2006 the Company had no capital leases.  Future minimum rental commitments under operating leases are as follows:

Years Ending December 31:	Operating Leases

2007	$37,168
2008	38,092
2009	39,016
2010	13,108
$127,384

NOTE 11 - SUBSEQUENT EVENTS

On February 26, 2007, the Company completed the sale of all of its operations to Accountabilities, Inc. in exchange for $700,000 in cash, $3,200,000 in notes payable and 500,000 shares of common stock of Accountabilities, Inc.

RESTAFF SERVICES, INC.

STATEMENTS OF INCOME
(Unaudited)

	For the Two Months Ended February 26, 2007	For the Three Months Ended March 31, 2006

Revenue	$2,974,844	$4,077,074

Direct cost of services	2,518,689	3,489,681

Gross profit	456,155	587,393

Selling, general and administrative expenses	416,513	358,840
Depreciation and amortization	25,070	38,442

Income from operations	14,572	190,111

Interest expense	130,330	153,184

Net (loss) income	$(115,758)	$36,927

The accompanying notes are an integral part of these financial statements.

RESTAFF SERVICES, INC.

STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Two Months Ended February 26, 2007	For the Three Months Ended March 31, 2006

Cash flows from operating activities:
Net (loss) income	$(115,758)	$36,927
Adjustments to reconcile net (loss) income to cash provided by operating activities:
Depreciation and amortization	25,069	38,443
Bad debts expense	150,000	13,155
Changes in operating assets and liabilities:
Trade accounts receivable	24,537	(97,321)
Due from financial institution	213,590	(34,237)
Accounts payable and accrued liabilities	(79,051)	166,546

Net cash provided by operating activities	218,387	123,513

Cash flows from financing activities:
Due from related party	(199,324)	(18,914)

Net cash used in financing activities	(199,324)	(18,914)

Change in cash	19,063	104,599

Cash at beginning of period	128,614	104,362
Cash at end of period	$147,677	$208,961

Supplemental cash flow information:
Cash paid for interest	$61,796	$62,938

Non-cash financing activities:
Default and conversion of note and accrued interest for common stock held by sole shareholder	$5,208,593	$-

The accompanying notes are an integral part of these financial statements.

RESTAFF SERVICES, INC.

STATEMENT OF STOCKHOLDER’S EQUITY
(Unaudited)

			Additional
	Common Stock		Paid-in	Accumulated
	Shares	Amount	Capital	Earnings	Total

Balance at December 31, 2006	1,000	$10	$-	$138,418	$138,428

Default and conversion of note and accrued interest in exchange for common stock held by sole shareholder			5,208,593		5,208,593

Net loss				(115,758)	(115,758)

Balance at February 26, 2007	1,000	$10	$5,208,593	$22,660	$5,231,263

The accompanying notes are an integral part of these financial statements.

RESTAFF SERVICES, INC.

NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Basis of Presentation

ReStaff Services, Inc. (the “Company”) was formed in April 2005 and began operations in May 2005 with the acquisition of Staffing.com, Inc.’s operations.  Subsequently, on February 26, 2007 the majority of the Company’s operating assets were sold to Accountabilities, Inc.  The Company provided temporary commercial staffing in areas such as light industrial and clerical services in the United States through the operation of two offices.

Interim Financial Information
The financial information for the two months ended February 26, 2007 and the three months ended March 31, 2006 is unaudited but includes all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation of the operating results and cash flows for those periods.
The results of operations for the interim periods presented are not necessarily indicative of the results of operations to be expected for the fiscal year. These condensed interim financial statements should be read in conjunction with the audited financial statements and notes thereto for the years ended December 31, 2006 and 2005.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although management believes these estimates and assumptions are adequate, actual results could differ from the estimates and assumptions used.

NOTE 2 – LONG-TERM DEBT

On February 26, 2007 the holder of the note issued by the Company in exchange for the operations of Staffing.com, Inc. declared the note in default due to non-payment.  The note was secured by all of the outstanding common stock of the Company as held by the Company’s sole shareholder.  Consequently all of the outstanding shares of the Company were transferred to the holder of the note in full satisfaction of the outstanding principal and accrued interest, which as of February 26, 2007 was $4,575,000 and $633,593, respectively.  The exchange of the note for the outstanding common stock of the company was reflected as an increase to additional paid-in capital in the accompanying Statement of Stockholder’s Equity.

UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

On February 26, 2007, ReStaff Services, Inc. (“ReStaff”) completed the sale of all of its operations to Accountabilities, Inc.

The following unaudited pro forma condensed statement of operations for the fiscal year ended September 30, 2007 is based on historical financial statements of the Company after giving effect to the acquisition of ReStaff, using the purchase method of accounting and applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed statement of operations as if such acquisition had occurred as of the first day of fiscal 2007.

The total purchase price, calculated as described in Note 1 to this unaudited pro forma condensed statement of operations, has been allocated to the net tangible and intangible assets acquired in connection with the acquisition, based on their estimated fair values. Management has made a preliminary allocation of the purchase price based on various preliminary estimates of fair value.  The Company is in the process of obtaining a third party valuation of the intangible assets; thus, the allocation of the purchase price is subject to adjustment.  Final purchase price adjustments may vary materially from the pro forma adjustments presented herein.

The unaudited pro forma condensed statement of operations has been prepared by management for illustrative purposes only and does not include the realization of cost savings from operating efficiencies, revenue synergies or other costs expected to result from the acquisition.  The unaudited pro forma condensed statement of operations is therefore not necessarily indicative of the condensed results of operations in future periods that would actually have been realized had the Company and ReStaff been a combined company during the specified period.

The unaudited pro forma condensed statement of operations, including the notes thereto, should be read in conjunction with the Company’s historical financial statements for the years ended September 30, 2007, September 30, 2006 and September 30, 2005.  The statements should also be read in conjunction with ReStaff’s historical financial statements for the years ended December 31, 2006 and 2005, and its interim financial statements for the two months ended February 26, 2007 and the three months ended March 31, 2006 included elsewhere in this Registration Statement.

Unaudited Pro Forma Condensed Statement of Operations
For the Year Ended September 30, 2007

	Historical	Historical	Pro Forma		Pro Forma
	Accountabilities	ReStaff	Adjustments		Combined

Revenues	$57,581,000	$8,317,000	$-		$65,898,000

Direct cost of services	48,061,000	7,099,000	-		55,160,000

Gross profit	9,520,000	1,218,000	-		10,738,000

Selling, general and administrative expenses	8,478,000	1,040,000	-		9,518,000
Depreciation and amortization	321,000	64,000	36,000	(a)	421,000

Income from operations	721,000	114,000	(36,000)		799,000

Interest expense	895,000	325,000	(79,000	)(b)	1,141,000

Net loss	$(174,000)	$(211,000)	$43,000		$(342,000)

See accompanying notes to unaudited pro forma condensed statement of operations.

(1) - Basis of Presentation

The accompanying pro forma condensed statement of operations for the year ended September 30, 2007 is presented to give effect to the acquisition of substantially all of the tangible and intangible assets of ReStaff Services, Inc. ("ReStaff"), effective February 26, 2007.  The pro forma condensed statement of operations assumes that the acquisition occurred October 1, 2006.  Such information does not purport to be indicative of the results which would have actually been obtained if the acquisition had been effected on the date indicated nor is it indicative of actual or future operating results.

The following represents our preliminary allocations of the purchase price.  We believe that the preliminary allocations are reasonable but are subject to revisions upon completion of an independent valuation study.

Accounts Receivable	$200,000
Property and Equipment	5,000
Customer lists and relationships	1,461,000
Non-competition agreement	80,000
Goodwill	3,026,000
Total assets acquired	4,772,000
Accrued liabilities	(62,000)
Net assets acquired	$4,710,000

(2) - Pro Forma Adjustments

(a)           Adjustment to reflect the appropriate amortization expense relating to the intangibles recorded in conjunction with the acquisition of ReStaff.

(b)           Adjustment to reflect the difference in total interest expense related to the debt issued in conjunction with the acquisition plus the assumed interest to finance ReStaff accounts receivable under the Company’s receivable sales agreement, minus the amount of interest expense recorded on ReStaff’s Statement of Income for the relevant period.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders of
Accountabilities, Inc.

We have audited the accompanying balance sheets of US Temp Services, Inc. (the “Company”) as of December 31, 2005 and 2004 and the related statements of operations, cash flows and stockholders’ deficit for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of US Temp Services, Inc. as of December 31, 2005 and 2004 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Miller, Ellin & Company, LLP
CERTIFIED PUBLIC ACCOUNTANTS

New York, New York
July 2, 2007

US TEMP SERVICES, INC.

BALANCE SHEETS

	December 31,
	2005	2004
ASSETS
Current assets
Cash	$167,711	36,630
Accounts receivable – less allowance for doubtful accounts of $200,000 and $50,000, respectively	248,372	156,801
Due from financial institution	351,759	410,978
Unbilled receivables	360,325	300,888
Prepaid expenses	142,129	118,553
Due from related party	10,773	14,179
Total current assets	1,281,069	1,038,029

Property and equipment, net	17,780	19,183
Other assets	11,370	9,599
Intangible assets, net	97,242	121,326
Goodwill	209,352	209,352

Total assets	$1,616,813	$1,397,489

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued liabilities	$1,100,221	$554,974
Accrued wages and related obligations	128,187	223,209
Current portion of long-term debt	726,225	730,612
Total current liabilities	1,954,633	1,508,795

Long term debt, net of current portion	277,564	257,712
Total liabilities	2,232,197	1,766,507

Commitments

Stockholders’ deficit
Common stock, no par value, 25,000 shares authorized; 4,000 and 12,000 issued and outstanding as of December 31, 2005 and 2004, respectively	4,200	3,400
Accumulated deficit	(619,584)	(372,418)
Total stockholders’ deficit	(615,384)	(369,018)

Total liabilities and stockholders’ deficit	$1,616,813	$1,397,489

The accompanying notes are an integral part of these financial statements.

US TEMP SERVICES, INC.

STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2005	2004

Revenue	$22,181,088	$19,104,310

Direct cost of services	19,756,798	17,245,373

Gross profit	2,424,290	1,858,937

Selling, general and administrative expenses	2,310,897	1,640,272
Depreciation and amortization	28,099	27,207

Income from operations	85,294	191,458

Interest expense	332,460	397,627

Net loss	$(247,166)	$(206,169)

The accompanying notes are an integral part of these financial statements.

US TEMP SERVICES, INC.

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2005	2004

Cash flows from operating activities:
Net loss	$(247,166)	$(206,169)
Adjustments to reconcile net loss to cash (used in) provided by operating activities:
Depreciation and amortization	28,099	27,206
Bad debts expense	155,563	50,000
Common stock issues for services	800
Changes in operating assets and liabilities:
Trade accounts receivable	(306,571)	(348,277)
Due from financial institution	59,219	50,773
Prepaid expenses	(23,576)	(105,832)
Due from related party	3,406	(58,051)
Other assets	(1,771)	58,728
Accounts payable and accrued liabilities	514,960	(4,333)

Net cash (used in) provided by operating activities	182,963	(535,955)

Cash flows from investing activities:
Purchase of property and equipment	(2,612)	(7,731)

Net cash used in investing activities	(2,612)	(7,731)

Cash flows from financing activities:
Proceeds from issuance of long-term debt		575,000
Principal payments on long-term debt	(49,270)	(144,541)

Net cash (used in) provided by financing activities	(49,270)	430,459

Change in cash	131,081	(113,227)

Cash at beginning of year	36,630	149,857
Cash at end of year	$167,711	$36,630

Supplemental cash flow information:
Cash paid for interest	$273,725	$332,409

The accompanying notes are an integral part of these financial statements.

US TEMP SERVICES, INC.

STATEMENT OF STOCKHOLDERS’ DEFICIT

	Common Stock		Accumulated
	Shares	Amount	Deficit	Total

Balance at December 31, 2003	4,000	$3,400	$(166,249)	$(162,849)

Net loss			(206,169)	(206,169)

Balance at December 31, 2004	4,000	3,400	(372,418)	(369,018)

Net loss			(247,166)	(247,166)

Shares issued for services	8,000	800		800

Balance at December 31, 2005	12,000	$4,200	$(619,584)	$(615,384)

The accompanying notes are an integral part of these financial statements.

US TEMP SERVICES, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Basis of Presentation
US Temp Services, Inc. (the “Company”) began operations in November 2002 and subsequently sold all of its operating assets in March 2006 (see Subsequent Events below).  The Company provided temporary commercial staffing in areas such as light industrial and clerical services in the United States through the operation of four offices.

Revenue Recognition
Revenues are recognized when services are rendered.

Cash

The Company considers cash on hand, deposits in banks, and short-term investments purchased with an original maturity date of three months or less to be cash and cash equivalents.

Accounts Receivable

The Company maintains an allowance for doubtful accounts for estimated losses resulting from its clients failing to make required payments for services rendered. Management estimates this allowance based upon knowledge of the financial condition of its clients, review of historical receivable and reserve trends and other pertinent information. If the financial condition of the Company’s clients deteriorates or there is an unfavorable trend in aggregate receivable collections, additional allowances may be required.

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the following estimated useful lives:

Furniture and fixtures	7 years
Office Equipment	7 years
Computer Equipment	5 years

Assessments of whether there has been a permanent impairment in the value of property and equipment are periodically performed by considering factors such as expected future operating income, trends and prospects, as well as the effects of demand, competition and other economic factors. Management believes no permanent impairment has occurred.

US TEMP SERVICES, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Intangible Assets

In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill and other intangible assets with indefinite lives are not subjected to amortization and were tested for impairment as of May 31, 2007. No impairment was indicated.  Other intangible assets with finite lives are subject to amortization, and impairment reviews were performed in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

Income Taxes

Income taxes are accounted for in accordance with SFAS 109, “Accounting for Income Taxes”.  Under SFAS 109, deferred income taxes are recognized for the estimated tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory rates applicable to the periods in which the differences are expected to affect taxable income. If necessary, valuation allowances are established to reduce deferred tax assets to the amount expected to be realized when, in management’s opinion, it is more likely than not that some portion of the deferred tax assets will not be realized. The estimated provision for income taxes represents current taxes that would be payable net of the change during the period in deferred tax assets and liabilities.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although management believes these estimates and assumptions are adequate, actual results could differ from the estimates and assumptions used.

NOTE 2 - INTANGIBLE ASSETS

The following table presents detail of the Company’s identifiable intangible assets, their estimated lives, and related accumulated amortization and goodwill at December 31, 2005 and 2004:

	December 31, 2005			December 31, 2004
		Accumulated			Accumulated
	Gross	Amortization	Net	Gross	Amortization	Net
Customer lists and relationships (7 years)	$168,585	$(71,343)	$97,242	$168,585	$(47,259)	$121,326

Goodwill (indefinite life)	$209,352		$209,352	$209,352		$209,352

The Company recorded amortization expense of $24,084 in each of the years ended December 31, 2005 and 2004.  Estimated intangible asset amortization expense (based on existing intangible assets) for the years ending December 31, 2006, 2007, 2008, 2009 and 2010 is $24,084, $24,084, $24,084, $24,084 and $909, respectively.

NOTE 3 - DUE FROM RELATED PARTY

Due from related party represents outstanding amounts advanced to US Technical Services, Inc., a company owned by one of the major shareholders of the Company.  The amounts are payable upon demand and are not subject to interest.

NOTE 4 - PROPERTY AND EQUIPMENT

As of December 31, 2005 and 2004 property and equipment consisted of the following:

	2005	2004
Furniture and fixtures	$6,182	$6,182
Office Equipment	43,179	40,567
Computer Equipment	1,077	1,077
	50,438	47,826
Less accumulated depreciation and amortization	32,658	28,643
	$17,780	$19,183

NOTE 5 - LONG-TERM DEBT

At December 31, 2005 and 2004 long-term debt consisted of the following:

	2005	2004
10% unsecured, convertible, demand revolving credit facility (i)	$650,921	$634,112
4% unsecured note, due through 2010 (ii)	259,865	250,559
6% unsecured note, due through 2006 (iii)	6,298	9,480
6% unsecured note, due through 2008 (iv)	84,214	91,827
Other	2,491	2,346
Total	1,003,789	988,324
Less current maturities	726,225	730,612
Noncurrent portion	$277,564	$257,712

(i)           Unsecured revolving credit agreement providing for advances up to a maximum of $700,000.  The agreement provides for annual interest of 10%, with principal payments due within 60 days after the end of each calendar quarter in an amount equal to the excess of the Company’s gross profits over $450,000.  The agreement originally expired on the earlier of June 30, 2005 or the death of the holder, but was amended on June 30, 2005 to be due upon five days written demand.  Up to $185,000 of the outstanding balance is convertible at the option of the holder for up to 20% of the outstanding common stock of the Company.

(ii)           Unsecured note in the original amount of $336,000, bearing 4% annual interest, and payable in equal monthly installments of $3,500 through November 1, 2010.

(iii)           Unsecured note in the original amount of $20,000, bearing 6% annual interest, and payable in equal monthly installments of $608 through June 9, 2006.

(iv)           Unsecured note in the amount of $105,000, bearing 6% annual interest, and payable in equal monthly installments of $2,030 through October 1, 2008.

The aggregate long-term debt maturing during the next five years is as follows:  2006 - $726,225; 2007 - $48,930; 2008 - $47,979; 2009 - $30,315 and 2010 - $150,340.

NOTE 6 - CONCENTRATIONS OF CREDIT RISK

The Company maintains cash accounts with high credit quality financial institutions. At times, such accounts are in excess of federally insured limits. To date, the Company has not experienced any losses in such accounts.

Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of trade receivables. However, concentrations of credit risk are limited due to the large number of customers comprising the Company’s customer base and their dispersion across different business and geographic areas.  The Company monitors its exposure to credit losses and maintains an allowance for anticipated losses. To reduce credit risk, the Company performs credit checks on certain customers. No single customer accounted for more than 10% of revenue for the years ended December 31, 2005 and 2004.

NOTE 7 - STOCKHOLDERS’ EQUITY

In May 2005 the Company issued 8,000 shares of common stock in consideration of past serviced rendered.  The services and corresponding common stock issued were valued at $800 and were charged to Selling, general and administrative expenses in the accompanying Statement of Operations during 2005.

NOTE 8 - SALES OF RECEIVABLES

The Company has an agreement in place with a financial institution to sell its trade receivables on a limited recourse basis.  Under the terms of the agreement the maximum amount of trade receivables that can be sold is $2,400,000, for which the purchaser advances 85% of the assigned receivables’ value upon sale, and 15% upon final collection.  As collections reduce previously sold receivables, the Company may replenish these with new receivables.  At December 31, 2005 and 2004, trade receivables of $351,759 and $410,978 had been sold and remain outstanding.  Sales of receivables for the years 2005 and 2004 amounted to $22,181,088 and $19,104,310.  Net discounts per the agreement are represented by an interest charge at an annual rate of prime plus 2.9% , applied against average outstanding uncollected receivables sold, and a monthly fee of $3,200.  In addition, the Company is required to comply with certain covenants, which if not complied with result in an increase in the interest charge to prime plus 5.9%.  Net discounts are included in interest expense in the accompanying Statements of Operations and amounted to $41,600 and $176,563 for the years 2005 and 2004, respectively.  The risk the Company bears from bad debt losses on trade receivables sold is retained by the Company, and receivables sold do not include $248,372 and $156,801 of receivables sold, but charged back by the financial institution because they were over 90 days past due, as of December 31, 2005 and 2004, respectively.  The Company addresses its risk of loss on trade receivables in its allowance for doubtful accounts, which totaled $200,000 and $50,000, respectively as of December 31, 2005 and 2004.

NOTE 9 - PROVISION FOR INCOME TAXES

Due to the losses incurred during the years ended December 31, 2005 and 2004, the Company’s cumulative taxable losses, and the inability to carryback these losses, the Company has not recorded a current tax benefit for the net operating losses.

A reconciliation between the statutory federal income tax rate and the Company’s effective tax is as follows:

	Year Ended
	2005	2004
Statutory federal income tax benefit	$(86,508)	$(72,159)
State taxes, net of federal benefit	(12,358)	(10,308)
Valuation allowance	98,866	82,468

	$-	$-

As of December 31, 2005 and 2004 the Company had total deferred tax assets, consisting entirely of federal and state tax net operating losses, of approximately $248,000 and $149,000, respectively, reserved against entirely by valuation allowances of the same amounts, since the Company believes it is more likely than not that these deferred tax assets will not be realized.  Additionally, under provisions of the Internal Revenue Code, certain substantial changes in the Company’s ownership over a three-year period may significantly limit the amount of the net operating loss carryforwards which can be utilized each year in future periods to offset taxable income.

NOTE 10 - COMMITMENTS

Lease Commitments

At December 31, 2005, the Company had operating leases, primarily for office premises, expiring at various dates through March 2008.  At December 31, 2005 the Company had no capital leases.  Future minimum rental commitments under operating leases are as follows:

Years Ending December 31:	Operating Leases

2006	$69,303
2007	32,814
2008	18,223
$120,340

NOTE 11 - SUBSEQUENT EVENTS

On March 31, 2006, the Company completed the sale of all of its operations to AccountAbilities, Inc. in exchange for $1,005,000 consisting of $75,000 in cash and $930,000 in notes payable in satisfaction of all current notes payable of the Company.

US TEMP SERVICES, INC.

STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended
	March 31,
	2006	2005

Revenue	$5,057,295	$2,110,753

Direct cost of services	4,453,367	1,877,650

Gross profit	603,928	233,103

Selling, general and administrative expenses	735,501	202,128
Depreciation and amortization	7,058	6,334

Income (loss) from operations	(138,631)	24,641

Interest expense	91,264	27,211

Net loss	$(229,895)	$(2,570)

The accompanying notes are an integral part of these financial statements.

US TEMP SERVICES, INC.

STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Three Months Ended
	March 31,
	2006	2005

Cash flows from operating activities:
Net loss	$(229,895)	$(2,570)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	7,060	6,960
Bad debts expense	188,512	15,000
Changes in operating assets and liabilities:
Trade accounts receivable	(14,386)	(184,463)
Due from financial institution	63,337	88,354
Prepaid expenses	5,105	(10,373)
Due from related party	-	8,186
Other assets	-	(1,771)
Accounts payable and accrued liabilities	11,108	166,907

Net cash provided by operating activities	30,841	86,230

Cash flows from financing activities:
Principal payments on long-term debt	(6,480)	(7,227)

Net cash used in financing activities	(6,480)	(7,227)

Change in cash	24,361	79,003

Cash at beginning of period	167,711	36,630
Cash at end of period	$192,072	$115,633

Supplemental cash flow information:
Cash paid for interest	$70,536	$13,511

The accompanying notes are an integral part of these financial statements.

US TEMP SERVICES, INC.

STATEMENT OF STOCKHOLDERS’ DEFICIT
(Unaudited)

	Common Stock		Accumulated
	Shares	Amount	Deficit	Total

Balance at December 31, 2005	12,000	$4,200	$(619,584)	$(615,384)

Net loss			(229,895)	(229,895)

Balance at March 31, 2006	12,000	$4,200	$(849,479)	$(845,279)

The accompanying notes are an integral part of these financial statements.

US TEMP SERVICES, INC.

NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Basis of Presentation

US Temp Services, Inc. (the “Company”) began operations in November 2002.  On March 31, 2006, the Company completed the sale of all of its operations to AccountAbilities, Inc. in exchange for $1,005,000 consisting of $75,000 in cash and $930,000 in notes payable in satisfaction of all current notes payable of the Company.  The Company provided temporary commercial staffing in areas such as light industrial and clerical services in the United States through the operation of four offices.

Interim Financial Information

The financial information for the three months ended March 31, 2006 and 2005 is unaudited but includes all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation of the operating results and cash flows for those periods.

The results of operations for the interim periods presented are not necessarily indicative of the results of operations to be expected for the fiscal year. These condensed interim financial statements should be read in conjunction with the audited financial statements and notes thereto for the years ended December 31, 2005 and 2004.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although management believes these estimates and assumptions are adequate, actual results could differ from the estimates and assumptions used.